     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  E-LOAN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             6162                            77-0460084
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                          5875 ARNOLD ROAD, SUITE 100
                                DUBLIN, CA 94568
                                 (925) 241-2400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                     CHRIS LARSEN, CHIEF EXECUTIVE OFFICER
                          JANINA PAWLOWSKI, PRESIDENT
                                  E-LOAN, INC.
                          5875 ARNOLD ROAD, SUITE 100
                                DUBLIN, CA 94568
                                 (925) 241-2400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

               MARIO M. ROSATI, ESQ.                            DONALD M. KELLER, JR., ESQ.
               ISSAC J. VAUGHN, ESQ.                               JON E. GAVENMAN, ESQ.
      WILSON SONSINI GOODRICH & ROSATI, P.C.                         VENTURE LAW GROUP
                650 PAGE MILL ROAD                              A PROFESSIONAL CORPORATION
                PALO ALTO, CA 94304                                 2800 SAND HILL ROAD
                  (650) 493-9300                                   MENLO PARK, CA 94025
                                                                      (650) 854-4488

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS                                             PROPOSED MAXIMUM               AMOUNT OF
OF SECURITIES TO                                               AGGREGATE OFFERING            REGISTRATION
BE REGISTERED                                                       PRICE(1)                      FEE
----------------------------------------------------------------------------------------------------------------
Common stock, $0.001 par value............................         $55,200,000                $15,346.00
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  Subject to Completion. Dated March 24, 1999.

                                               Shares
[E-LOAN LOGO]                     E-LOAN, INC.
                                  Common Stock
                             ----------------------

     This is an initial public offering of shares of common stock of E-LOAN. All
of the           shares of common stock are being sold by E-LOAN, Inc.

     Prior to the offering, there has been no market for the common stock. It is currently estimated that the initial public offering price per share will be
between $       and $       per share. E-LOAN has applied for quotation of the
common stock on the Nasdaq National Market under the symbol "EELN".

     See "Risk Factors" beginning on page 5 to read about certain factors you should consider before buying shares of the common stock.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                                Per
                                                               Share      Total
                                                              --------   --------
Initial public offering price...............................  $          $
Underwriting discount.......................................  $          $
Proceeds, before expenses, to E-LOAN........................  $          $

     The underwriters may, under certain circumstances, purchase up to an
additional                shares from E-LOAN at the initial public offering
price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on             , 1999.

                             ----------------------

GOLDMAN, SACHS & CO.                                DONALDSON, LUFKIN & JENRETTE
                               HAMBRECHT & QUIST

                             ----------------------

E*TRADE GROUP, INC.                                               DLJDIRECT INC.
                     Facilitators of Internet distribution
                             ----------------------

                  Prospectus dated                     , 1999.

                              [INSIDE FRONT COVER]

                            ------------------------

      E-LOAN(R) is a registered trademark of E-LOAN. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     This summary may not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding E-LOAN and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  E-LOAN, INC.

     E-LOAN is a leading online provider of mortgages, offering consumers the ability to obtain the most suitable mortgages from a wide array of lenders at substantial savings. E-LOAN's easy-to-use website enables borrowers to search through over 50,000 products provided by more than 70 lending sources to find the most competitively priced loans that match the borrowers' criteria. Borrowers can analyze and compare loans online as well as receive unbiased loan recommendations based on their personal criteria and financial characteristics. E-LOAN offers transaction cost savings of over 50% compared to obtaining a mortgage through traditional mortgage brokers or single source lenders. E-LOAN provides complete transaction fulfillment and a high level of service through customer service representatives assigned to each borrower and the proprietary E-Track loan monitoring service. E-LOAN is the exclusive mortgage provider for co-branded loan centers that E-LOAN has established with leading websites including Yahoo!, E*Trade, DLJdirect,Telebank, CBS MarketWatch and Motley Fool. In 1998, E-LOAN was the leader in the online mortgage market with approximately $1 billion in closed loans originated.

                         THE E-LOAN MARKET OPPORTUNITY

     E-LOAN believes that the traditional mortgage origination process is highly inefficient, which is the result of a fragmented, broker-dominated industry, paper-intensive processes and a baffling array of mortgage products. This inefficient process has made obtaining a mortgage a time-consuming, expensive, inconvenient and unpleasant experience for many consumers. E-LOAN believes an Internet-based distribution model reduces or eliminates many of these shortcomings and provides a significant opportunity for an open, centralized and easy-to-use service with a compelling consumer value proposition. Forrester Research projects the market for online mortgage originations will grow from $18.7 billion in 1999 to over $91.2 billion in 2003, representing an increase in online penetration of the existing market from 1.5% in 1999 to 9.6% in 2003.

                              THE E-LOAN SOLUTION

     E-LOAN's website enables consumers to efficiently search, analyze and compare mortgage products offered by multiple lenders and apply for, qualify for and obtain the mortgage product that is most compatible with their individual financial characteristics and borrowing requirements. Key advantages of the E-LOAN solution include:

     - LARGE SELECTION OF MORTGAGE PRODUCTS. E-LOAN offers mortgages from more than 70 lending sources and searches through over 50,000 products in response to each customer inquiry.

     - SIGNIFICANT CUSTOMER SAVINGS. E-LOAN offers transaction cost savings of over 50% compared to obtaining a mortgage through traditional mortgage brokers or single source lenders.

     - UNBIASED LOAN RECOMMENDATIONS. E-LOAN offers unbiased recommendations based on comparative analytical tools that use only borrower-provided information and criteria to identify the most suitable loan product.

     - EASY-TO-USE SERVICE WITH VALUE-ADDED FEATURES. E-LOAN's website enables borrowers to easily and efficiently search, analyze and compare mortgages in complete privacy, on their own time and free from the sales pressure typically experienced offline.

     - HIGH LEVEL OF CUSTOMER SERVICE. E-LOAN is committed to delivering a high level of customer service designed to make the mortgage origination process easier to understand, more responsive and more open to the consumer. E-LOAN offers its services through customer service representatives assigned to each borrower and the proprietary E-Track loan monitoring service.

     - ONGOING MORTGAGE MONITORING. E-LOAN enables customers to optimize refinancing decisions by continuously comparing their existing loan to new products as they become available and alerting them to opportunities to save money over the life of their loan.

                              THE E-LOAN STRATEGY

     E-LOAN's strategy is to be the leading Internet-based provider of mortgages and debt management services for consumers. Key elements of the strategy include:

     - GROW CORE CONSUMER MORTGAGE BUSINESS. E-LOAN intends to become the leading originator of single family mortgage loans by delivering significant cost savings, unparalleled product choice and unbiased advice and assistance to its customers.

     - EXPAND MULTI-SOURCE LENDING CAPABILITIES. E-LOAN intends to continue to broaden the number and variety of its mortgage products and lending sources.

     - USE TECHNOLOGY TO BRING BORROWERS AND CAPITAL MARKETS CLOSER
       TOGETHER. E-LOAN intends to continue to streamline and automate mortgage origination and underwriting processes in order to enable borrowers to more directly benefit from the cost, speed and convenience of highly efficient secondary mortgage markets.

     - ENHANCE BRAND AWARENESS AND CUSTOMER LOYALTY. E-LOAN intends to become the first national multi-source lender with a widely recognized consumer brand name.

     - HELP CUSTOMERS BETTER MONITOR AND MANAGE THEIR DEBT. E-LOAN intends to transform what has traditionally been a single origination transaction into a long-term, mutually beneficial relationship by assisting customers in monitoring and managing their mortgages.

                             CORPORATE INFORMATION

     We were incorporated in California in August 1996 and we reincorporated in Delaware in March 1999. References in this prospectus to "E-LOAN", "we", "our", and "us" refer to E-LOAN, Inc., a Delaware corporation, and its predecessor, E-LOAN, Inc., a California corporation. Our principal executive offices are located at 5875 Arnold Road, Suite 100, Dublin, California 94568 and our phone number is (925) 241-2400. Our Internet address is www.eloan.com. The information on our website is not part of this prospectus.

     E-LOAN and the E-LOAN logo are registered trademarks of E-LOAN. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  THE OFFERING

     Information in this prospectus assumes that the Underwriters do not exercise the option granted by E-LOAN to purchase additional shares in this offering, and unless otherwise noted, this prospectus assumes the conversion of all outstanding shares of preferred stock into common stock. See "Underwriting".

Common stock offered by E-LOAN..........  shares
Common stock to be outstanding after
  this offering.........................  shares
Use of proceeds.........................  Working capital and general corporate purposes, including capital expenditures. See "Use of
                                          Proceeds".
Proposed Nasdaq National Market
  symbol................................  "EELN"

These share numbers are based on shares outstanding as of December 31, 1998. The share numbers include 200,000 shares issued upon exercise of a warrant to purchase Series C preferred stock and exclude:

     - 1,181,998 shares of common stock issuable upon exercise of options outstanding under E-LOAN's 1997 Stock Option Plan with a weighted average exercise price of $1.56 per share;

     - 15,000 shares of common stock issuable upon conversion of 15,000 shares of Series C preferred stock issuable upon exercise of a warrant to purchase Series C preferred stock at an exercise price of $2.00 per share; and

     - 318,002 shares of common stock available for issuance under E-LOAN's 1997 Stock Option Plan as of December 31, 1998 (excluding future annual automatic increases to the number of shares reserved under the plan).

Subsequent to December 31, 1998, E-LOAN granted additional options to purchase 833,760 shares of common stock with a weighted average exercise price of $6.00 per share.

                             SUMMARY FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    YEAR ENDED
                                   DECEMBER 31,                   THREE MONTHS ENDED (UNAUDITED)
                              -----------------------   --------------------------------------------------
                                                         MAR. 31,     JUNE 30,    SEPT. 30,     DEC. 31,
                                 1997         1998         1998         1998         1998         1998
                              ----------   ----------   ----------   ----------   ----------   -----------
Revenues....................  $    1,043   $    6,832   $      527   $    1,233   $    2,051   $     3,021
Operating expenses:
  Operations................       1,319        7,626          779        1,077        2,127         3,643
  Sales and marketing.......         470        5,642          513          874        2,174         2,081
  Technology................         102        1,248          163          371          284           430
  General and
    administrative..........         524        2,410          379          436          711           884
  Amortization of unearned
    compensation............          --        1,251           44          211          296           700
                              ----------   ----------   ----------   ----------   ----------   -----------
    Total operating
      expenses..............       2,415       18,177        1,878        2,969        5,592         7,738
                              ----------   ----------   ----------   ----------   ----------   -----------
Operating loss..............      (1,372)     (11,345)      (1,351)      (1,736)      (3,541)       (4,717)
                              ----------   ----------   ----------   ----------   ----------   -----------
Other income, net...........          (2)         173           20           29           26            98
Net loss....................  $   (1,374)  $  (11,172)  $   (1,331)  $   (1,707)  $   (3,515)  $    (4,619)
                              ==========   ==========   ==========   ==========   ==========   ===========
Net loss per share(1):
  Basic and diluted.........  $    (0.35)  $    (2.95)  $    (0.34)  $    (0.43)  $    (0.91)  $     (1.23)
                              ==========   ==========   ==========   ==========   ==========   ===========
Weighted average number of
  shares outstanding --
  basic and diluted.........   4,087,344    4,133,428    4,107,753    4,122,624    4,140,600     4,161,866
                              ==========   ==========   ==========   ==========   ==========   ===========
Pro forma net loss per
  share(2)..................               $    (1.26)  $    (0.18)  $    (0.22)  $    (0.37)  $     (0.43)
Pro forma weighted average
  number of shares
  outstanding(2)............                8,894,392    7,556,554    7,571,425    9,478,497    10,807,169

OPERATING DATA(3):
Closed loan volume
  (dollars).................                  892,780      125,598      215,097      218,325       333,758
Closed loan volume (loans)..                    4,186          552          997        1,003         1,634

                                                                       DECEMBER 31, 1998
                                                           -----------------------------------------
                                                                                        PRO FORMA
                                                           ACTUAL     PRO FORMA(4)    AS ADJUSTED(5)
                                                           -------    ------------    --------------
BALANCE SHEET DATA:
Mortgage loans held-for-sale (pledged).................    $42,154      $ 42,154         $
Cash and cash equivalents..............................      9,141         9,641
Total assets...........................................     55,523        56,023
Warehouse lines payable................................     41,046        41,046
Mandatorily redeemable preferred stock.................     21,393            --
Long term obligations..................................      1,290         1,290
Total stockholders' equity (deficit)...................    (11,184)       10,709

---------------
(1) Net loss per share includes the accretion for the Series C and Series D mandatorily redeemable convertible preferred stock.

(2) Pro forma net loss per share has been computed by dividing net loss by the pro forma weighted average number of shares outstanding. The pro forma weighted average number of shares outstanding includes the pro forma effects of the automatic conversion on a weighted average basis of E-LOAN's preferred stock and Series D warrants as if such conversion occurred on January 1, 1998 or at date of issuance, if later.

(3) Excludes closed loan referral volume which totaled an estimated $75.0 million on 500 loans for the year ended December 31, 1998.

(4) Pro forma after giving effect to the conversion of all outstanding shares of convertible preferred stock and the Series D warrants into 6,645,303 shares of common stock upon the closing of this offering.

(5) As adjusted to give effect to the sale of          shares of common stock in
    this offering at the initial public offering price of $      per share, less
    underwriting discounts and commissions and estimated offering expenses payable by E-LOAN.

                                  RISK FACTORS

     You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     If any of the following risks actually occur, our business, financial condition or results of operations could be adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

WE HAVE A LIMITED OPERATING HISTORY, HAVE ONLY OPERATED DURING PERIODS OF GROWTH IN THE HOME MORTGAGE MARKET AND CONSEQUENTLY FACE SIGNIFICANT RISKS AND UNCERTAINTIES

     We were incorporated in August 1996 and initiated our online mortgage operations in June 1997. We have a limited operating history and all of our operations have occurred during a period in which the home mortgage market has experienced rapid growth. Since we began our online mortgage operations, we have never operated during a downturn in the mortgage business and we cannot assure you that we will be able to operate successfully during such times. We have generated limited revenues and have never operated profitably. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. These risks are especially pronounced in the mortgage industry where we will face major challenges from other online multi-lender origination companies such as QuickenMortgage (Intuit Inc.) and HomeAdvisor (Microsoft Corp.) and single source lenders such as Countrywide HomeLoans, Inc. and Norwest Mortgage, Inc.

     As a result of our limited operating history and our recent growth, it will be necessary to implement new and expanded operational, financial and administrative systems and control procedures to enable us to expand, train and manage our employees and coordinate the efforts of our underwriting, accounting, finance, marketing, and operations departments. For example, we intend to implement both a new financial reporting system and a loan production system by the end of 1999. Historically, our efforts were focused primarily on developing and scaling our online mortgage operations and less on implementing internal accounting controls, financial and operational reporting systems and expanding the size and capabilities of our financial staff. Our auditors noted at December 31, 1998 that as a result of these shortcomings we had significant difficulties summarizing and preparing accurate financial information on a timely basis. If these difficulties persist, we may be unable to produce accurate and timely financial statements, which could limit our ability to conduct loan origination and sale operations and adversely affect the liquidity and price of our common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

     We have a limited history of addressing other material risks in our business. These risks include our potential inability to:

     - mitigate the risks of interest rate fluctuations, fluctuations in the value of residential mortgage loans in the secondary market and home buying cyclicality;

     - offer competitive loan products;

     - increase the number of purchase loans, as opposed to refinance loans, sold to customers;

     - attract a larger number of customers to our website;

     - increase the number of closed loans;

     - continue to develop and upgrade our technology and website;

     - strengthen customer loyalty and satisfaction;

     - continue to diversify our customer base geographically;

     - maintain and develop warehouse lending relationships;

     - expand our capability of selling loans into the secondary market;

     - add additional strategic partners to increase traffic to our website;

     - increase E-LOAN brand awareness;

     - address consumer privacy concerns;

     - increase the scale and efficiency of our operations;

     - respond effectively to competitive pressures, both online and offline;

     - satisfy legal and regulatory requirements; and

     - attract, retain and motivate qualified personnel.

     We also depend on the growing use of the Internet for commerce and on the continuation of favorable general economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY

     We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $11.2 million for the year ended December 31, 1998. As of December 31, 1998, our accumulated deficit was $12.6 million. Given that we expect to continue to incur significant sales and marketing expenses, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we may not achieve sufficient revenues for profitability. Even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND SEASONALITY BECAUSE OF MANY FACTORS, ANY OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

     We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are not in our control. These factors include:

     - interest rate fluctuations;

     - seasonality or other economic factors impacting the overall demand for mortgage credit;

     - the volume of mortgage loan originations;

     - our ability to offer competitive rates;

     - changes in market rates for origination and processing fees;

     - the mix of refinanced mortgages versus purchase money mortgages;

     - new sites, services or products introduced by us or our competitors;

     - the level of Internet usage for financial services;

     - our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     - the size and timing of loan sales; and

     - economic conditions specific to the Internet as well as general economic conditions.

     We anticipate that as the online mortgage origination industry matures, our business will be increasingly susceptible to the same seasonal and cyclical factors that affect the mortgage industry as a whole.

     The volume of loans that we originate and sell in any given period is difficult to predict because the market for online mortgage lending is at an early stage of development. A reduction in the volume of loan originations and sales would reduce our revenues, which would adversely affect our quarterly financial performance.

     We believe that a significant portion of our future revenues will be derived from our mortgage origination and sale operations, which generate revenues from origination and processing fees as well as gains on the sale of loans. Because we identify for prospective borrowers the most suitable products available on our website, regardless of whether such products are funded internally or through other lenders, it is difficult to predict the percentage of our total revenue that will be derived from our loan origination and sale operations versus our mortgage brokerage operations. We may not succeed in increasing our loan origination and sale revenues as a percentage of our total revenues.

     We plan to significantly increase our sales and marketing expenses to increase E-LOAN brand awareness and the number of loan applications that we receive. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses do not lead to increased revenues, then our operating results would be adversely affected.

     Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our quarterly operating results.

INTEREST RATE FLUCTUATIONS COULD ADVERSELY AFFECT OUR BUSINESS

     A high percentage of our customers use our services to refinance existing mortgages and are motivated to do so primarily when interest rates fall below the rates of their existing mortgages. In the event interest rates significantly increase, consumers' incentive to refinance will be greatly reduced and the number of loans that we originate could significantly decline. Our failure to successfully reduce this dependence on refinancings and increase the volume of our business derived from home purchases could have an adverse affect on our business.

     Our ability to engage in profitable secondary sales of loans may also be adversely affected by increases in interest rates. We typically establish the interest rates on the mortgage loans that we originate at the same time we obtain best-efforts commitments from the anticipated purchasers of such loans. The mortgage loan purchase commitments we obtain are contingent upon our delivery of the relevant loans to the purchasers within specified periods. To the extent that we are unable to deliver the loans that are subject to these best-efforts commitments within the specified periods and interest rates increase, we may experience no gain or even a loss on the sale of these loans. In addition, any increase in interest rates will increase the cost of maintaining our warehouse and repurchase lines of credit which we depend on to fund the loans we originate. We currently do not use derivative financial instruments to hedge these risks and are therefore exposed to losses caused by fluctuations in interest rates.

     In addition, a sharp decrease in interest rates over a short period may cause customers who have interest rates on mortgages committed through E-LOAN to either delay closing their loans or refinance with another lender. If this occurs in significant numbers, it may have an adverse effect on our business or quarterly results of operations. In addition, if the percentage of committed loans that convert into closed loans declines substantially, the purchasers of these loans may raise the rates they charge us or decide not to buy loans from us.

UNCERTAINTY WITH RESPECT TO THE TIME IT TAKES TO CLOSE LOANS CAN LEAD TO UNPREDICTABLE REVENUE AND PROFITABILITY

     The time between the date an application is received from a customer on our website and the date the loan closes has typically been lengthy and unpredictable. In past periods, the length of time it has taken us to close a loan has exceeded the period within which we are obligated to close and deliver the loan to the committed purchaser at the rate guaranteed. The loan application and approval process is often subject to delays over which we have little or no control, including the timing of the customer's decision to commit to an available interest rate, the timeliness of appraisals and the adequacy of the customer's own disclosure documentation. This uncertain timetable can have a direct impact on our revenue and profitability for any given period. Furthermore, we may expend substantial funds and management resources supporting the loan completion process and never generate revenue from closed loans. Therefore, our results of operations for a particular period may be adversely affected if the loans applied for during that period do not close in a timely manner or at all. Furthermore, if we are required to extend the closing of loans beyond the associated interest rate commitment periods, we may incur additional costs.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS, AND IF WE ARE UNABLE TO MANAGE THIS GROWTH, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Our ability to successfully offer financial products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We have experienced periods of significant growth, which have placed a significant strain on our resources and will continue to do so in the future. If we do not manage this growth effectively, it could adversely affect our business. We may not be successful in managing or expanding our operations or maintaining adequate management, financial and operating systems and controls. Our headcount has grown substantially. At December 31, 1997, we had a total of 40 employees and at December 31, 1998, we had a total of 224 employees.

     Several members of our senior management joined us within the last six months, including Frank Siskowski, Chief Financial Officer; Harold "Pete" Bonnikson, Senior Vice President of Operations; and Joseph Kennedy, Senior Vice President of Marketing and Business Development. These individuals have not previously worked together and they may not work together effectively.

IF ONLINE MORTGAGES OR OUR SERVICE OFFERINGS DO NOT ACHIEVE WIDESPREAD CONSUMER ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Our success will depend in large part on widespread consumer acceptance of purchasing mortgages online. The development of an online market for mortgage loans has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. Therefore, there is significant uncertainty with respect to the viability and growth potential of this market. Our future growth, if any, will depend on the following critical factors:

     - the growth of the Internet as a commerce medium generally, and as a market for consumer financial products and services specifically;

     - our ability to successfully and cost-effectively market our services to a sufficiently large number of customers; and

     - our ability to overcome a perception among many real estate market participants that obtaining mortgages online is risky for consumers.

     There can be no assurance that the market for our services will develop, that our services will be adopted or that consumers will significantly increase their use of the Internet for obtaining mortgage loans. If the online market for mortgage loans fails to develop, or develops more slowly

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

than expected, or if our services do not achieve widespread market acceptance, our business, results of operations and financial condition would be adversely affected. In addition, in order to be successful in this emerging market, we must differentiate ourselves from our competition through our service offerings and brand name recognition. We may not succeed in differentiating ourselves from our competition or achieving widespread market acceptance of our services, and we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services. In addition, if we are unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner, or if these new services and enhancements do not achieve widespread market acceptance, our business, results of operations and financial condition would be adversely affected.

BECAUSE A HIGH CONCENTRATION OF OUR BUSINESS IS IN CALIFORNIA, WE ARE PARTICULARLY VULNERABLE TO ECONOMIC AND OTHER FACTORS AFFECTING CALIFORNIA

     Approximately 83% of the loans we have closed in the year ended December 31, 1998 were from borrowers located in California. No other state generated more than 10% of our closed loans during such periods. Because a high concentration of our business is in California, we are particularly vulnerable to economic factors affecting California. We are likely to originate a significant amount of our loans in California for the foreseeable future. There have been times in the past, most recently in 1991 - 1992, when the California economy has suffered a recession disproportionate with the rest of the country. Should such a recession happen again in California, our business would be adversely affected.

     In addition, California historically has been vulnerable to certain natural disasters, such as earthquakes and mudslides, which are not typically covered by standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay mortgage loans we originate and any sustained period of increased delinquencies or defaults could adversely affect the pricing of our future secondary loan sales and our overall ability to sell loans. The occurrence of such natural disasters in California could have an adverse effect on our business, results of operations and financial condition.

THE LOSS OF ONE OR MORE OF OUR SIGNIFICANT DISTRIBUTION PARTNERS WOULD ADVERSELY AFFECT OUR BUSINESS

     We rely on Internet distribution partners to direct a significant number of our prospective customers to our website. We maintain co-branded loan centers on the websites of a number of these partners. If we lose any of our significant distribution partners, we will likely fail to meet our growth objectives, both in terms of additional borrowers and increased brand awareness. We consider our distribution partnerships with Yahoo!, E*Trade and DLJdirect to be the most critical to our success. During the year ended December 1998, approximately 13% of our closed loans were derived from the Yahoo! co-branded website and during the first two months of 1999, approximately 2% and 1% of our closed loans were derived from the co-branded websites of E*Trade and DLJdirect, respectively. In the aggregate, approximately 17% of our closed loans were derived from the websites of our distribution partners in 1998. Our agreements with our distribution partners are typically short-term, from one to three years in length, and can be terminated for any reason upon 30 to 60 days prior written notice. We cannot assure you that any or all of these agreements will not be terminated or will be renewed or extended past their current expiration dates. If any of these agreements were to be terminated or were to lapse without extension, we could lose a considerable number of loan applications and our business would be adversely affected.

WE ARE SUBSTANTIALLY DEPENDENT ON OUR FUNDING PARTNERS AND THE TERMINATION OF ONE OR MORE OF THESE RELATIONSHIPS WOULD ADVERSELY AFFECT OUR BUSINESS

     We are dependent on GE Capital Mortgage Services, Inc. and Bank United to finance our internal loan funding activities through the warehouse credit facilities provided by each of these lenders. We are also dependent on Greenwich Capital Financial Products, Inc. to finance portions of our mortgage loan inventory pending ultimate sale to mortgage loan purchasers. If either of our warehouse credit facilities becomes unavailable or our relationship with Greenwich Capital is terminated, our business would be adversely affected. Under our agreements with each of these partners we make extensive representations and warranties. A material breach of these representations and warranties could result in the termination of our agreements and an obligation to repay all amounts outstanding at the time of termination.

     Our agreements with GE Capital and Bank United require us to comply with various operating and financial covenants. These covenants restrict our ability to:

     - sell any of our material assets or merge or consolidate with another company;

     - issue additional shares of common stock without their consent;

     - pay dividends on our outstanding shares of common stock; and

     - amend our Certificate of Incorporation or Bylaws.

     These covenants also require us to:

     - maintain a minimum tangible net worth;

     - limit the amount of debt we incur relative to our net worth; and

     - ensure that our current assets are equal to or greater than our current liabilities.

     Our agreements with Greenwich Capital and GE Capital contain various non-financial negative and affirmative covenants. A failure to satisfy these covenants could result in the termination of our agreements. In the past, we have had to obtain waivers from Greenwich Capital and GE Capital as a result of our failure to comply with certain of these covenants.

     Our agreement with Greenwich Capital expires in April 2000, our agreement with GE Capital expires in June 1999 and our agreement with Bank United expires in February 2000. Although we are currently negotiating an extension of our agreement with GE Capital, it can be terminated at any time on 120 days prior written notice. We are continually seeking to obtain additional warehouse lending resources, but we may not be successful in this regard.

A DELAY IN THE RECEIPT OF SERVICES FROM CERTAIN THIRD PARTIES WOULD ADVERSELY AFFECT OUR BUSINESS

     We rely on other companies to perform certain aspects of the loan underwriting process, including appraisals, credit reporting and title searches. Any interruptions or delays in the provision of these ancillary services may cause delays in the processing and closing of loans for our customers. The value of the service we offer and the ultimate success of our business are dependent on our ability to manage the timely provision of these ancillary services by the third parties with whom we have business relationships. If we are unsuccessful in managing the timely delivery of these ancillary services we will likely experience increased customer dissatisfaction and our business could be adversely affected.

     E-LOAN licenses its mortgage loan origination systems and proprietary marks to NetB@nk to enable NetB@nk to fund mortgage loans under the E-LOAN brand in ten of the 16 states where E-LOAN is not licensed as a mortgage banker. E-LOAN also has agreements with PHH Mortgage Services Corporation and Prism Mortgage Company relating to the fulfillment of all aspects of loan transaction processing following origination in the other six states in which E-LOAN is not licensed as a mortgage banker. Each of these agreements may be terminated by either party upon 30 days prior written notice. Given that we intend to increase our activities in the states where we rely on the funding and transaction processing services provided by our business partners, the termination of any or all of these agreements could have a material adverse effect on our business.

WE EXPECT TO BE DEPENDENT UPON AUTOMATED UNDERWRITING, AND THE LOSS OF OUR RELATIONSHIP WITH FANNIE MAE OR ANY OTHER SIGNIFICANT PROVIDER OF AUTOMATED UNDERWRITING WOULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS

     We expect to be dependent on automated underwriting and other services offered by government sponsored and other mortgage investors, such as Fannie Mae and Freddie Mac, to help ensure that our mortgage services can be offered efficiently and on a timely basis. Automated underwriting will permit us to streamline mortgage origination by moving underwriting to the initial stages of the loan process.

     We currently have an agreement with Fannie Mae that authorizes our use of their automated underwriting services and enables us to sell qualified first mortgages to Fannie Mae. We cannot assure you that we will remain in good standing with Fannie Mae or that Fannie Mae will not terminate our relationship. We expect to process a significant portion of our conforming loans using the Fannie Mae system until we are able to obtain automated underwriting services from other providers. Our agreement with Fannie Mae can be terminated by either party immediately upon the delivery of a written termination notice. The termination of our agreement with Fannie Mae would adversely impact our business by reducing our ability to streamline the mortgage origination process.

     Furthermore, we may not be able to successfully implement the automated underwriting services of Fannie Mae or other automated underwriting providers in a manner that will lead to substantial processing efficiencies.

WE MAY INCUR LOSSES ON LOANS IF WE BREACH REPRESENTATIONS OR WARRANTIES TO MORTGAGE LOAN PURCHASERS

     In connection with the sale and exchange of loans, we make customary representations and warranties to mortgage loan purchasers relating to, among other things, compliance with laws and origination practices. In the event we breach any of these representations and warranties, we may be required to repurchase or substitute certain mortgage loans and bear any subsequent losses on the repurchased loans. We may also be required to indemnify mortgage loan purchasers for certain losses and claims with respect to mortgage loans for which there was a breach of representations and warranties. In addition, certain of our agreements with mortgage loan purchasers prohibit our solicitation of borrowers with respect to the refinancing of loans we originate and sell. The mortgage loan purchasers under these agreements may construe our Mortgage Monitor service, which enables borrowers to compare their mortgages to other products on the market to identify favorable refinancing opportunities, as violating these non-solicitation provisions, in which case they may elect to terminate their agreements with us or may seek recovery from us for damages sustained by them. Furthermore, certain of our agreements with mortgage loan purchasers prohibit us from refinancing mortgage loans for certain time periods, even without our solicitation, unless we pay penalties to the mortgage loan purchasers or obtain their consent. These agreements also require us to return any premiums paid by a mortgage loan purchaser if the mortgage loans purchased are prepaid in full during periods of up to 12 months following the date the mortgage loan is purchased.

THE MORTGAGE LENDING INDUSTRY IS INTENSELY COMPETITIVE, AND IF WE FAIL TO SUCCESSFULLY COMPETE IN THIS INDUSTRY, OUR MARKET SHARE AND BUSINESS WILL BE ADVERSELY AFFECTED

     In each of the geographic markets in which we operate, we face competition from established mortgage providers, including commercial banks and thrifts. Competition can take place on various levels, including convenience in obtaining mortgage loans, service, marketing, pricing and brand awareness. There can be no assurance that we will be able to successfully compete with these mortgage providers on any or all of these levels.

     In addition, we face increasing direct competition from other companies offering mortgage loans or other home buying services over the Internet. Principal among these competitors are Microsoft HomeAdvisor, Intuit QuickenMortgage, HomeShark Inc., Keystroke Financial, Inc. and Mortgage.com. Traditional lenders, such as Countrywide, Norwest, Wells Fargo and BankAmerica, also offer access to their mortgage products over the Internet. Furthermore, competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these current and potential competitors enjoy substantial competitive advantages, including:

     - longer operating histories;

     - greater name recognition;

     - larger, established customer bases; and

     - substantially greater financial, marketing, technical and other resources.

     These competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, and third-party service providers. Accordingly, we may not be able to grow our customer base at historical levels, our competitors may experience greater growth than we do or our strategic partners may terminate their agreements with us. We may not be able to compete successfully against our current or future competitors and competitive pressures we face may have a material adverse effect on our business, results of operations and financial condition.

     To compete successfully, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance and expand our services, as well as our sales and marketing channels. Increased competition, particularly online competition, could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. We may not be able to compete successfully in our market environment and our failure to do so could have an adverse effect on our business, results of operations and financial condition.

IF WE FAIL TO COMPLY WITH THE NUMEROUS LAWS AND REGULATIONS THAT GOVERN OUR INDUSTRY, OUR BUSINESS COULD BE ADVERSELY AFFECTED

     The residential mortgage financing industry is highly regulated. Our business is subject to extensive and complex rules and regulations of, and licensing and examination by, various federal, state and local government authorities. These rules impose obligations and restrictions on our residential loan brokering and lending activities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees we may assess, require extensive disclosure to our customers, prohibit discrimination and impose on us multiple qualification and licensing obligations. We may not always have been and may not always be in compliance with these requirements. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, voiding of loan contracts or security interests, indemnification liability or the obligation to repurchase mortgage loans sold to mortgage loan purchasers, rescission of mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability.

     As a mortgage company doing business exclusively through the Internet, we face an additional level of regulatory risk given that the statutes and regulations governing mortgage transactions have not been substantially revised or updated to fully accommodate e-commerce. Most of the federal and state laws, rules and regulations governing mortgage loans contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures and other documents through electronic communications. Until such laws, rules and regulations are revised to clarify their applicability to transactions through e-commerce, any company offering mortgage loans through the Internet or other means of e-commerce will face uncertainty as to compliance. Our policies and procedures may not be deemed acceptable by any regulatory body examining our activities. Any adverse regulatory actions could seriously damage our business.

     In addition, revisions to the laws, rules and regulations applicable to e-commerce may not be adopted and, if adopted, may not be timely or adequate to eliminate such uncertainty.

     At the state level, we are subject to licensing and regulation in most of the states where we act as a mortgage broker or lender. In addition, any person who acquires 10% or more of our stock may be subject to certain state licensing regulations, which require the periodic filing of certain financial information and other personal and business information. If any person holding 10% or more of our stock refuses or fails to comply with such filing requirements, our existing licensing arrangements could be jeopardized. The loss of required licenses could have an adverse effect on our business, results of operations and financial condition.

     State laws limit the broker fees, interest rates, finance charges and other fees we may assess, including late charges, insufficient funds charges for returned checks and prepayment penalties, and may require payment of interest on escrow balances. State laws also require extensive disclosure to our customers concerning such matters as fees and charges, brokerage agreements, lock-in agreements and commitments, alternative mortgage transactions, such as adjustable rate loans, escrows for taxes and insurance, choosing settlement attorneys and insurance agents and private mortgage insurance, among others. These laws regulate both the content and timing of disclosures. In addition, many state laws regulate advertising claims in connection with the solicitation of mortgage loan applications. State and federal laws also prohibit unfair and deceptive trade practices in the mortgage finance business. We cannot assure you that we will always be in compliance with all of these laws and regulations. Non-compliance with applicable state laws or regulations could have an adverse effect on our business and may result in our being prohibited from continuing to broker and fund mortgage loans in one or more states.

     At the federal level, our mortgage brokering and funding activities are regulated under a variety of laws, including, but not limited to, the Truth in Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Real Estate Settlement Procedures Act and Regulation X, and the Home Mortgage Disclosure Act of 1975 and Regulation C. These statutes generally require detailed disclosure of information concerning mortgage loans, and they regulate the manner in which such loans are made, including advertising, disclosure of consumer information, servicing (and transfer of servicing) of mortgage loans, payments for settlement services and reporting of consumer data. These laws regulate both the content and timing of disclosures. Any non-compliance with applicable federal laws or regulations could have an adverse effect on our business and may result in our being prohibited from continuing to sell mortgage loans or subject us to fines or other penalties, including criminal sanctions.

     The laws, rules and regulations applicable to our business are subject to periodic modification. There are currently proposed various laws, rules and regulations which, if adopted, could impact our business by making compliance much more difficult or expensive, restricting our ability to originate, broker, purchase or sell loans, further limiting or restricting the amount of commissions, interest and other charges earned on loans we originate, broker, purchase or sell, or otherwise adversely affecting our business or prospects. These proposed laws, rules and regulations, or other such laws, rules or regulations, may not be adopted in the future.

ANY ACQUISITIONS THAT WE UNDERTAKE COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS, DILUTE STOCKHOLDER VALUE AND ADVERSELY AFFECT OUR OPERATING RESULTS

     We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. These acquisitions and investments could disrupt our ongoing business, distract our management and employees and increase our expenses. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. We have no contracts or letters of intent relating to any such acquisition or investment. We may not be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we may not be able to make such acquisitions or investments on commercially acceptable terms. If we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS, AND THE LOSS OF ANY OF THESE OFFICERS OR KEY PERSONNEL WOULD LIKELY HAVE AN ADVERSE AFFECT ON OUR BUSINESS

     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly co-founders Chris Larsen, Chief Executive Officer, and Janina Pawlowski, President. Ms. Pawlowski, a licensed real estate broker, is responsible for all of our activities in California and several other states. If Ms. Pawlowski were to terminate her relationship with us for any reason we would not be able to conduct business in these states until a replacement with adequate education and experience is found. The loss of the services of Mr. Larsen, Ms. Pawlowski or certain other key employees, would also likely have an adverse effect on our business, results of operations and financial condition. We have not entered into employment agreements with any of our executives, except Joseph Kennedy, Senior Vice President, Marketing and Business Development, and do not maintain "key person" life insurance for any of our personnel. Please see "Management" for detailed information on our key personnel.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE PERSONNEL WE NEED TO SUCCEED

     Our future success depends on our continuing to attract, retain and motivate highly skilled employees, particularly with respect to our loan processing functions. Competition for personnel throughout our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected.

OUR BUSINESS WILL BE IMPAIRED IF CONSUMERS DO NOT CONTINUE TO USE THE INTERNET

     Our business would be adversely affected if Internet usage does not continue to grow, particularly by homebuyers. A number of factors may inhibit Internet usage by consumers, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, many websites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of our website, could grow more slowly or decline.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO EXPAND AND PROMOTE OUR BRAND RECOGNITION

     There are a growing number of Internet websites which offer services that are similar to and competitive with the services offered by us. Therefore, we believe that brand recognition will become an increasingly important competitive advantage. Establishing and maintaining our brand is critical to attracting and expanding our customer base, solidifying our business relationships and successfully implementing our business strategy. We cannot assure you that our brand will continue to be positively accepted by the market or that our reputation will remain strong. In order to attract and retain customers and business partners and to promote and maintain our brand in response to competitive pressures, we intend to increase substantially our financial commitment to creating and maintaining prominent brand awareness. The programs we have in place include:

     - online advertising and marketing;

     - print advertising campaigns;

     - radio advertisements in key markets; and

     - selected television advertising.

     Promotion and enhancement of our brand will also depend, in part, on our success in providing a high-quality customer experience. We cannot assure you that we will be successful in achieving this goal. To date we are aware of numerous customer complaints regarding the quality of our service. If these complaints persist they may significantly damage our reputation and offset the efforts we make in promoting and enhancing our brand and could have an adverse effect on our business, results of operations and financial condition. In addition, we may need to expend additional resources to build our brand. If we do not generate a corresponding increase in revenues as a result of our marketing efforts or we otherwise fail to promote our brand successfully, or if these efforts lead to our incurring excessive expenses, our business, results of operations and financial condition will be adversely affected. If visitors to our website do not perceive our existing services to be of high quality or if we alter or modify our brand image, introduce new services or enter into new business ventures that are not favorably received, the value of our brand could be diluted, thereby decreasing the attractiveness of our service to potential customers.

OUR BUSINESS WILL SUFFER IF WE ARE UNABLE TO ADAPT TO THE RAPID TECHNOLOGICAL CHANGE THAT CHARACTERIZES OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and e-commerce, and the intense competition in our industry magnify these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. To operate our website and provide our mortgage services, we utilize software packages from a variety of third parties which are customized and integrated with code that we have developed ourselves. In particular, we rely on third party software products and services related to automated underwriting functions which will enable us to realize processing efficiencies that are central to our operations. If we are unable to integrate this software in a fully functional manner, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, enhancements of our products and services must meet the requirements of our current and prospective customers and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes.

REGULATION OF THE INTERNET IS UNSETTLED, AND FUTURE REGULATIONS COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS

     Laws and regulations directly applicable to the Internet and e-commerce may become more prevalent in the future. Such legislation could dampen the growth in Internet usage generally and decrease the acceptance of the Internet as a commercial medium. Although our business is based in California, the governments of other states or foreign countries might attempt to regulate our activities or levy sales or other taxes on us. The laws governing the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be adversely affected.

ANY FAILURES OF, OR CAPACITY CONSTRAINTS IN, OUR SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY COULD ADVERSELY AFFECT OUR BUSINESS

     Our communications hardware and certain of our other computer hardware operations are located at the facilities of Exodus Communications, Inc. in Santa Clara, California and Jersey City, New Jersey. The hardware for our internal loan and product database, as well as our loan processing operations is maintained in our Dublin, California facility. Fires, floods, earthquakes, power losses, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our website. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems.

     Our website must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to our business. Our website has in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our users depend on Internet service providers, online service providers and other website operators for access to our websites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could adversely affect our business.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SAFEGUARD THE SECURITY AND PRIVACY OF OUR CUSTOMERS' FINANCIAL DATA

     A significant barrier to e-commerce and online communications has been the need for secure transmission of confidential information over the Internet. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. We also retain on our premises personal financial documents that we receive from prospective borrowers in connection with their loan applications. These documents are highly sensitive and if a third party were to misappropriate our users' personal information, users could possibly bring legal claims against us. We cannot assure you that our privacy policy will be deemed sufficient by our prospective customers or any federal or state laws governing privacy which may be adopted in the future.

OUR BUSINESS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD PARTY CHALLENGES OR IF WE ARE SUBJECT TO LITIGATION

     Trademarks and other proprietary rights are important to our success and our competitive position. Although we seek to protect our trademarks and other proprietary rights through a variety of means, we cannot assure you that the actions we have taken are adequate to protect these rights. We may also license content from third parties in the future and it is possible that we could become subject to infringement actions based upon the content licensed from these third parties. Any claims brought against us, regardless of their merit, could result in costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are proved valid, through litigation or otherwise, we may be required to change our trademarks and pay financial damages, which could adversely affect our business.

     We typically enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

     We expect that we may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees. Such claims, even if without merit, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, we may be required to change our trademarks, alter our content and pay financial damages, which could adversely affect our business.

     We may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that we will be able to obtain any such license on commercially reasonable terms or at all, or that rights granted pursuant to licenses will be valid and enforceable.

IF OUR INTERNAL SYSTEMS, OR THE INTERNAL SYSTEMS OF OUR SUPPLIERS, ARE NOT YEAR 2000 COMPLIANT, OUR BUSINESS COULD BE SERIOUSLY DISRUPTED

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

     We believe that each of our software systems on a stand-alone basis is currently Year 2000 compliant. However, we rely on software components acquired from third parties which may not be Year 2000 compliant. Furthermore, the Internet operations of many of our customers and suppliers may be affected by Year 2000 complications. The failure of our customers or suppliers to ensure that their systems are Year 2000 compliant could have an adverse effect on our customers and suppliers, resulting in decreased Internet usage or our inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on our business, results of operations and financial condition.

     The potential worst case scenario includes:

     - slowdown in online applications due to a general failure of the Internet;

     - corruption of data in our internal information systems;

     - delays in our processing capabilities that depend on third-party systems;

     - financial losses associated with delays in closing loans; and

     - failure of infrastructure services provided by third parties, including public utilities and Internet service providers.

     We have not incurred significant costs to date complying with Year 2000 requirements, and we do not believe that we will incur significant costs for such purposes in the foreseeable future. If we discover any Year 2000 errors or defects in our internal systems, we could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000".

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND AN ACTIVE TRADING MARKET MAY NOT DEVELOP FOLLOWING THIS OFFERING

     Before this offering, there has not been a public market for our common stock and the trading market price for our common stock may decline below the initial public offering price. We cannot predict the extent to which a market will develop or how liquid that market might become. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

OUR STOCK PRICE COULD BE VOLATILE AND COULD DECLINE FOLLOWING THIS OFFERING

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. See "Underwriting". In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources.

PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL RETAIN SUBSTANTIAL CONTROL OVER OUR BUSINESS AFTER THE OFFERING AND MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL STOCKHOLDERS

     Upon completion of this offering, our executive officers, directors and greater than 5% stockholders, and their affiliates, will, in the aggregate, own
approximately      % of our outstanding common stock. As a result, such persons, acting together, will have the ability to substantially influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other stockholders. See "Principal Stockholders".

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE

     Sales of significant amounts of our common stock in the public market after this offering or the perception that such sales will occur could adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. Of the shares of common stock to be outstanding upon the closing of this offering, the shares offered hereby will be eligible for immediate sale in the public market without restriction, unless the shares are purchased by our "affiliates" within the meaning of Rule 144 under the Securities Act of 1933. The remaining 11,031,320 shares of our common stock held by existing stockholders upon the closing of this offering will be "restricted securities", as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Act. All of the holders of these restricted securities, including our officers and directors, have entered into lock-up agreements providing that, subject to certain limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. Subject to the provisions of Rules 144, 144(k) and 701, 10,791,320 shares of common stock will be available for sale in the public market, subject to compliance with certain volume restrictions in the case of shares held by affiliates, upon expiration of this 180-day period.

     In addition, as of March 19, 1999, there were outstanding options to purchase 1,971,206 shares of common stock which will be eligible for sale in the public market from time to time subject to vesting and the expiration of lock-up agreements. In addition, certain stockholders, representing approximately 5,947,465 shares of common stock, including shares issuable upon the exercise of certain warrants to purchase common stock, will be entitled to certain demand and piggy-back registration rights, subject to certain conditions. As of March 19, 1999, there was outstanding a warrant to purchase 15,000 shares of Series C preferred stock, convertible into 15,000 shares of common stock after this offering, and a warrant to purchase 53,996 shares of Series D preferred stock, convertible into 53,996 shares of common stock after this offering. The 68,996 shares of common stock that will be issuable upon exercise of these warrants will be eligible for sale in the public market from time to time subject to the expiration of lock-up agreements and Rule 144. See "Management -- Stock Plans", "Description of Capital Stock -- Registration Rights", "Shares Available for Future Sale" and "Underwriting".

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN

     This prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. This prospectus also contains forward-looking statements attributed to certain third parties relating to their estimates regarding the growth of e-commerce and mortgage loan markets. You should not place undue reliance on those forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the                shares of common
stock offered by us are estimated to be $          after deducting the
underwriting discount, estimated offering expenses and assuming no exercise of
the underwriters' over-allotment option to purchase                additional
shares of common stock from us. We expect to use the majority of such proceeds for working capital and general corporate purposes. It is our intent to focus our operating efforts on increasing client satisfaction with the E-LOAN experience by further streamlining the mortgage process. This focused effort will include expenditures on technology and system upgrades, corporate training, and recruitment of key management and personnel to improve our operating and customer service practices. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. We intend to invest the net proceeds of this offering in interest-bearing, investment-grade securities pending their use.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. The covenants made by us under our existing line of credit prohibit the payment of dividends.

                                 CAPITALIZATION

     The following table sets forth the following information:

     - the actual capitalization of E-LOAN as of December 31, 1998;

     - the pro forma capitalization of E-LOAN after giving effect to the conversion of all outstanding shares of convertible preferred stock and 53,996 warrants to purchase Series D preferred stock at $9.26 per share into 6,645,303 shares of common stock upon the closing of this offering; and

     - the pro forma as adjusted capitalization after giving effect to the sale
       of             shares of common stock in this offering at the initial
       public offering price of $     per share, less underwriting discounts and
       commissions and estimated offering expenses payable by E-LOAN.

                                                                     AS OF DECEMBER 31, 1998
                                                              --------------------------------------
                                                                                          PRO FORMA
                                                                 ACTUAL      PRO FORMA   AS ADJUSTED
                                                              ------------   ---------   -----------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                           SHARE DATA)
Lease obligations, long-term portion........................  $        719   $    719     $
Notes payable, long-term....................................           570        570
Mandatorily redeemable convertible preferred stock:
  Series C, 4,467,912 shares authorized; 4,069,936 shares
    issued and outstanding, actual (aggregate liquidation
    preference $4,999,998); no shares issued and
    outstanding, pro forma as adjusted......................  $      5,526   $     --
  Series C-1, 4,467,912 shares authorized; no shares issued
    and outstanding, actual (liquidation preference $1.22852
    per share); no shares issued and outstanding, pro forma
    as adjusted.............................................            --         --
  Series D, 1,950,000 shares authorized; 1,662,529 shares
    issued and outstanding, actual (aggregate liquidation
    preference $15,400,006); no shares issued and
    outstanding, pro forma as adjusted......................        15,867         --
                                                              ------------   --------
Stockholders' deficit:
  Convertible preferred stock;
    Series A, 428,635 shares authorized; 428,635 shares
      issued and outstanding, actual (aggregate liquidation
      preference $94,300) no shares issued and outstanding,
      pro forma and as adjusted.............................            91         --
    Series B, 450,708 shares authorized; 430,207 shares
      issued and outstanding, actual (aggregate liquidation
      preference $412,999); no shares issued and
      outstanding, pro forma as adjusted....................           411         --
  Preferred stock; no shares authorized, actual; 5,000,000
    shares authorized, pro forma as adjusted, no shares
    issued and outstanding, actual, pro forma as adjusted...
  Common stock; 20,000,000 shares authorized and 4,174,951
    shares issued and outstanding, actual; 70,000,000
    authorized, 10,820,254 shares issued and outstanding,
    pro forma,          shares issued and outstanding, pro
    forma as adjusted.......................................            27     22,422
  Less: subscription receivable.............................            (4)        (4)
  Additional paid-in capital................................         5,367      5,367
  Unearned compensation.....................................        (4,477)    (4,477)
  Accumulated deficit.......................................       (12,599)   (12,599)
                                                              ------------   --------
         Total stockholders' deficit........................  $    (11,184)  $ 10,709
                                                              ------------   --------
         Total mandatorily redeemable convertible stock and
           stockholders' equity (deficit)...................  $     10,209   $ 10,709
                                                              ------------   --------
Total capitalization........................................  $     11,498   $ 11,998     $     --
                                                              ============   ========     ========

     This table excludes the following shares:

     - 1,181,998 shares of common stock issuable upon exercise of options outstanding under E-LOAN's 1997 Stock Option Plan with a weighted average exercise price of $1.56 per share;

     - 15,000 shares of common stock issuable upon conversion of 15,000 shares of Series C preferred stock issuable upon exercise of a warrant to purchase Series C preferred stock at an exercise price of $2.00 per share; and

     - 318,002 shares of common stock available for issuance under E-LOAN's 1997 Stock Option Plan as of December 31, 1998 (excluding future annual automatic increases to the number of shares reserved under the plan).

     See "Management -- Stock Plans", "Description of Capital Stock" and Notes 11, 12 and 16 of Notes to Financial Statements.

                                    DILUTION

     The pro forma net tangible book value of our common stock on December 31, 1998 was $10.7 million, or approximately $0.99 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 10,820,254 pro forma number of shares of common stock outstanding (assuming the conversion of all outstanding convertible preferred stock and 53,996 warrants to purchase Series D preferred stock into shares of common stock at $9.26 per share). Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately after the offering. After
giving effect to our sale of the                shares of common stock offered
hereby and after deducting the underwriting discounts and commissions and estimated offering expenses payable by E-LOAN, E-LOAN's net tangible book value
would have been $     or $     per share. This represents an immediate increase
in net tangible book value of $     per share to existing stockholders and an
immediate dilution in net tangible book value of $     per share to new
investors. The following table illustrates this per share dilution.

Assumed initial public offering price per share.............              $
                                                                          --------
  Pro forma net tangible book value per share as of December
     31, 1998...............................................  $   0.99
                                                              --------
  Increase per share attributable to new investors..........  $
                                                              --------
Pro forma net tangible book value per share after the
  offering..................................................              $
                                                                          --------
Dilution in pro forma net tangible book value per share to
  new investors.............................................              $
                                                                          ========

     The following table sets forth, as of December 31, 1998, the number of shares of common stock purchased from E-LOAN by existing stockholders and by the new investors together with the total price and average price per share paid by each of these groups. The information presented is based upon an assumed initial
public offering price of $     per share, before deducting underwriting
discounts and commissions and estimated offering expenses payable by E-LOAN.

                                    SHARES PURCHASED     TOTAL CONSIDERATION
                                  --------------------   -------------------   AVERAGE PRICE
                                    NUMBER     PERCENT    AMOUNT    PERCENT      PER SHARE
                                  ----------   -------   --------   --------   -------------
Existing stockholders...........  10,820,254         %   $                %       $
New investors...................
  Total.........................                     %   $                %       $
                                  ==========    =====    =======     =====

     The information set forth above is based upon the number of shares of common stock outstanding on December 31, 1998 and gives effect to the conversion of all outstanding shares of E-LOAN's preferred stock and 53,996 warrants to purchase Series D preferred stock into shares of common stock upon the closing of this offering. This information excludes:

     - 1,181,998 shares of common stock issuable upon exercise of options outstanding under E-LOAN's 1997 Stock Option Plan with a weighted average exercise price of $1.56 per share;

     - 15,000 shares of common stock issuable upon conversion of 15,000 shares of Series C preferred stock issuable upon exercise of a warrant to purchase Series C preferred stock at an exercise price of $2.00 per share; and

     - 318,002 shares of common stock available for issuance under E-LOAN's 1997 Stock Option Plan as of December 31, 1998 (excluding future annual automatic increases to the number of shares reserved under the plan).

     See "Management -- Stock Plans", "Description of Capital Stock" and Notes 11, 12 and 16 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and is qualified by reference to the Financial Statements and Notes thereto appearing elsewhere in this prospectus. The balance sheet data set forth below as of December 31, 1997 and 1998 and the income statement data for each of the three years in the period ended December 31, 1998 are derived from, and are qualified by reference to, the audited financial statements of E-LOAN included elsewhere in this prospectus. The selected balance sheet financial data set forth below as of December 31, 1995 and 1996 and the income statement data for the year ended December 31, 1995 are derived from the unaudited financial statements of E-LOAN not included herein. The historical results are not necessarily indicative of results to be expected for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                                                        YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------
                                                                1995        1996       1997        1998
                                                              --------    --------    -------    --------
INCOME STATEMENT DATA:
Revenues....................................................  $  1,603    $    893    $ 1,043    $  6,832
Operating expenses:
  Operations................................................     1,368         903      1,319       7,626
  Sales and marketing.......................................        --          --        470       5,642
  Technology................................................        --          --        102       1,248
  General and administrative................................       152          97        524       2,410
  Amortization of unearned compensation.....................        --          --         --       1,251
                                                              --------    --------    -------    --------
    Total operating expenses................................     1,520       1,000      2,415      18,177
                                                              --------    --------    -------    --------
      Loss from operations..................................        83        (107)    (1,372)    (11,345)
Other income, net...........................................        --          (3)        (2)        173
                                                              --------    --------    -------    --------
Net income (loss)...........................................  $     83    $   (110)   $(1,374)   $(11,172)
                                                              ========    ========    =======    ========
  Net loss per share:
    Basic and diluted.......................................  $    .02(1) $  (0.03)   $ (0.35)   $  (2.95)
                                                              ========    ========    =======    ========
BALANCE SHEET DATA(2) (AT END OF PERIOD):
  Mortgage loans held-for-sale (pledged)....................        --          --         --    $ 42,154
  Cash and cash equivalents.................................  $     47    $      2    $ 4,218       9,141
  Total assets..............................................        81          40      4,680      55,523
  Warehouse lines payable...................................        --          --         --      41,046
  Long term obligations.....................................        --          --         --       1,290
  Mandatorily redeemable preferred stock....................        --          --      3,208      21,393
  Total stockholders' equity (deficit)......................        58         (52)      (966)    (11,184)

---------------
(1) The balance sheet amounts for December 31, 1994 related to PAFG, the predecessor company, are de minimis and the income statement amounts for the year ended December 31, 1994 are not available.

(2) Does not give effect to the sale of        shares of common stock in this
    offering. See "Use of Proceeds", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with E-LOAN's Consolidated Financial Statements and Notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. E-LOAN's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with E-LOAN's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     E-LOAN is a leading provider of mortgage services online and is engaged in the brokerage, origination and sale of mortgage loans secured by residential real estate.

     E-LOAN was incorporated in August 1996 and began marketing its services and initiated online mortgage brokerage operations in June 1997. E-LOAN first derived revenues from the origination and sale of mortgage loans in June 1998.

     In December 1997, E-LOAN merged with Palo Alto Funding Group (PAFG), a traditional mortgage brokerage firm established in 1992, and suspended PAFG's operations. In compliance with applicable reporting requirements, the results of PAFG have been included in E-LOAN's financial statements as a predecessor company beginning in 1995. However, E-LOAN believes that reported results prior to 1998, which are primarily composed of PAFG results, are not indicative of E-LOAN's current business operations.

     E-LOAN's revenues are derived from the brokering of loans and the origination and sale of loans. Brokered loans are funded through lending partners and E-LOAN never takes title to the mortgage. Brokerage revenues are comprised of the mark-up to the lending partner's loan price, and processing and credit reporting fees. These revenues are recognized at the time a loan is closed. Originated and sold loans are loans that are funded through E-LOAN's own warehouse lines of credit and sold to mortgage loan purchasers. Loan origination and sale revenues are comprised of proceeds in excess of the carrying value of the loan, origination fees less certain direct origination costs, other processing fees and interest paid by borrowers on loans that E-LOAN holds for sale. These revenues are recognized at the time the loan is sold or, for interest income, as earned during the period from funding to sale. E-LOAN earns additional revenue from its loan origination and sale operations as compared to brokered loan operations because the sale of loans includes a service release premium.

     E-LOAN's loan origination and sale operations were initiated in June 1998 and represented 32% of total revenues for the year ended December 31, 1998. E-LOAN expects revenues derived from its loan origination and sale operations to continue to increase as a percentage of total revenues.

     In generating revenues, E-LOAN relies on a number of strategic Internet distribution partners to direct a significant number of prospective customers to its website. E-LOAN considers its distribution partnerships with Yahoo!, E*Trade and DLJdirect to be the most critical to its ability to generate revenues. Both Yahoo! and E*Trade have made equity investments in E-LOAN. See "Certain Transactions" and "Risk Factors -- The loss of one or more of our significant distribution partners would adversely affect our business".

     As a result of our limited operating history and our recent growth, it will be necessary to implement new and expanded operational, financial and administrative systems and control procedures to enable us to expand, train and manage our employees and coordinate the efforts of our underwriting, accounting, finance, marketing, and operations departments. For example, we intend to implement both a new financial reporting system and a loan production system by the end of 1999.

     Historically, our efforts were focused primarily on developing and scaling our online mortgage operations and less on implementing internal accounting controls, financial and operational reporting systems and expanding the size and capabilities of our financial staff. Our auditors noted at December 31, 1998 that as a result of these shortcomings we had significant difficulties summarizing and preparing accurate financial information on a timely basis.

     In the fourth quarter of 1998, we hired a Chief Financial Officer and in 1999, we hired a Director of Finance and two other accounting managers as well as additional full time and temporary financial personnel. We have also documented and are in the process of enhancing our procedures and controls to address the deficiencies in our financial reporting and loan production system. See "Risk Factors -- We have a limited operating history, have only operated during periods of growth in the home mortgage market and consequently face significant risks and uncertainties".

AMORTIZATION OF UNEARNED COMPENSATION

     In connection with the offering of shares of our common stock, certain options granted in the years ended December 1997 and 1998 have been considered to be compensatory. Deferred compensation associated with such options for the year ended December 31, 1998 and for the period from January 1, 1999 to March 23, 1999 amounted to $5.7 million and $35.0 million, respectively. Of this amount, $1.25 million was charged to operations for the year ended December 31, 1998 and the remainder will be amortized over the 48 month vesting period of the applicable options.

COMPARISON OF QUARTERS ENDED MARCH 31, 1998 THROUGH DECEMBER 31, 1998

     The following table sets forth the results of operations for E-LOAN on a quarterly basis and expressed as a percentage of total revenues:

                                                                  THREE MONTHS ENDED
                                                      ------------------------------------------
                                                      MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                        1998       1998       1998        1998
                                                      --------   --------   ---------   --------
REVENUES............................................  $   527    $ 1,233     $ 2,051    $ 3,021
Operating expenses:
  Operations........................................      779      1,077       2,127      3,643
  Sales and marketing...............................      513        874       2,174      2,081
  Technology........................................      163        371         284        430
  General and administrative........................      379        436         711        884
  Amortization of unearned compensation.............       44        211         296        700
     Total operating expenses.......................    1,878      2,969       5,592      7,378
Loss from operations................................   (1,351)    (1,736)     (3,541)    (4,717)
Other income, net...................................       20         29          26         98
Net loss............................................  $(1,331)   $(1,707)    $(3,515)   $(4,619)
                                                      =======    =======     =======    =======
AS A PERCENTAGE OF NET REVENUES:
Revenues............................................    100.0%     100.0%      100.0%     100.0%
Operating expenses:
  Operations........................................      148         87         103        120
  Sales and marketing...............................       97         71         106         69
  Technology........................................       31         30          14         14
  General and administrative........................       72         35          35         29
  Amortization of unearned compensation.............        8         17          14         23
                                                      -------    -------     -------    -------
     Total operating expenses.......................      376        241         273        244
                                                      -------    -------     -------    -------
Loss from operations................................     (256)      (141)       (173)      (156)
Other income, net...................................        4          2           1          3
                                                      -------    -------     -------    -------
Net loss............................................     (253)      (139)       (171)      (153)
                                                      =======    =======     =======    =======

REVENUES

     Revenues increased sequentially each quarter throughout 1998 from $0.5 million to $3.0 million. Substantially all of these increases resulted from growth in the number of loans closed and the initiation of E-LOAN's loan origination and sale operations in June 1998. E-LOAN did not significantly change its pricing during 1998. E-LOAN expects that the rate of its revenue growth in future periods will decline from the rates of revenue growth experienced in recent quarters. E-LOAN expects revenues derived from its loan origination and sale operations to continue to increase as a percentage of its total revenues.

OPERATING EXPENSES

     OPERATIONS. Operations expense is comprised of both fixed and variable expenses, including salaries, benefits and expenses associated with the brokering, and the origination and sale of mortgage loans, and interest expense paid by E-LOAN under the warehouse facilities it uses to fund loans held for sale. Operations expense increased sequentially from the first quarter to the fourth quarter of 1998 from $0.8 million to $3.6 million and decreased as a percentage of revenues from 148% to 120%. This increase in absolute dollars was primarily attributable to an operations headcount increase necessary to support the growth in E-LOAN's total closed loan volume. In addition, E-LOAN established its loan origination and sale business in the last two quarters, which resulted in additional headcount and an increase in interest expense due to an increase in the number of loans held for sale. The decrease in operations expense as a percentage of total revenue between the first and second quarter is due to revenue growth exceeding growth in operations expense with an increase in the third and fourth quarter from the establishment of the loan origination and sale business. E-LOAN expects operations expense to increase in absolute dollars over the next two years and intends to increase operations capacity in anticipation of an increase in the number of loans funded.

     SALES AND MARKETING. Sales and marketing expense is primarily comprised of salaries, benefits and other expenses related to advertising, promotion and distribution partnerships. Sales and marketing expense increased from the first quarter to the fourth quarter of 1998 from $0.5 million to $2.1 million and decreased as a percentage of revenues from 97% to 69%. Sales and marketing expense increased in absolute dollars due to increases in compensation associated with additional headcount and, in the third and fourth quarters, a substantial increase in expenses for advertising, promotion and distribution partnerships. Sales and marketing decreased between the first and second quarter as a percentage of revenues due to revenue growth exceeding growth in sales and marketing expense, with an increase in the third and fourth quarters due to the initiation of a major advertising campaign. E-LOAN intends to significantly increase absolute dollar spending in sales and marketing activities over the next two years in an effort to drive origination volume and increase overall brand awareness.

     TECHNOLOGY. Technology expense includes salary, benefits and consulting fees related to website development, the introduction of new technologies and the support of E-LOAN's existing technological infrastructure. Technology expense increased from the first quarter to the fourth quarter of 1998 from $0.2 million to $0.4 million and decreased as a percentage of revenues from 31% to 14%. Aside from a decrease from the second to third quarters of 1998 as a result of higher recruitment costs in the second quarter 1998, technology expense increased in absolute dollars sequentially in each quarter throughout 1998. The absolute dollar increases were primarily the result of the growth in engineering and management information systems personnel to support the expansion of online operations. Technology expense decreased sequentially as a percentage of revenues due to revenue growth exceeding growth in technology expense. E-LOAN intends to significantly increase absolute dollar spending on technology over the next two years in an effort to further improve the online mortgage origination process.

     GENERAL AND ADMINISTRATIVE. General and administrative expense is primarily comprised of salary, benefits, rent and depreciation and amortization. General and administrative expense increased sequentially from the first quarter to the fourth quarter of 1998 from $0.4 million to $0.9 million and decreased as a percentage of revenues from 72% to 29%. On an absolute dollar basis, general and administrative expense increased sequentially throughout 1998 primarily as a result of:

     - the addition of general and administrative headcount;

     - increase in professional services fees;

     - increase in rent and building expense resulting from the fourth quarter move into a new facility; and

     - growth in depreciation and amortization expense on computer equipment and leasehold improvements.

     General and administrative expense as a percentage of revenues decreased between the first and second quarters of 1998 due to revenue growth excluding growth in general and administrative expenses, but remained relatively flat during the remaining quarters of 1998 due to the above mentioned factors offsetting revenue growth. General and administrative expenses are expected to increase in absolute dollars over the next two years.

     AMORTIZATION OF UNEARNED COMPENSATION. Amortization of unearned compensation increased sequentially from $44,000 to $0.7 million from the first to the fourth quarter of 1998.

OTHER INCOME, NET

     Other income, net, is comprised of interest income on non-warehouse facility borrowings. Other income, net, increased sequentially from $20,000 to $0.1 million from the first to the fourth quarter of 1998 primarily due to an increase of cash from the sale of equity securities.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1998

     The following table sets forth the results of operations for E-LOAN expressed as a percentage of total revenues:

                                                   YEAR ENDED
                                                  DECEMBER 31,
                                              --------------------
                                               1997         1998
                                              -------     --------
Revenues....................................  $ 1,043     $  6,832
Operating expenses:
  Operations................................    1,319        7,626
  Sales & marketing.........................      470        5,642
  Technology................................      102        1,248
  General & administrative..................      524        2,410
  Amortization of unearned compensation.....       --        1,251
                                              -------     --------
     Total Operating expenses...............    2,415       18,177

Operating loss..............................   (1,372)     (11,345)
  Other income, net.........................       (2)         173
                                              -------     --------
Net loss....................................  $(1,374)    $(11,172)
                                              =======     ========

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                     -------------
                                                     1997     1998
                                                     ----     ----
AS A PERCENTAGE OF TOTAL REVENUES:

Operating expenses:
  Operations.......................................   126%     112%
  Sales & marketing................................    45%      83%
  Technology.......................................    10%      18%
  General & administrative.........................    50%      35%
  Amortization of unearned compensation............     0%      18%
                                                     ----     ----
     Total Operating expenses......................   232%     266%

Operating loss.....................................  (132)%   (166)%
  Other income, net................................     0%       3%
Net loss...........................................  (132)%   (164)%
                                                     ====     ====

REVENUES

     Revenues for the year ended December 31, 1998 increased $5.8 million to $6.8 million as compared to $1.0 million for the same period in 1997. This increase resulted primarily from growth in the number of loans closed and the initiation of E-LOAN's loan origination and sale operations in June 1998. E-LOAN expects that the rate of its revenue growth in future periods will decline from the rates of revenue growth experienced in recent quarters.

OPERATING EXPENSES

     OPERATIONS. Operations expense increased $6.3 million to $7.6 million for the year ended December 31, 1998 as compared to $1.3 million in 1997 and decreased as a percentage of revenues from 112% to 128% for the same period. The absolute dollar increase was attributable to an operations headcount increase to 187 as of December 31, 1998 from 27 as of December 31, 1997. This increase was primarily necessary to support the growth in E-LOAN's origination volume and to establish its loan origination and sale operations. The decrease as a percentage of revenues was primarily due to revenues growing much faster than operations expense.

     SALES AND MARKETING. Sales and marketing expense increased $5.2 million to $5.6 million for 1998, as compared to $0.5 million for 1997 and increased as a percentage of revenues from 45% to 83% for the same period. These increases were primarily attributable to:

     - the initiation of a major advertising campaign in 1998;

     - increased costs related to third party distribution partnership agreements; and

     - the addition of sales and marketing personnel.

     Sales and marketing headcount increased to six as of December 31, 1998 from three as of December 31, 1997.

     TECHNOLOGY. Technology expense increased $1.1 million to $1.2 million for 1998, as compared to $0.1 million for 1997 and increased as a percentage of revenues from 10% to 18% for the same period. These increases were primarily the result of the growth in engineering and management information systems personnel to 14 as of December 31, 1998 from two as of December 31, 1997 to support the initiation of online operations in June 1997.

     GENERAL AND ADMINISTRATIVE. General and administrative expense increased $1.9 million to $2.4 million for 1998, as compared to $0.5 million for 1997 and decreased as a percentage of revenues from 49% to 35% for the same period. The absolute dollar increase is primarily attributable to:

     - the addition of general and administrative headcount;

     - increase in rent and building expense resulting from the move into a new facility; and

     - growth in depreciation and amortization expense on computer equipment and leasehold improvements.

     General and administrative headcount increased to 15 as of December 31, 1998 from eight as of December 31, 1997. The decrease as a percentage of revenues was primarily due to revenues growing much faster than general and administrative expense.

     AMORTIZATION OF UNEARNED COMPENSATION. Amortization of unearned compensation increased from zero to $1.3 million for the year ended December 31, 1998.

OTHER INCOME, NET

     Other income, net, increased from an expense of $2,000 in 1997 to income of $0.2 million for the year ended December 31, 1998. The increase is attributable to interest income on cash proceeds from sale of equity partially offset by interest expense on non-warehouse facility borrowings.

INCOME TAXES

     As of December 31, 1998, E-LOAN had approximately $10 million of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. E-LOAN's federal net operating loss carryforwards begin to expire in 2011. Certain future changes in share ownership of E-LOAN, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of E-LOAN's earnings history.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, E-LOAN has financed its operations primarily through private placements of convertible preferred stock and borrowings under warehouse lines of credit and other credit facilities. As of December 31, 1998, E-LOAN had approximately $9.1 million in cash and cash equivalents.

     E-LOAN's sources of cash flow include cash from the sale of mortgage loans, borrowings under warehouse lines of credit and other credit facilities, brokerage fees, interest income, and the sale of equity securities. E-LOAN's uses of cash include the funding of mortgage loans, repayment of amounts borrowed under warehouse lines of credit, operating expenses, payment of interest, and capital expenditures primarily comprised of furniture, fixtures, computer equipment, software and leasehold improvements. Net cash from operating activities was ($52.3) million in 1998 and $0.7 million in 1997. Net cash used in operating activities was primarily due to an increase in net losses and increase in mortgage loans held for sale.

     Net cash used in investing activities was $1.6 million in 1998 and $0.2 million in 1997. Net cash from operating activities during these periods was primarily for the purchase of furniture and equipment.

     Net cash provided by financing activities was $58.8 million in 1998 and $3.7 million in 1997. Net cash provided in these periods was primarily from the sale of preferred stock and borrowings under E-LOAN's warehouse lines of credit and other credit facilities, partially offset by repayments of warehouse lines of credit.

     At December 31, 1998, E-LOAN had a warehouse line of credit for borrowings up to approximately $18.8 million, including a temporary overdraft limit of approximately $3.8 million for interim financing of mortgage loans. The interest rate charged on borrowings against the warehouse line of credit was 2.0% over the 30 day commercial paper rate of the lender. Borrowings are collateralized by the mortgage loans held for sale. The warehouse line of credit expires on June 30, 1999. Upon expiration, management believes that it will either renew its existing line or obtain sufficient additional lines. At December 31, 1998, approximately $15.0 million was outstanding under this warehouse line of credit.

     At December 31, 1998, E-LOAN had a commitment from a third party to finance up to $35 million of E-LOAN's mortgage loan inventory. The funds borrowed pursuant to this commitment are secured by the related mortgage loans and accrue interest at LIBOR plus 1.25%. This agreement includes various non-financial negative and affirmative covenants. Either E-LOAN or the lender can terminate the agreement at any time. At December 31, 1998, approximately $26.1 million was outstanding under this financing commitment.

     As of December 31, 1998 the principal source of liquidity for E-LOAN was $9.1 million in cash and cash equivalents and $4.4 million in unused credit facilities. In December 1998, E-LOAN entered into two credit facilities for working capital and equipment financing in the aggregate amount of $5.0 million. The first credit facility in the amount of $1.5 million has an interest rate of prime plus 0.5%. This facility expires in one year. The second credit facility is a $3.5 million term loan with an interest rate of prime plus 0.5%. As of December 31, 1998, $642,000 was outstanding under these two credit facilities.

     E-LOAN has entered into several marketing service agreements with third parties. Under these agreements, the third parties display E-LOAN's logo and loan information on their websites and provide related marketing services. E-LOAN pays for these services in minimum monthly and quarterly installments plus, in some cases, a per view charge for each time the information is displayed. Future minimum payments under these agreements are $5.5 million in 1999, $2.3 million in 2000 and $212,000 in 2001.

     E-LOAN believes that its existing cash and cash equivalents, the net proceeds from this offering and existing and available credit facilities will be sufficient to fund its operating activities, capital expenditures and other obligations for the foreseeable future. However, if during that period or thereafter E-LOAN is not successful in generating sufficient cash flow from operations, or in raising additional capital when required in sufficient amounts and on terms acceptable to E-LOAN, these failures could have a material adverse affect on E-LOAN's business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of its then-current stockholders would be reduced.

DISCLOSURE ABOUT MARKET RISK

     Interest rate movements significantly impact E-LOAN's volume of closed loans. As such, interest rate movements represent the primary component of market risk to E-LOAN. In a higher interest rate environment, consumer demand for mortgage loans, particularly refinancing of existing mortgages, declines. Interest rate movements affect the interest income earned on loans held for sale, interest expense on the warehouse lines payable, the value of mortgage loans held for sale and ultimately the gain on sale of mortgage loans. In addition, in an increasing interest rate environment, E-LOAN's mortgage loan brokerage volume is adversely affected.

     E-LOAN originates mortgage loans and manages the market risk related to these loans by pre-selling them on a best efforts basis to the anticipated purchaser at the same time that E-LOAN establishes the borrowers' interest rates. If E-LOAN can process loans within the applicable purchasers' commitment timeframes E-LOAN has no interest rate risk exposure on such loans. However, if E-LOAN cannot process the loan within this timeframe and interest rates increase, E-LOAN may experience a reduced gain or may even incur a loss on the sale of the loan. See "Risk Factors -- The uncertainty of the time it takes to close loans can lead to unpredictable revenue and profitability".

     With the exception of pre-selling loans through best-efforts commitments, E-LOAN currently does not engage in any hedging activities.

     E-LOAN currently does not maintain a trading portfolio. As a result, E-LOAN is not exposed to market risk as it relates to trading activities. The majority of E-LOAN's portfolio is held for sale which requires E-LOAN to perform market valuations of its pipeline, its mortgage portfolio held for sale and related forward sale commitments in order to properly record the portfolio and the pipeline at the lower of cost or market. Therefore, E-LOAN monitors the interest rates of its loan portfolio as compared to prevailing interest rates in the market.

     Because E-LOAN pre-sells its mortgage loan commitments forward, E-LOAN believes that a 100 basis point increase or decrease in long-term rates would not have a significant adverse effect on E-LOAN's earnings from its interest rate sensitive assets. E-LOAN pays off the warehouse lines payable when the loan is sold and as such would not be expected to incur significant losses from an increase in interest rates on the line due to the short timeframe that the line is drawn down. However, since a high percentage of E-LOAN's closed loan volume is from refinancings, E-LOAN's future operating results are more sensitive to interest rate movements than a mortgage lender who has a lower proportion of refinancings.

     In the future, if E-LOAN does not pre-sell the mortgage commitments, its market risk could change significantly.

RECENT ACCOUNTING PRONOUNCEMENTS

     On June 15, 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133). SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999 (January 1, 2000 for E-LOAN). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. E-LOAN is in the process of evaluating the impact of SFAS No. 133 on its financial statements.

     In October 1998, the Financial Accounting Standards Board issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 amends SFAS No. 65, Accounting for Certain Mortgage Backed Securities, to require that after an entity that is engaged in mortgage banking activities has securitized mortgage loans that are held for sale, it must classify the resulting retained mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This statement is effective for the first fiscal quarter beginning after December 15, 1998, with earlier application encouraged. At this time, E-LOAN does not anticipate any impact from the adoption of this standard.

     The American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. E-LOAN is in the process of evaluating the impact of SOP No. 98-1 on its financial statements.

YEAR 2000

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

     We believe that each of our software systems on a stand-alone basis is currently Year 2000 compliant. We have internally developed a variety of software programs that run our website, including E-Track. Although we designed such software to be Year 2000 compliant, we have not completed our testing of the software for compliance. We anticipate that we will complete this testing by the end of April 1999. We also use multiple software systems and products developed by third party vendors, including systems and products used in operations and finance, and systems that operate our facilities. We are currently in the process of requesting compliance certificates from these vendors to certify their Year 2000 readiness. We have received compliance certificates from substantially all of these vendors and expect to receive the balance of these certificates by the end of April 1999.

     The Internet operations of many of our customers and suppliers may be affected by Year 2000 complications. The failure of our customers or suppliers to ensure that their systems are Year 2000 compliant could have an adverse effect on our customers and suppliers, resulting in decreased Internet usage or our inability to obtain necessary data communication and telecommunication capacity, which in turn could have an adverse effect on our business, results of operations and financial condition.

     The potential worst case scenario includes:

     - slowdown in online applications due to a general failure of the Internet;

     - corruption of data in our internal information systems;

     - delays in our processing capabilities that depend on third-party systems;

     - financial losses associated with delays in closing loans; and

     - failure of infrastructure services provided by third parties, including public utilities and Internet service providers.

     We have not incurred significant costs to date complying with Year 2000 requirements, and we do not believe that we will incur significant costs for such purposes in the foreseeable future. If we discover any Year 2000 errors or defects in our internal systems, we could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage our business.

                                    BUSINESS

     E-LOAN is a leading online provider of mortgages, offering consumers the ability to obtain the most suitable mortgages from a wide array of lenders at substantial savings. E-LOAN's easy-to-use website enables borrowers to search through over 50,000 products provided by more than 70 lending sources to find the most competitively priced loans that match the borrowers' criteria. Borrowers can analyze and compare loans online as well as receive unbiased loan recommendations based on their personal criteria and financial characteristics. E-LOAN offers transaction cost savings of over 50% compared to obtaining a mortgage through traditional mortgage brokers or single source lenders. E-LOAN provides complete transaction fulfillment and a high level of service through customer service representatives assigned to each borrower and the proprietary E-Track loan monitoring service. E-LOAN is the exclusive mortgage provider for co-branded loan centers that E-LOAN has established with leading websites, including Yahoo!, E*Trade, DLJdirect, Telebank, CBS MarketWatch and Motley Fool. In 1998, E-LOAN was the leader in the online mortgage market with approximately $1 billion in closed loans originated.

INDUSTRY BACKGROUND

     ELECTRONIC COMMERCE

     The Internet has emerged as a global medium for communication, information and commerce. International Data Corporation estimates that there were 97 million Internet users worldwide at the end of 1998 and anticipates this number will grow to approximately 320 million users by the end of 2002. The Internet possesses a number of unique characteristics that differentiate it from traditional media and methods of commerce, including:

     - users communicate or access information without geographic or temporal limitations;

     - companies can reach and serve a large and global group of customers electronically from a central location;

     - companies can provide personalized, low-cost and real-time customer interaction;

     - users enjoy greater privacy and face less sales pressure; and

     - users have an enormous diversity of easily accessible content and commerce offerings.

     As a result of these unique characteristics and the Internet's growing adoption rate, businesses have an enormous opportunity to conduct commerce over the Internet. International Data Corporation estimates that commerce over the Internet will increase from approximately $32 billion worldwide in 1998 to approximately $130 billion worldwide in 2000. While many companies initially focused on facilitating and conducting transactions between businesses over the Internet, more recently there has been a proliferation of companies focused on a wide variety of consumer transactions. These companies have typically offered products and services that do not necessarily require the customer's physical presence to purchase, such as books, CDs, videocassettes, automobiles, mortgages, airline tickets and online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide without having to make the significant investments to build and manage a local market presence or develop the printing and mailing capabilities associated with traditional direct marketing activities.

     TRADITIONAL UNITED STATES MORTGAGE MARKET

     The Mortgage Bankers Association estimates the United States mortgage market to total over $4.3 trillion in terms of loans outstanding and projects mortgage originations to be $1.2 trillion in 1999.

     The mortgage industry is divided broadly into four major segments today:

     - mortgage origination -- sourcing, verification and documentation of mortgage loans, typically done by mortgage brokers and single-source lenders;

     - mortgage funding -- underwriting, funding and selling closed loans to mortgage loan purchasers;

     - securitization -- aggregating loans for sale into the secondary market;
       and

     - servicing -- ongoing billing, collection and foreclosure/collateral management.

     Over the past two decades, the mortgage industry has evolved dramatically. Until the late 1970s, the mortgage market was primarily a captive banking market where retail banks and savings and loan institutions originated loans through their branches, underwrote and closed loans internally, funded loans from their own customer deposits and then serviced the loans themselves. This internal chain of production was broken by the emergence of the pure mortgage bank that could buy mortgages from mortgage brokers and sell to government sponsored mortgage investors, such as Fannie Mae and Freddie Mac, and the development of a large, liquid secondary funding and trading market for mortgage debt. This efficient new market for mortgage funding made it viable for the first time to uncouple from the large retail banks both the front-end functions of mortgage origination and mortgage funding and the back-end function of servicing.

     A significant transformation of the mortgage origination, banking and servicing businesses into specialized functions conducted primarily by independent companies has also occurred during the last two decades. This transformation has created both a large, concentrated and efficient secondary mortgage market and a large, fragmented and inefficient mortgage origination and banking market. There are over 20,000 mortgage brokerage operations in the United States, according to the National Association of Mortgage Brokers. However, there is no multi-lender originator that operates nationally and enjoys a widely recognized consumer brand. In 1998, no mortgage originator had over 7% market share. While increased competition at all levels of the industry has resulted in tremendous innovation in the mortgage choices available to consumers, the level of complexity associated with these loans has also increased. In addition, the underwriting and lending processes remain paper and time-intensive, with little visibility into the process for consumers. As a result, we believe that the traditional mortgage lending process causes many consumers to feel:

     - uncertain that their single source lenders and brokers are providing unbiased advice and recommending the most suitable mortgage products;

     - skeptical that rates initially quoted will ultimately be available;

     - intimidated by the number and variety of mortgage products available;

     - pressured to commit to a particular product before they have researched and compared products to their satisfaction;

     - frustrated with the amount and types of fees they are required to pay;
       and

     - overwhelmed by the substantial time and effort that it takes to get a mortgage loan.

     Furthermore, many borrowers receive little ongoing assistance in managing their debt after the loan is closed. Many direct lenders who also engage in mortgage servicing are not committed to proactive monitoring of their customers' loans because they risk losing servicing fees if customers refinance with other lenders. Multi-lender brokers have the incentive to pursue refinancing opportunities, but typically lack the technological capability to proactively monitor for large customer bases the market changes of thousands of loan products in real time.

     MARKET OPPORTUNITY FOR ONLINE MORTGAGE ORIGINATION

     According to Forrester Research, the market for online mortgage originations is expected to grow from an estimated $18.7 billion in 1999 to over $91.2 billion in 2003, representing an increase in online penetration of the existing market from 1.5% in 1999 to 9.6% in 2003. Mortgage origination is well suited to an Internet-based distribution model for a number of reasons, including:

     - mortgages are information products that need no physical delivery or warehousing;

     - complex mortgage products can be made more understandable through the use of graphical and dynamic real-time presentations, including explanation of terminology and ready access to detailed supporting information;

     - borrower data can be efficiently captured through a website, allowing real time automated underwriting and streamlined overall processing; and

     - costly local offices or brokers and the expensive fee structure associated with the traditional distribution model are not required.

     Many companies have attempted to address this significant market opportunity. Existing mortgage banks have created websites to sell their loans directly online as an alternative front end to the traditional process. These sources, however, do not offer the consumer a multi-lender selection or comparison of products and may be reluctant to reduce fees due to the risk of cannibalizing their traditional distribution channels.

     A number of websites have been created that act as multi-lender distribution channels for mortgage banks. While many of these referral sites offer a selection of lenders, they do not offer complete transaction fulfillment for the consumer and, therefore, do not control the entire mortgage process. Furthermore, because these websites do not eliminate the services of commissioned loan agents, they are unable to substantially reduce the cost to the consumer of securing a mortgage.

     As a result of the shortcomings inherent in these and other online approaches to mortgage origination, we believe there exists a significant market opportunity for a centralized, globally accessible and easy-to-use online service with a broad selection of lenders, a compelling value proposition based upon saving borrowers money, time and effort, and an open, integrated service that provides complete transaction fulfillment.

THE E-LOAN SOLUTION

     E-LOAN is a leading online provider of mortgages offering consumers the ability to obtain the most suitable mortgage from a wide array of lenders at substantial savings. Utilizing E-LOAN's website, borrowers can efficiently search, analyze and compare mortgage products offered by multiple lenders and apply for, qualify for and obtain the mortgage product that is most compatible with their individual financial characteristics and borrowing requirements. E-LOAN also enables borrowers to track online the status of their mortgage applications from submission through closing and to monitor their mortgages on an ongoing basis after closing. E-LOAN recognizes the importance to borrowers of selecting the right mortgage product and performing ongoing debt management given that mortgages typically represent the single largest debt component of an individual's financial portfolio. To assist borrowers in this regard, E-LOAN provides unbiased recommendations as well as an array of online analytical and product comparison tools. E-LOAN also provides a high level of customer service designed to make the mortgage process significantly more streamlined, transparent to the borrower and efficient. In 1998, E-LOAN was the leader in the online mortgage market with approximately $1 billion in closed loans originated.

     The E-LOAN solution provides the following key advantages to its customers:

     LARGE SELECTION OF MORTGAGE PRODUCTS. E-LOAN offers mortgages from more than 70 lending sources, including nationally-recognized institutions. Each customer inquiry triggers a proprietary rate search algorithm that sorts through over 50,000 products updated in real time.

The result, delivered in seconds, is a set of the most competitively priced loans that best match the customer's criteria. E-LOAN believes this large selection of lenders and loans available in a single destination saves borrowers time and effort in searching for and obtaining the most suitable mortgage.

     SIGNIFICANT CUSTOMER SAVINGS. E-LOAN offers savings of over 50% as compared to the transaction costs of obtaining mortgages from traditional mortgage brokers or single source lenders. These savings are possible because of the elimination of the commissioned loan agent and the inherent cost benefits of online mortgage origination. For a $200,000 loan, borrowers who originate their loans through E-LOAN typically realize approximately $1,500 in upfront savings.

     UNBIASED LOAN RECOMMENDATIONS. E-LOAN provides the borrower with unbiased recommendations regarding available loan products. E-LOAN formulates its recommendations by using powerful, comparative and analytical tools designed to assist the borrower in determining the most suitable mortgage. These recommendations are based solely upon borrower-provided information and criteria. This approach differs substantially from that of traditional brokers, who often recommend and promote mortgage products based on associated commissions, which can vary by lender. By contrast, E-LOAN charges the same brokerage fee regardless of whether the loans are funded internally or through other lenders.

     EASY-TO-USE SERVICE WITH VALUE-ADDED FEATURES. E-LOAN's website enables borrowers to easily and efficiently search, analyze and compare mortgage products offered by multiple lenders in complete privacy, on their own time and free from the sales pressures typically experienced offline. Prospective borrowers can also determine online which mortgage products they qualify for based on their individual financial characteristics and borrowing requirements and ultimately apply for and obtain the selected mortgage product. E-LOAN offers a number of value-added features designed to further promote a more open and borrower-oriented loan process. For example, E-LOAN's unique E-Track service enables borrowers to monitor the status of their loans at every stage of the lending process in real time, removing much of the uncertainty and inconvenience that has tended to reduce borrowers' comfort in obtaining a loan.

     HIGH LEVEL OF CUSTOMER SERVICE. E-LOAN is committed to providing a high level of customer service, as evidenced by referrals received from satisfied customers. Because customer service is a strategic priority, E-LOAN bases the compensation of its loan production personnel in part on their contribution to improving customer satisfaction. E-LOAN implements its customer service objectives by:

     - providing consumer resources through its information rich website, which includes a comprehensive guide to every aspect of the mortgage process;

     - working with the customer throughout the entire transaction process, in contrast to many online websites which refer customers to third party lenders;

     - assigning a personal customer service representative to each borrower to serve as a single point of contact and support throughout the entire loan process;

     - providing borrowers with a real time window into every stage of the lending process through its proprietary E-Track service; and

     - maintaining a call center to respond promptly to phone and e-mail inquiries.

     ONGOING MORTGAGE MONITORING. E-LOAN enables customers to optimize refinance decisions by continuously comparing their existing loan to new products available in the market and alerting them to opportunities to save money over the life of their loan. E-LOAN's monitoring algorithm takes into account the borrower's investment objectives, prospective hold period, risk profile and marginal tax rate. E-LOAN's monitoring capability promotes long-term relationships with its customers.

THE E-LOAN STRATEGY

     The E-LOAN strategy is to be the leading Internet-based provider of mortgages and debt management services for consumers worldwide. Key elements of the E-LOAN strategy include:

     GROW CORE CONSUMER MORTGAGE BUSINESS. E-LOAN intends to become a leading originator of single family mortgage loans, capturing market share from traditional funding sources by delivering to its customers significant cost savings, unparalleled product choice and unbiased advice and assistance. E-LOAN believes that its Internet-based business model will continue to reduce the costs and inefficiencies in mortgage origination and increase the productivity of its mortgage operation through reduced brokerage commissions and ongoing process improvements. In addition, E-LOAN's ability to control the entire loan fulfillment process will provide a more efficient and consistent customer experience. Over time, E-LOAN expects to enhance its product offerings, capitalizing on its customer base, brand name and fulfillment capabilities by expanding into additional activities customers may need as part of their ongoing debt management efforts. As part of an alliance with Stater BV, E-LOAN has established an online mortgage origination subsidiary to serve the European market. E-LOAN intends to continue to expand into other key international markets in the future.

     EXPAND MULTI-SOURCE LENDING CAPABILITIES. E-LOAN believes that its ability to satisfy customers' specific borrowing requirements by offering the most comprehensive selection of mortgages available nationwide is one of its greatest competitive advantages. Accordingly, E-LOAN intends to continue to broaden the number and variety of its mortgage products and lending sources.

     USE TECHNOLOGY TO BRING BORROWERS AND CAPITAL MARKETS CLOSER
TOGETHER. E-LOAN intends to continue to streamline and automate mortgage origination and underwriting processes in order to enable borrowers to more directly benefit from the cost, speed and convenience of highly efficient secondary mortgage markets. By continually incorporating and upgrading automated underwriting techniques and technologies into our service, E-LOAN will increase its ability to match borrowers with lenders earlier in the process, resulting in reduced documentation requirements, faster approval and lower pricing. E-LOAN believes these techniques and technologies will enable it to provide the most cost-effective and tailored mortgage solutions for its customers.

     ENHANCE BRAND AWARENESS AND CUSTOMER LOYALTY. E-LOAN intends to become the first national multi-source lender with a widely recognized consumer brand name. E-LOAN uses both traditional and online marketing strategies to maximize customer awareness and enhance brand recognition. Through its advertising and promotional activities, E-LOAN targets prospective homebuyers, homeowners and Realtors interested in efficient, easy and economical mortgage origination. Traditional advertising efforts include a mix of radio, television, outdoor and print campaigns aimed at building brand awareness nationwide. E-LOAN also partners with many leading financial services-related online companies, including Yahoo!, E*Trade, DLJdirect, Telebank, CBS MarketWatch and Motley Fool. Online partnering arrangements include placing a co-branded mortgage center on partners' websites, placing links and banner advertisements on those sites and establishing monitoring services for those partners. In addition, E-LOAN will continue to focus on promoting customer loyalty and maximizing the lifetime value of its customer relationships through the implementation of superior personalization features and the continuous enhancement of its customer service offerings. E-LOAN also intends to extend its traditional and online marketing strategies to international markets to develop brand recognition abroad as it expands into foreign markets.

     HELP CONSUMERS MONITOR AND MANAGE THEIR DEBT. By assisting consumers in monitoring and managing their mortgages, E-LOAN intends to transform what have traditionally been single origination transactions into long-term, mutually beneficial relationships. Since mortgages typically comprise the single largest consumer liability, E-LOAN has a unique opportunity to build valuable ongoing relationships with its customers. E-LOAN's services include continuous loan monitoring that provide customers with unbiased assistance in refinancing decisions and promotes long-term customer relationships. Recognizing that mortgage and mortgage-related financing represent the lowest cost, most tax efficient capital for consumers, E-LOAN intends to further develop its services and product offerings to assist customers in managing their overall debt portfolio, with the objective of maintaining the lowest overall cost of debt.

PRODUCTS AND SERVICES

     E-LOAN is an online service that offers first mortgages to homebuyers and homeowners seeking to refinance, along with second mortgages and home equity lines of credit. E-LOAN handles all aspects of loan origination, including quoting rates, collecting and verifying borrower data, locking the rate, pre-underwriting the loan package, communicating with the lender and arranging for appraisal and settlement services for the borrower. In addition, E-LOAN can provide complete transaction fulfillment, including underwriting, funding and packaging loans for sale to the secondary markets. Through its easy to use website, E-LOAN offers:

     LOAN PRODUCTS. E-LOAN has relationships with over 70 lending sources who are eligible to quote product rates on E-LOAN's website. E-LOAN's website currently offers a wide array of loan products, including 30-year and 15-year fixed rate loans, a variety of adjustable rate mortgages (ARMs), fixed/adjustable products, products with balloon payments, second mortgages and home equity lines of credit.

     RATE SEARCH. E-LOAN's database contains rates for over 50,000 loan products at any given time and is updated multiple times daily. Prospective borrowers can quickly obtain customized rate quotes for multiple loan types and amounts in a single search by completing a brief questionnaire. E-LOAN's search function features an algorithm that identifies the most competitive products available based on individual borrower information and the total costs of the various products, including applicable interest rates, points and fees. Borrowers can click on a link to see even more loans of those types if they so choose.

     LOAN COMPARISON. Borrowers can compare loans returned from a rate search. A basic comparison shows how any two loans differ on rate, points, prepayment penalties, interest rate costs over time, and, for ARMs, life cap, index type, margin and periodic adjustments. An advanced comparison allows borrowers to forecast how the loans would perform based on various interest rate scenarios and taking into account debt objectives, hold periods, return on other investments and marginal tax rates.

     LOAN RECOMMENDATIONS. To help borrowers find the most suitable loan among the broad array of available products, E-LOAN provides a recommendation feature. This feature consists of a brief questionnaire that enables borrowers to describe their investment objectives and prospective hold period, select an interest rate scenario and indicate the loan amount sought. E-LOAN's proprietary algorithm uses this information to deliver a set of suitable loan products. Borrowers can then adjust various parameters, such as the hold period or interest-rate scenario, to see how that recommendation might change.

     E-TRACK. E-LOAN has developed a proprietary online tracking system, E-Track, in order to make the mortgage process more open and convenient for consumers. E-Track allows borrowers to track the progress of their loan application as well as the amount of anticipated closing costs from preliminary estimate to final settlement. E-LOAN establishes an E-Track account for each borrower at the time an application is completed online. Each E-Track account is personalized and password-protected, and contains:

     - a timeline of the loan application and approval process;

     - an updated list of estimated closing costs, including explanations of all disclosure terms;

     - a product details page explaining all of the terms of the loan;

     - a list of the documents required by the lender in order to approve the application;

     - an area where a borrower can request an interest rate commitment online;

     - contact information, status and results of appraisal; and

     - contact information for designated customer service representatives.

     All of these items are updated in real time as the loan application is processed, thereby enabling borrowers to keep close track of their progress anytime.

     RATE WATCH. The Rate Watch service allows prospective borrowers to input a target interest rate for the desired loan type. E-LOAN searches its database of approximately 50,000 loan products on a daily basis to determine if a product has become available that meets the borrower's criteria. If a suitable product is found, the borrower receives an e-mail alert inviting them to visit E-LOAN's website and apply for the loan.

     MORTGAGE MONITOR. The Mortgage Monitor service allows the prospective borrower to input the terms for an existing mortgage and immediately compare that loan to all other suitable products available through E-LOAN. In addition, the prospective borrower can choose to receive an e-mail alert whenever a product becomes available that can beat that rate. All E-LOAN customers are automatically enrolled in the Mortgage Monitor service once their loan closes.

     PRE-QUALIFICATION/PRE-APPROVAL SERVICES. E-LOAN assists prospective borrowers in making their home buying decisions by enabling them to determine the exact amount of the loan they are qualified to obtain through its online pre-qualification and pre-approval services.

     INFORMATION FOR BORROWERS. E-LOAN's website hosts a rich array of information on the home buying and refinancing processes, including articles about how to evaluate loan products, maximizing your home buying power, timing a refinance and a glossary of mortgage terms. Detailed explanations of the overall process of obtaining a loan is also available.

     REALTOR INFORMATION AND SERVICES. Realtors can use the E-LOAN website to help their clients calculate the loan amount they can afford, generate a pre-qualification letter or obtain a pre-approval before selecting a property, search for rates and educate them on the mortgage process and terms. In addition, E-LOAN's website offers Realtors a free service allowing them to generate custom flyers to advertise their listings.

     INTERNATIONAL MORTGAGES. Under E-LOAN's alliance with Stater BV, E-LOAN and Stater BV will cooperate to support E-LOAN's online mortgage origination subsidiary in establishing and operating a service that offers residential mortgage loans through the Internet directly to consumers in the European Union, other than the United Kingdom. The initial term of the alliance is five years. E-LOAN expects to begin launching European services in the third quarter of 1999. E-LOAN intends to continue to expand into other key international markets in the future.

MORTGAGE OPERATIONS

     E-LOAN is engaged in the mortgage loan origination business as a multi-source lender. As such, E-LOAN originates, underwrites, funds and sells mortgage loans. Originations are funded either through lending partners or through E-LOAN's own warehouse lines of credit. E-LOAN's loan originations are principally prime credit quality first-lien mortgage loans secured by single family residences. E-LOAN also offers second mortgages and home equity lines of credit in many states. All loans are underwritten pursuant to standards established by E-LOAN and conform to the underwriting standards of the ultimate purchasers of the loans.

     Principal sources of income are loan origination fees, gains from the sale of loans, if any, and interest earned on mortgage loans during the period that they are held pending sale, net of interest paid on borrowed funds. Since E-LOAN's policy is to sell all loans that it originates,

E-LOAN does not perform loan servicing functions and therefore does not generate ongoing servicing revenues that are customarily earned by traditional mortgage lenders.

     E-LOAN accepts online applications from customers in 50 states and the District of Columbia. In 34 states and the District of Columbia, E-LOAN is licensed as a mortgage broker and mortgage banker and can fund all of the loans that it originates. E-LOAN licenses its mortgage loan origination systems and proprietary marks to NetB@nk to enable NetB@nk to fund mortgage loans under the E-LOAN brand in ten of the 16 states in which E-LOAN is not licensed as a mortgage banker. E-LOAN also has agreements with PHH Mortgage Services Corporation and Prism Mortgage Company relating to the fulfillment of all aspects of loan transaction processing following origination in the other six states in which E-LOAN is not licensed as a mortgage banker.

     OBTAINING AN E-LOAN LOAN. The loan origination process begins when the customer completes a loan application online through the E-LOAN website. Once the application is submitted, E-LOAN initiates a series of steps to efficiently underwrite and process the loan while providing a consistent level of customer service. Within two days of submitting an application, customers receive a welcome package from E-LOAN in the mail which is designed to further brand the E-LOAN experience and contains the necessary disclosure documents mandated by governmental authorities.

     An E-Track account is created at the time a loan application is received and serves as the customer's primary communication system with E-LOAN throughout the loan process. Customers are invited to visit their E-Track account frequently to review key steps in the loan process, receive updated information regarding their loan product, closing costs, and interest rate lock, and view the progress of their loan approval.

     Although the E-Track account is available 24x7, E-LOAN believes that a more personalized touch from a customer service perspective is necessary to truly brand the E-LOAN experience and build customer loyalty. Therefore, assigned customer service representatives maintain telephone contact with borrowers throughout the loan process to communicate major events and answer questions. Customer service contact begins once the online application has been received, continues through approval and funding, and is available until loan monitoring account preferences have been established.

     Loan packages are pre-underwritten upon E-LOAN's receipt of completed paperwork along with a nominal check to cover the cost of obtaining credit reports and utilizing automated underwriting systems, if applicable. All conforming loans are underwritten utilizing an automated system such as Fannie Mae's Desktop Underwriter (DU). Loans that do not immediately qualify for automated underwriting are underwritten using standard manual processes.

     As additional loan documentation is received, data provided by the customer at the time of initial origination is validated. Appraisals, credit reports, and title and survey documents are ordered and reviewed by the designated underwriting teams.

     Once the underwriting process is completed, customers are invited to request interest rate commitments for their selected loan through their E-Track accounts. E-LOAN then confirms that this request can be obtained from mortgage loan purchasers or lending sources. Once the requested rate has been confirmed, customers are notified and provided with all relevant product and execution conditions.

     Final loan approval is secured once all critical data elements have been validated and have been confirmed to satisfy the guidelines of the lending program sought by the borrower. If a borrower's loan does not satisfy lender guidelines, the designated service team will research additional lenders for the customer. For more complex situations, customers will be referred to an E-LOAN loan specialist for special assistance. If a product cannot be secured for the customer, the customer will receive a denial letter stating the reasons that a loan could not be obtained.

     After loans have been approved and all relevant conditions have been met, E-LOAN will either prepare or request preparation of loan documents to be signed by the borrower. The assigned customer service representative will work with the borrower to obtain the necessary signatures for funding and schedule the closing of the loan. Once the borrower has signed all documentation, the loan file is reviewed to identify any missing requirements. The loan is then funded and recorded as closed.

     A quality control review of E-LOAN sourced and funded loans is performed prior to forwarding the loan documentation to the final mortgage loan purchaser or its designated custodian. An accounting audit is also performed to reconcile settlement information provided by escrow/attorney settlement agents with E-LOAN's internal information. Loan documentation relating to closed loans is then shipped to the mortgage loan purchaser or its designated custodian, and documentation is maintained to satisfy regulatory and company record retention requirements.

     E-LOAN then establishes ongoing loan monitoring accounts for all closed loans to ensure that its customers remain in the most suitable loan products based on their specified personal financial requirements. E-LOAN also solicits customer feedback regarding the loan process to measure overall E-LOAN customer loyalty and to utilize in developing future product and service enhancements that are responsive to customer concerns.

     LOAN PRODUCTION. E-LOAN originates conventional mortgage loans (conforming and jumbo loans) and home equity lines of credit, a high percentage of which were refinancings of existing mortgages in 1998. A majority of the conventional loans originated are conforming loans, which are eligible for sale in programs sponsored by Fannie Mae or Freddie Mac. While E-LOAN does not currently sell directly to Fannie Mae or Freddie Mac, the conforming loans E-LOAN originates are ultimately eligible for sale in the secondary markets supported by these organizations.

     The remainder of the conventional loans are non-conforming loans. These include loans with an original balance in excess of $240,000 that otherwise meet all other Fannie Mae or Freddie Mac guidelines (jumbo loans), and other loans that do not meet those guidelines. As part of E-LOAN's multi-source lending activities, E-LOAN originates loans with original balances of up to $2 million.

     E-LOAN offers the following categories of loan products:

     - long term adjustable rate mortgages;

     - intermediate term adjustable rate mortgages;

     - fixed rate mortgages;

     - balloons;

     - home equity lines of credit; and

     - no cost loans.

     The following table sets forth the number and dollar amount of the various types of loan products sold to customers for the periods indicated.

                    TOTAL NUMBER OF CLOSED LOANS BY PRODUCT

                                                                          1998
                               ------------------------------------------------------------------------------------------
                                            Q1                             Q2                             Q3
                               ----------------------------   ----------------------------   ----------------------------
                                            LOAN      % OF                 LOAN      % OF                 LOAN      % OF
                                           DOLLAR    TOTAL                DOLLAR    TOTAL                DOLLAR    TOTAL
                                NUMBER     VOLUME    DOLLAR    NUMBER     VOLUME    DOLLAR    NUMBER     VOLUME    DOLLAR
        TYPE OF LOAN           OF LOANS   ($ MILL)   VOLUME   OF LOANS   ($ MILL)   VOLUME   OF LOANS   ($ MILL)   VOLUME
        ------------           --------   --------   ------   --------   --------   ------   --------   --------   ------
30 Year Fixed................    333       $ 74.7      60%       617      $129.7      60%       683      $147.9      68%
15 Year Fixed................    117       $ 23.8      19%       203      $ 39.1      18%       238      $ 47.3      24%
30 Year ARM..................    100       $ 26.7      21%       173      $ 46.2      22%        77      $ 22.3       7%
Other Products...............      2       $  0.4      --%         4      $  0.1      --%         5      $    8       1%
                                 ---       ------     ---      -----      ------     ---      -----      ------     ---
   Total.....................    552       $125.6     100%       997      $215.1     100%     1,003      $218.3     100%

                                           1998
                               ----------------------------
                                            Q4
                               ----------------------------
                                            LOAN      % OF
                                           DOLLAR    TOTAL
                                NUMBER     VOLUME    DOLLAR
        TYPE OF LOAN           OF LOANS   ($ MILL)   VOLUME
        ------------           --------   --------   ------
30 Year Fixed................   1,043      $211.7      63%
15 Year Fixed................     384      $ 65.2      20%
30 Year ARM..................     176      $ 54.7      16%
Other Products...............      31      $  2.2       1%
                                -----      ------     ---
   Total.....................   1,634      $333.8     100%

     AUTOMATED UNDERWRITING. Automated underwriting is expected to contribute significantly to E-LOAN's goal of increasing the efficiency of multi-source lending by providing customers faster, more cost-efficient credit reviews and decisions. AU may further offer efficiency enhancements through reduced costs in property appraisals. In addition, E-LOAN believes customers will also value the less onerous and time-consuming nature of AU relative to more traditional underwriting processes. E-LOAN will continue to seek to enhance its AU capabilities and incorporate as many techniques and technologies as are warranted by its business needs and the needs of its major business partners.

     E-LOAN has recently been approved by Fannie Mae to be an originator under Fannie Mae's Desktop Originator and Desktop Underwriter system (DU). DU is expected to help automate the lending process for all conforming loans and loans aimed at low-and moderate-income borrowers. The goal of DU is to reduce the time and expense of property appraisals. The DU system is expected to enable E-LOAN to implement a comprehensive, integrated point-of-sale solution providing expedited loan decisions. E-LOAN is the largest exclusive online originator approved to use the DU system. E-LOAN also expects to implement additional AU systems, including Freddie Mac's Loan Prospector and GECMC's Good Decisions.

     LOAN UNDERWRITING. E-LOAN's guidelines for underwriting conventional conforming loans comply with the underwriting criteria employed by Fannie Mae and/or Freddie Mac. E-LOAN's underwriting guidelines and property standards for all other conventional non-conforming loans are based on the underwriting standards employed by the secondary mortgage loan purchasers of such loans.

     E-LOAN considers the following general underwriting criteria in determining whether to approve a loan application:

     - employment and income;

     - credit history;

     - property value and characteristics;

     - borrower characteristics; and

     - available assets.

     GEOGRAPHIC DISTRIBUTION. The following table sets forth the geographic distribution by state of E-LOAN's loan originations for the year ended December 31, 1998.

              DISTRIBUTION BY STATE OF E-LOAN'S LOAN ORIGINATIONS

                                      1998
                       -----------------------------------
                       NUMBER OF CLOSED   PERCENT OF TOTAL
        STATE               LOANS           CLOSED LOANS
        -----          ----------------   ----------------
California...........       3,483                 83%
Washington...........         246                  6%
Texas................         104                  2%
Colorado.............          78                  2%
All Others...........         275                  7%
                            -----               ----
          Total......       4,186                100%

     The following table sets forth the distribution by county of E-LOAN's California loan originations for the year ended December 31, 1998.

        DISTRIBUTION BY COUNTY OF E-LOAN'S CALIFORNIA LOAN ORIGINATIONS

                                      1998
                       -----------------------------------
                       NUMBER OF CLOSED   PERCENT OF TOTAL
        STATE               LOANS           CLOSED LOANS
        -----          ----------------   ----------------
Santa Clara..........         823                24%
Alameda..............         530                15%
San Mateo............         341                10%
Contra Costa.........         317                 9%
Los Angeles..........         283                 8%
Orange...............         238                 7%
San Francisco........         145                 4%
Other................         806                23%
                            -----               ---
          Total......       3,483               100%

     SALE OF LOANS. E-LOAN sells all loans that it originates, on a loan by loan basis, along with the loan servicing rights. Substantially all prime credit quality first mortgage loans sold by E-LOAN are sold without recourse. Generally, E-LOAN sells its non-conforming conventional loan production to large buyers in the secondary market.

     E-LOAN minimizes its credit exposure on loans funded through its warehouse credit facilities by selling such loans within 14 days of funding on average. To facilitate the rapid sale of each loan, E-LOAN enters into a best-efforts commitment with the mortgage loan purchaser at the same time the customer's interest rate commitment is obtained. E-LOAN sells its loans on a best efforts basis, as opposed to a mandatory basis, in order to avoid the potential financial penalties associated with failing to deliver a loan to the mortgage loan purchaser under a mandatory commitment. With the interest rate risk limited by the commitments to sell originated loans, E-LOAN does not enter into any hedging transactions in order to offset the risk that a change in interest rates will result in a decrease in the value of E-LOAN's current mortgage loan inventory or its commitments to purchase or originate mortgage loans.

     FINANCING OF INTERNAL MORTGAGE FUNDING OPERATIONS. E-LOAN's principal financing requirements are associated with its internal loan funding activities. To satisfy these requirements, E-LOAN currently draws on warehouse credit facilities it has established with Bank United and

E-LOAN has also secured an additional credit facility with Greenwich Capital. E-LOAN had committed and uncommitted funds available through its warehouse credit facilities and its agreement with Greenwich Capital aggregating approximately $50 million as of December 31, 1998. E-LOAN is negotiating with Greenwich Capital to increase its commitment to finance E-LOAN's mortgage loan inventory to $200 million effective upon the closing of this offering. Pending the successful completion of the negotiations, the funding sources available to E-LOAN under each of its current warehouse credit facilities and its agreement with Greenwich Capital would be as follows:

Greenwich Capital......................  $100 million
Bank United............................  $ 40 million
GE Capital.............................  $ 15 million

     If E-LOAN continues to achieve its historical 14-day average turnover of mortgage loans funded internally, the existing warehouse credit facilities together with an increase in the Greenwich Capital commitment would enable E-LOAN to internally fund approximately $310 million in mortgage loans during each 30-day period, increasing to approximately $510 million upon the closing of this offering.

     E-LOAN intends to increase and diversify further its short-term funding capabilities and continue to identify and pursue alternative and supplementary methods to finance its operations through the public and private capital markets.

CUSTOMER SERVICE

     E-LOAN devotes significant resources to providing personalized, timely customer service and support to minimize the potential uncertainty, anxiety and inconvenience of the loan process. By combining high-tech communications with highly personalized attention, E-LOAN believes it provides a level of customer service superior to that experienced in the traditional loan application process.

     To help prospective customers understand the mortgage process, E-LOAN's website provides a rich assortment of information on how to choose the most suitable mortgage, descriptions of the various types of loan products, articles about buying and refinancing a home, a glossary of mortgage terms, and answers to frequently asked questions. Prospective customers may call E-LOAN toll-free with general questions or click on one of the many "contact us" links throughout its website to send questions via e-mail. Call center staff respond to both phone calls and e-mail requests within 24 hours, and are available from 6 AM to 6 PM California time Monday through Saturday. To respond promptly to questions from Realtors, E-LOAN also maintains a toll-free Realtor hotline staffed during the same hours.

     Once a loan application is submitted online, E-LOAN assigns the customer a personal customer service representative (CSR). The CSR becomes the customer's primary point of contact with E-LOAN, ensuring prompt and personalized attention. The CSR maintains regular e-mail and phone communication with the borrower to answer questions, address any problems and generally facilitate closing the loan by coordinating with E-LOAN's underwriting and processing staff. After closing, E-LOAN asks each borrower to rate the level of customer service received from the CSR, as well as from appraisal and settlement personnel. The survey results are factored into the CSR's compensation, ensuring a strong commitment to continually improving the quality of customer service.

     Every online application also triggers the opening of a password-protected E-Track account. Using E-Track, customers can track the process of their loan applications online at any time. Each event that occurs throughout the various stages of the loan process, such as the receipt of appraisal details or a lender's request for documentation from the borrower, generates an automated e-mail alert to the borrower. The information is also logged in E-Track so the borrower has a continuously updated record of all loan application developments. With a customer's permission, Realtors may also access the E-Track account to keep abreast of the progress of a loan.

TECHNOLOGY

     E-LOAN's technology systems use a combination of its own proprietary technologies and commercially available, licensed technologies from such industry leading providers as Sun Microsystems, Cisco Systems and Oracle. E-LOAN's systems were designed around industry standard architecture to reduce downtime in the event of outages or catastrophic occurrences. Our systems provide 24x7 availability, and have capacity for a tenfold increase in activity before requiring additional hardware or support. The system architecture and user interface were designed by E-LOAN's co-founders and 15 person engineering staff.

     USER INTERFACE. The E-LOAN website is designed for fast downloads and compatibility with the most basic browsers. Pages are built with minimal graphics and do not require client-side plug-ins or Java to view.

     RATE SEARCHES AND COMPARISONS. Many of the mortgage services that E-LOAN offers its customers are facilitated through its proprietary database. The database features a rate-loading mechanism that enables electronic data feeds from E-LOAN's lenders to be received and added to the database multiple times per day. This mechanism provides prospective borrowers searching E-LOAN's database with timely access to rates as the market changes. The database currently contains rates and other details for about 50,000 products on an average day and is designed to support a virtually limitless number of products or search parameters. The database supports the dynamic comparison of loans according to such characteristics as rate, term and points, and in the case of adjustable-rate mortgages, margin, index and life cap. The rate-loading and search capabilities of our database are the focus of significant development resources and we plan to continuously improve and enhance these features.

     LOAN APPLICATION AND TRACKING. When a customer applies for a loan online, the application data is stored in a file server. As additional information, such as credit reports, appraisal details and financial documentation, is obtained throughout the loan process and added to the borrower's file, e-mails are automatically sent to the borrower and Realtor to inform them of the current status of the loan application. At the same time, the borrower's E-Track account is updated. Each day, E-LOAN sends thousands of automated e-mails and updates hundreds of E-Track accounts.

     SECURITY. In order to safeguard borrowers' sensitive financial data, E-LOAN's systems provide the most secure online transaction capability available. Customer information sent via the website is encrypted using a Secure Socket Layer. The server is protected with industry-leading firewall software. The website itself is locked down, with only two people authorized to change the content on the production server. E-Track is password-protected so that only the borrower may access the account. For an extra measure of protection, none of the borrower's credit or financial information is contained in the E-Track account. The file server containing borrower data is accessible only to authorized users within E-LOAN. There is no external access to this internal server via modem, even by E-LOAN employees.

     PARTNER TEMPLATES. E-LOAN's ability to develop and support co-branded loan centers in partnership with websites such as Yahoo!, E*Trade and DLJdirect is critical to driving applications and expanding the E-LOAN brand. E-LOAN has developed a unique template system that allows for the rapid development and deployment of co-branded loan centers within several hours of signing a distribution agreement. In addition, our partners' websites contain customized data and retain unique appearances. E-LOAN currently maintains over 40 co-branded loan centers.

     SERVER HOSTING AND BACK-UP. E-LOAN's website system hardware is hosted at the Exodus facilities in Santa Clara, California and Jersey City, New Jersey, providing redundant communication lines and emergency power back-up. We have implemented load balancing systems and our own redundant servers to provide for fault tolerance. Scheduled maintenance takes place without taking the website offline.

MARKETING

     E-LOAN's marketing strategy is to attract loan applicants to its website by promoting the E-LOAN brand as a byword for choice, selection, competitive pricing and service in the mortgage industry. E-LOAN relies on a variety of methods to promote its brand. By providing superior customer service, E-LOAN promotes online referrals from satisfied borrowers. Strategic partnerships with online financial websites, including Yahoo!, E*Trade, DLJdirect, Telebank, CBS MarketWatch, and Motley Fool, drive applications through co-branded mortgage loan centers on those websites. Offline marketing campaigns featuring radio, TV, print and outdoor advertising in key markets and nationwide target the demographic segments with the highest propensity to utilize an online mortgage provider. E-LOAN also engages in a number of marketing activities at trade shows and other events in the real estate industry in order to encourage Realtors to refer homebuyers directly to our website.

     E-LOAN entered into an agreement with Yahoo!, Inc. in September 1998, which was extended in March 1999 to run through February 2001. Pursuant to this agreement, E-LOAN is the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website.

REGULATION OF MORTGAGE BROKERS AND LENDERS

     The residential mortgage financing industry is highly regulated. E-LOAN's business is subject to extensive and complex rules and regulations of, and licensing and examination by, various federal, state and local government authorities. These rules impose obligations and restrictions on E-LOAN's residential loan brokering and lending activities. In particular, these rules limit the broker fees, interest rates, finance charges and other fees E-LOAN may assess, require extensive disclosure to E-LOAN's customers, prohibit discrimination and impose multiple qualification and licensing obligations on E-LOAN. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registrations, loss of approved status, voiding of the loan contracts or security interests, indemnification liability or the obligation to repurchase mortgage loans sold to mortgage loan purchasers, rescission of mortgage loans, class action lawsuits, administrative enforcement actions and civil and criminal liability. E-LOAN believes it is in substantial compliance with these rules and regulations.

     As a mortgage company doing business exclusively through the Internet, E-LOAN faces an additional level of regulatory risk given the fact that the statutes and regulations governing mortgage transactions have not been substantially revised or updated to fully accommodate electronic commerce. Most of the federal and state laws, rules and regulations governing mortgage loans contemplate or assume paper-based transactions and do not currently address the delivery of required disclosures and other documents through electronic communications. Until such laws, rules and regulations are revised to clarify their applicability to transactions through e-commerce, any company offering mortgage loans through the Internet or other means of e-commerce will face uncertainty as to compliance. In addition, there is no assurance that revisions to the laws, rules and regulations will be adopted and, if adopted, will be timely or adequate to eliminate such uncertainty. Nonetheless, E-LOAN believes that it has taken prudent steps to mitigate these risks in offering its mortgage loan services through the Internet.

     At the state level, E-LOAN is subject to licensing and regulation in most of the states where it acts as a mortgage broker or lender. In addition, any person who acquires 10% or more of E-LOAN's stock may become subject to certain state licensing regulations requiring such person to periodically file certain financial information and other personal and business information. If any person holding 10% or more of E-LOAN's stock refuses or fails to comply with such filing requirements, E-LOAN's existing licensing arrangements could be jeopardized. The loss of required licenses could have a material adverse effect on E-LOAN's results of operations and financial condition.

     State laws limit the broker fees, interest rates, finance charges and other fees E-LOAN may assess, including late charges, insufficient funds charges for returned checks and prepayment penalties, and may require payment of interest on escrow balances. State laws also require extensive disclosure to E-LOAN's customers concerning such matters as fees and charges, brokerage agreements, lock-in agreements and commitments, alternative mortgage transactions, such as adjustable rate loans, escrows for taxes and insurance, choosing settlement attorneys and insurance agents and private mortgage insurance, among others. These laws regulate both the content and timing of disclosures. In addition, many state laws regulate advertising claims in connection with the solicitation of mortgage loan applications. State and federal laws also prohibit unfair and deceptive trade practices in the mortgage finance business. E-LOAN believes that it has obtained all licenses material to our business in the jurisdictions where it conducts business, and is operating substantially in compliance with the laws of such jurisdictions.

     At the federal level, E-LOAN's mortgage brokering and lending activities are regulated under a variety of laws, including, but not limited to, the Truth in Lending Act and Regulation Z (TILA), the Equal Credit Opportunity Act and Regulation B (ECOA), the Fair Housing Act, the Fair Credit Reporting Act (FCRA), the Real Estate Settlement Procedures Act and Regulation X (RESPA) and the Home Mortgage Disclosure Act of 1975 and Regulation C (HMDA). These statutes generally require detailed disclosure of information concerning mortgage loans, and they regulate the manner in which such loans are made, including advertising, disclosure of consumer information, servicing (and transfer of servicing) of mortgage loans, payments for settlement services and reporting of consumer data. These laws regulate both the content and timing of disclosures. E-LOAN believes that it is operating substantially in compliance with such laws as they apply to E-LOAN's business.

     Under TILA, lenders are required to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. Such disclosures include providing the annual percentage rate, monthly payment amount and total amount financed, plus certain disclosures concerning alternative mortgage transactions. In addition, TILA gives borrowers, among other things, the right to rescind loan transactions in certain circumstances if the lender fails to provide the requisite disclosure.

     Under ECOA, creditors are prohibited from discriminating against applicants on the basis of race, color, sex, age, religion, national origin or marital status. The regulations under ECOA also restrict creditors from requesting certain types of information from loan applicants. FCRA requires lenders to supply applicants with certain information (called an "adverse action notice") when the lender denies its applicants credit. The Fair Housing Act prohibits discrimination in mortgage lending on the basis of race, color, religion, sex, handicap, familial status or national origin. Finally, E-LOAN, when acting as a mortgage lender, must also file annual reports with HUD pursuant to HMDA, which requires the collection and reporting of statistical data concerning loan transactions.

     RESPA requires certain disclosures, including a good faith estimate of closing costs and fees, as well as mortgage servicing transfer practices. RESPA also prohibits the payment or receipt of kickbacks or referral fees, fee shares or splits, or unearned fees in connection with the provision of real estate settlement services. It is a common practice for online mortgage companies to enter into advertising, marketing and distribution arrangements with other Internet companies and websites whereby the mortgage companies pay the Internet companies fees for such advertising, marketing and distribution services and other goods and facilities based on the number of click-throughs, completed loan applications or closed loans derived from such arrangements. The applicability of RESPA's referral fee prohibitions to the compensation provisions of these arrangements is unclear and the Department of Housing and Urban Development has provided no guidance to date on the subject. Although E-LOAN believes that it has structured its relationships with Internet advertisers to ensure compliance with RESPA, some level of risk is inherent absent amendments to the law or regulations, or clarification from regulators.

     The laws, rules and regulations applicable to E-LOAN are subject to periodic modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact E-LOAN. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict E-LOAN's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by E-LOAN, or otherwise adversely affect the business or prospects of E-LOAN.

COMPETITION

     The market for the origination of mortgage loans is rapidly evolving, both online and through traditional channels, and competition for borrowers is intense and is expected to increase significantly in the future. E-LOAN faces competition from companies directly competing with us by offering mortgage loans or other home buying services over the Internet. Principal among these competitors are Microsoft HomeAdvisor, Intuit QuickenMortgage, HomeShark, Keystroke and Mortgage.com. Traditional lenders, such as Countrywide, Norwest, Wells Fargo and Bank America, also provide access to their mortgage loan offerings over the Internet. Increased competition, particularly online competition, could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. Further, there can be no assurance that E-LOAN's competitors and potential competitors will not develop services and products that are equal or superior to those of E-LOAN or that achieve greater market acceptance than its products and services.

     E-LOAN believes that the primary competitive factors in creating a financial services resource on the Internet are functionality, brand recognition, customer loyalty, ease-of-use, quality of service, reliability and critical mass. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

     - longer operating histories;

     - greater name recognition;

     - larger, established customer bases; and

     - substantially greater financial, marketing, technical and other resources.

LEGAL PROCEEDINGS

     E-LOAN is not currently subject to any material legal proceedings. E-LOAN may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

INTELLECTUAL PROPERTY

     Trademarks and other proprietary rights are important to our success and our competitive position. E-LOAN currently has a number of trademarks and copyrights; however, it does not hold any patents. Although E-LOAN seeks to protect its trademarks and other proprietary rights through a variety of means, E-LOAN may not have taken adequate steps to protect these rights. E-LOAN may also license content from third parties in the future and it is possible that it could be subjected to infringement actions based upon the content licensed from these third parties. Any claims brought against E-LOAN, regardless of their merit, could result in costly litigation and the diversion of its financial resources and technical and management personnel. Further, if such claims are proved valid, through litigation or otherwise, E-LOAN may be required to change its trademarks and pay financial damages, which could adversely affect its business.

     E-LOAN typically enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its technologies, documentation and other proprietary information. Despite its efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use E-LOAN's rights. The steps E-LOAN has taken may not prevent misappropriation of its proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect E-LOAN's proprietary rights as fully as in the United States.

EMPLOYEES

     As of February 24, 1999, E-LOAN employed 228 full-time employees, of whom 181 were in operations, 22 were in administration, 12 were in marketing and business development and 13 were in engineering. As E-LOAN continues to grow and introduce more products, it expects to hire more personnel, particularly in the areas of mortgage operations and marketing. None of E-LOAN's current employees is represented by a labor union or is the subject of a collective bargaining agreement. E-LOAN believes that relations with its employees are good.

FACILITIES

     E-LOAN is headquartered in Dublin, California, where it leases approximately 43,000 square feet of space primarily in a single building. E-LOAN also occupies approximately 2,000 square feet of space in Palo Alto, California. The lease for E-LOAN's office space in Dublin expires in October 2003, and the lease for E-LOAN's office space in Palo Alto is month to month. E-LOAN currently anticipates that it will require additional space as more personnel are hired.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the directors and executive officers of E-LOAN as of March 19, 1999:

                  NAME                      AGE                    POSITION
                  ----                      ---                    --------
Chris Larsen............................    38     Chief Executive Officer and Director
Janina Pawlowski........................    38     President and Director
Frank Siskowski.........................    51     Chief Financial Officer
Harold "Pete" Bonnikson.................    44     Senior Vice President, Operations
William Crane...........................    37     Vice President, Engineering
Doug Galen..............................    37     Vice President, Business Development &
                                                   Sales
Janet Hammond...........................    41     Vice President, Underwriting
Joseph Kennedy..........................    39     Senior Vice President, Marketing and
                                                   Business Development
Steve Majerus...........................    35     Vice President, Secondary Markets
Sharon Ruwart...........................    35     Vice President, Marketing
Ira M. Ehrenpreis(1)(2).................    30     Director
Robert C. Kagle(1)(2)...................    43     Director
Tim Koogle(1)(2)........................    47     Director
Wade Randlett...........................    34     Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     CHRIS LARSEN co-founded E-LOAN in August 1996 and has served as its Chief Executive Officer since June 1998. From August 1996 to June 1998, Mr. Larsen served as the President of E-LOAN. Mr. Larsen has been a Director of E-LOAN since its incorporation in August 1996. From October 1992 to August 1996, Mr. Larsen was the President of the Palo Alto Funding Group, the mortgage brokerage he co-founded in 1992 and E-LOAN's predecessor company. Mr. Larsen holds an M.B.A. degree from Stanford University and a B.S. degree from San Francisco State University.

     JANINA PAWLOWSKI co-founded E-LOAN in August 1996 and has served as its President since June 1998. From August 1996 to June 1998, Ms. Pawlowski served as the Chief Executive Officer of E-LOAN. Ms. Pawlowski has been a Director of E-LOAN since its incorporation in August 1996. From October 1992 to August 1996, Ms. Pawlowski was the Chief Executive Officer of the Palo Alto Funding Group, the mortgage brokerage she co-founded in 1992 and E-LOAN's predecessor company. Ms. Pawlowski holds an M.B.A. degree from the University of Rochester and a B.S. degree from Cornell University.

     FRANK SISKOWSKI has served as the Chief Financial Officer of E-LOAN since October 1998. Prior to joining the Company, Mr. Siskowski was the Senior Vice President and Chief Financial Officer of The Indus Group, Inc. from September 1996 to August 1998. From July 1991 to September 1996, Mr. Siskowski served as Senior Vice President and Controller of VISA International. From January 1985 to July 1991, Mr. Siskowski served as the Vice President and Chief Financial Officer of the MCI Pacific Division of MCI Communications Corporation. Mr. Siskowski holds an M.B.A. degree from Fordham University and a B.A. degree from Manhattan College.

     HAROLD "PETE" BONNIKSON has served as the Senior Vice President of Operations of E-LOAN since January 1999. Prior to joining E-LOAN, Mr. Bonnikson was with North American Mortgage and its predecessor companies since 1981. Mr. Bonnikson was the Executive Vice President of North American Mortgage from 1993 to 1999. Mr. Bonnikson holds a B.S. degree from California State University at Sacramento.

     WILLIAM CRANE has served as the Vice President of Engineering of E-LOAN since April 1998. Prior to joining E-LOAN, Mr. Crane was the Vice President of Engineering of FrontOffice Technologies from January 1996 to April 1998. From November 1992 to January 1996, Mr. Crane was the Vice President of Engineering of Network Computing Devices. Mr. Crane holds a B.S. degree from Texas A&M University.

     DOUG GALEN has served as the Vice President of Business Development of E-LOAN since September 1997. Prior to joining E-LOAN, Mr. Galen was the Vice President of Business Development of Owners.com from August 1996 to August 1997. From January 1996 to August 1996, Mr. Galen was the Vice President of Limar Realty. From June 1988 to January 1996, Mr. Galen was the Vice President of The Shilder Group. Mr. Galen holds an M.B.A. degree and a B.A. degree from the University of California, Berkeley.

     JANET HAMMOND has served as the Vice President of Underwriting of E-LOAN since March 1999. From June 1998 to March 1999, Ms. Hammond served as the Director of Operations of E-LOAN. From December 1997 to June 1998, Ms. Hammond served as a manager of Customer Service and then as the Director of Customer Service of E-LOAN. Prior to joining E-LOAN, from May 1997 to December 1997, Ms. Hammond was a project manager with PMI Mortgage Insurance, Inc. From September 1990 to May 1997, Ms. Hammond was a Loan Manager for Rockwell Federal Credit Union. Ms. Hammond holds a B.A. degree from California State University, Fresno.

     JOSEPH KENNEDY has served as the Senior Vice President of Marketing and Business Development of E-LOAN since February 1999. Mr. Kennedy was the Vice President of Sales, Service and Marketing of Saturn Corporation from October 1995 to February 1999. From December 1993 to September 1995, Mr. Kennedy was the General Director of Marketing and Product Planning for the Cadillac Motor Car Division of General Motors Corporation. From September 1992 to December 1993, Mr. Kennedy was the Director of Product Portfolio Planning for the North American Operations of General Motors Corporation. Mr. Kennedy holds an M.B.A. degree from Harvard Business School and a B.S. degree from Princeton University.

     STEVE MAJERUS has served as the Vice President of Secondary Markets of E-LOAN since January 1999. From April 1998 to January 1999, Mr. Majerus served as the Director of Mortgage Banking of E-LOAN. Prior to joining E-LOAN, Mr. Majerus was the Director of Mortgage Lending for of CMG Mortgage from January 1996 to March 1998. From February 1993 to November 1995, Mr. Majerus was the President of Trans Capital Mortgage, a company which he co-founded.

     SHARON RUWART has served as the Vice President of Marketing of E-LOAN since December 1998. From April 1998 to December 1998, Ms. Ruwart served as Director of Marketing of E-LOAN. Prior to joining E-LOAN, Ms. Ruwart held a variety of positions at the San Jose Mercury News, a division of Knight-Ridder, Inc., including Brand Group Manager and Recruitment Advertising Manager from January 1995 to April 1998. Ms. Ruwart holds an M.B.A. degree from Stanford University and a B.A. degree from Yale University.

     IRA M. EHRENPREIS has served as a Director of E-LOAN since January 1998. Since 1996 Mr. Ehrenpreis has been a General Partner of TPW Management V, L.P. the general partner of Technology Partners Fund VI, L.P. Mr. Ehrenpreis holds J.D. and M.B.A. degrees from Stanford University and a B.A. degree from the University of California, Los Angeles.

     ROBERT C. KAGLE has served as a Director of E-LOAN since January 1998. Mr. Kagle has been a member of Benchmark Capital Management Co., L.L.C., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle is also a director of eBay Inc., a leading online trading community. Mr. Kagle holds a

B.S. degree from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from Stanford University.

     TIM KOOGLE has served as a Director of E-LOAN since September 1998. Mr. Koogle has been the Chief Executive Officer of Yahoo!, Inc. and a member of Yahoo!'s Board of Directors since August 1995. He has also been Yahoo!'s Chairman since January 1999 and was its President from August 1995 until January 1999. Prior to joining Yahoo!, Mr. Koogle was President of Intermec Corporation, a manufacturer of data collection and data communication products, from 1992 to 1995. During that time, he also served as a corporate Vice President of Intermec's parent company, Western Atlas. Mr. Koogle holds a B.S. degree from the University of Virginia and an M.S. degree from Stanford University.

     WADE RANDLETT has served as a Director of E-LOAN since June 1997. Mr. Randlett has been the Political Director of TechNet since February 1997. From November 1992 until February 1997, Mr. Randlett was self-employed as a Policy Consultant. Mr. Randlett holds a B.S. degree from Princeton University.

BOARD COMPOSITION

     E-LOAN currently has authorized six directors. E-LOAN's Restated Certificate of Incorporation will provide that, effective upon the closing of this offering, the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Messrs. Ehrenpreis and Randlett, the Class II directors are Messrs. Kagle and Koogle and the Class III directors are Mr. Larsen and Ms. Pawlowski. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, E-LOAN's Bylaws will provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of E-LOAN.

     Each officer is elected by, and serves at the discretion of, the Board of Directors. Each of E-LOAN's officers and directors, other than nonemployee directors, devotes full time to the affairs of E-LOAN. E-LOAN's nonemployee directors devote such time to the affairs of E-LOAN as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of E-LOAN.

BOARD COMMITTEES

     The Audit Committee of the Board of Directors reviews the internal accounting procedures of E-LOAN and consults with and reviews the services provided by E-LOAN's independent accountants. The Audit Committee currently consists of Messrs. Ehrenpreis, Kagle and Koogle.

     The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of E-LOAN, administers E-LOAN's stock option plan and establishes and reviews general policies relating to compensation and benefits of employees of E-LOAN. The Compensation Committee currently consists of Messrs. Ehrenpreis, Kagle and Koogle. No interlocking relationships exist between E-LOAN's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     Our directors do not currently receive cash compensation from E-LOAN for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. E-LOAN does not provide additional compensation for committee participation or special assignments of the Board of Directors. From time to time, certain directors of E-LOAN have received grants of options to purchase shares of E-LOAN's common stock pursuant to the 1997 Stock Option Plan. See "-- Stock Plans" and "-- Certain Transactions".

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation received for services rendered to E-LOAN during the fiscal year ended December 31, 1998 by our Chief Executive Officer and certain other executive officers who received salary and bonus for such fiscal year in excess of $100,000. The executive officers listed in the table below are sometimes referred to as Named Executive Officers.

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                        ---------------------
                                                ANNUAL COMPENSATION           NUMBER OF
                                               ----------------------   SECURITIES UNDERLYING
         NAME AND PRINCIPAL POSITION             SALARY       BONUS            OPTIONS
         ---------------------------           ----------   ---------   ---------------------
Chris Larsen
  Chief Executive Officer....................   $129,807     $    --               --
Janina Pawlowski
  President..................................    129,808          --               --
Doug Galen
  Vice President, Business Development &
     Sales...................................    114,496          --           50,000
Steve Majerus
  Vice President, Secondary Marketing........    115,773      47,336           75,000

     Mr. Bonnikson joined E-LOAN in January 1999 as its Senior Vice President of Operations and will be compensated at an annual base salary of $150,000 during the fiscal year ended December 31, 1999. Mr. Crane joined E-LOAN in April 1998 as its Vice President of Engineering and will be compensated at an annual base salary of $130,000 during the fiscal year ended December 31, 1999. Mr. Kennedy joined E-LOAN in February 1999 as its Senior Vice President of Marketing and Business Development will be compensated at an annual base salary of $200,000 during the fiscal year ended December 31, 1999. Mr. Siskowski joined E-LOAN in October 1998 as its Chief Financial Officer and will be compensated at an annual base salary of $170,000 during the fiscal year ended December 31, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain summary information concerning grants of stock options to each of the Named Executive Officers for the year ended December 31, 1998. E-LOAN has never granted any stock appreciation rights.

                                                                                             POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                                 ---------------------------------------------------------     ANNUAL RATES OF
                                 NUMBER OF      PERCENT OF                                       STOCK PRICE
                                 SECURITIES   TOTAL OPTIONS                                    APPRECIATION FOR
                                 UNDERLYING     GRANTED TO                                      OPTION TERM(3)
                                  OPTIONS      EMPLOYEES IN    EXERCISE PRICE   EXPIRATION   --------------------
            NAME(1)               GRANTED     FISCAL YEAR(2)       ($/SH)          DATE         5%         10%
            -------              ----------   --------------   --------------   ----------   --------    --------
Chris Larsen...................        --            --               --               --         --          --
Janina Pawlowski...............        --            --               --               --         --          --
Doug Galen.....................    40,000          03.9%           $0.65         03/12/08    $16,351     $41,437
                                   10,000          01.0%           $3.00         08/11/08    $18,867     $47,812
Steve Majerus..................    75,000          07.4%           $0.65         05/07/08    $30,659     $77,695

---------------
(1) In January 1999, E-LOAN granted to Mr. Bonnikson an option to purchase 218,087 shares of common stock at an exercise price of $6.00 per share, which expires on January 13, 2009. In May 1998, E-LOAN granted to Mr. Crane an option to purchase 165,000 shares of common stock at an exercise price of $0.65 per share, which expires on May 7, 2008. In February 1999, E-LOAN granted to Mr. Kennedy an option to purchase 249,173 shares of common stock at an exercise price of $6.00 per share, which expires on February 22, 2009. In November 1998, E-LOAN granted to Mr. Siskowski an option to purchase 128,459 shares of common stock at an exercise price of $4.00 per share, which expires November 25, 2008.

(2) In 1998, E-LOAN granted options to purchase an aggregate of 1,027,209 shares of common stock, of which 1,017,959 were granted to employees and 9,250 were granted to consultants.

(3) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent E-LOAN's estimate or projection of future common stock prices. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

FISCAL YEAR END OPTION VALUES

     The following table provides certain summary information concerning stock options held as of December 31, 1998 by each of the Named Executive Officers. None of the Named Executive Officers exercised options in fiscal 1998.

                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                              OPTIONS               IN-THE-MONEY OPTIONS AT
                                                       AT DECEMBER 31, 1998            DECEMBER 31, 1998
                                                    ---------------------------   ---------------------------
                       NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                       ----                         -----------   -------------   -----------   -------------
Chris Larsen......................................        --              --
Janina Pawlowski..................................        --              --
Doug Galen........................................    30,000         110,000
Steve Majerus.....................................        --          75,000

     There was no public trading market for E-LOANS's common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options as of such date was calculated on the basis of an assumed initial public offering
price of $       per share.

STOCK PLANS

1997 Stock Plan

     E-LOAN's 1997 Stock Plan (1997 Plan) provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (Code), and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights (SPRs). The 1997 Plan was approved by the Board of Directors in August 1997 and by the stockholders in November 1997. The Board approved amendments to the 1997 Plan to increase the number of shares reserved under the 1997 Plan in May 1998 and January 1999, and the stockholders also approved these amendments to the 1997 Plan in May 1998 and January 1999. Unless terminated sooner, the 1997 Plan will terminate automatically in 2007. A total of 2,500,000 shares of common stock is currently reserved for issuance pursuant to the 1997 Plan, plus annual increases equal to the lesser of 1,500,000 shares, 4% of the outstanding shares on such date, or a lesser amount determined by the Board.

     The 1997 Plan may be administered by the board of directors or a committee of the board (as applicable, the "Administrator"), which committee shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. The board has the authority to amend, suspend or terminate the 1997 Plan, provided that no such action may adversely affect any share of common stock previously issued and sold or any option previously granted under the 1997 Plan.

     Options and SPRs granted under the 1997 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1997 Plan must generally be exercised within three months of the Optionee's separation of service from E-LOAN, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant E-LOAN a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service for E-LOAN for any reason, including death or disability. The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to E-LOAN. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1997 Plan is determined by the Administrator and in all cases must be at least equal to 85% of the fair market value of the common stock on the date of grant. With respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of E-LOAN's outstanding capital stock, the exercise price of any stock option granted must equal at least 110% of the fair market value on the grant date and the term of any incentive stock option must not exceed five years. The term of all other options granted under the 1997 Plan may not exceed ten years.

     The 1997 Plan provides that in the event of a merger of E-LOAN with or into another corporation or a sale of substantially all of E-LOAN's assets, each option or SPR shall be assumed or an equivalent option or SPR substituted by the successor corporation. If each outstanding option or SPR is not assumed or substituted as described in the preceding sentence, the Administrator shall notify the Optionees that each such option or SPR shall be fully vested and exercisable, including shares as to which it would not otherwise be exercisable, for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

1999 Employee Stock Purchase Plan

     E-LOAN's 1999 Employee Stock Purchase Plan (1999 Purchase Plan) was adopted by the Board of Directors in March 1999 subject to stockholder approval. A total of 500,000 shares of common stock has been reserved for issuance under the 1999 Purchase Plan, plus annual increases on the first day of E-LOAN's fiscal year beginning in or after 2000 equal to the lesser of 500,000 shares, 2% of the outstanding shares on such date or a lesser amount determined by the Board. As of the date of this Prospectus, no shares have been issued under the 1999 Purchase Plan.

     The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, contains successive six-month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this Offering and ends on the last trading day on or before October 31.

     Employees are eligible to participate if they are customarily employed by E-LOAN or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, to the extent any employee (a) immediately after a grant would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of E-LOAN or (b) would have rights to purchase stock under all employee stock purchase plans of E-LOAN which exceed $25,000 worth of stock for each calendar year in which such options are outstanding, such employee may be not be granted an option to purchase stock under the 1999 Purchase Plan. The 1999 Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation". Compensation is defined as the participant's base straight time gross earnings, commissions, cash incentive payments and bonuses, but exclusive of payments for overtime, profit sharing payments, shift premium payments, non-cash compensation and other compensation. The maximum number of shares a participant may purchase during a single offering period is 1,250 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the 1999 Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with E-Loan.

     Rights granted under the 1999 Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 Purchase Plan. The 1999 Purchase Plan provides that, in the event of a merger of E-Loan with or into another corporation or a sale of substantially all of E-Loan's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. After shares have been purchased on the New

Exercise Date, the 1999 Purchase Plan will terminate. Unless terminated earlier, the 1999 Purchase Plan will terminate in 2009. The Board of Directors has the authority to amend or terminate the 1999 Purchase Plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1999 Purchase Plan.

401(K) PLAN

     E-LOAN maintains an employee savings and retirement plan (401(k) Plan) which covers all eligible employees of E-LOAN (Participants). Pursuant to the 401(k) Plan, Participants may elect to reduce their current compensation, on a pre-tax basis, up to 15%, or the statutorily prescribed annual limit, whichever is lower, and have the amount of such reduction contributed to the 401(k) Plan. Participants' salary reduction contributions are fully vested at all times. E-LOAN, in its sole discretion, may make discretionary employer contributions, qualified discretionary employer contributions and matching contributions to the 401(k) Plan. Each Participants' interest in their employer discretionary contributions and matching contributions generally vest in accordance with a four-year graduated vesting schedule. Participants may receive loans and hardship distributions while in service and are eligible for a distribution from the 401(k) Plan upon separation from service with E-LOAN. The 401(k) Plan is intended to qualify under Section 401(a) of the Code, and its accompanying trust is intended to be a tax-exempt trust under Section 501(a) of the Code. Contributions made on behalf of Participants, on a pre-tax basis, to the 401(k) Plan, and income earned on such contributions, are not currently taxable to Participants until distributed to them. All such contributions are tax deductible by E-LOAN. The trustee under the 401(k) Plan, at the direction of Participants, invests the assets of the 401(k) Plan in any of seven designated investment options.

EMPLOYMENT AGREEMENT AND CHANGE OF CONTROL ARRANGEMENTS

     Under the terms of E-LOAN's offer of employment to Mr. Kennedy, if Mr. Kennedy's employment is terminated by E-LOAN or a successor company to E-LOAN within six months prior to or 12 months following a change of control, E-LOAN has agreed to pay Mr. Kennedy three years of salary, accelerate vesting of all shares under Mr. Kennedy's option and pay a gross-up for any taxation Mr. Kennedy incurs in connection with such payment and acceleration above standard individual taxes for ordinary income. Alternatively, if Mr. Kennedy's employment is terminated by E-LOAN at any time, E-LOAN has agreed to give Mr. Kennedy three months notice of termination, pay Mr. Kennedy 12 months of salary and accelerate vesting of that number of shares under Mr. Kennedy's option that would have been exercisable on the date 12 months following the date of termination. E-LOAN is not required to perform any of these obligations if Mr. Kennedy's termination from E-LOAN is due to a criminal act or gross violation of E-LOAN policy. E-LOAN has also agreed to reimburse Mr. Kennedy for relocation expenses he incurred in relocating to the Bay Area.

     In accordance with the terms of their option agreements under E-LOAN's 1997 Stock Plan, whether or not the options are assumed or substituted in a merger, acquisition or asset sale, each Named Executive Officer's outstanding options vest and become exercisable as to an additional 50% of the unvested shares at the time of such merger, acquisition or sale of assets.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     E-LOAN's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     Such limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     E-LOAN's Bylaws provide that E-LOAN shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. E-LOAN believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. E-LOAN's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

     E-LOAN has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided for in its Bylaws. These agreements, among other things, indemnify E-LOAN's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of E-LOAN arising out of such person's services as a director, officer, employee, agent or fiduciary of E-LOAN, any subsidiary of E-LOAN or any other company or enterprise to which the person provides services at the request of E-LOAN. E-LOAN believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     At present, there is no pending litigation or proceeding involving a director or officer of E-LOAN in which indemnification is required or permitted, and E-LOAN is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

                              CERTAIN TRANSACTIONS

     In December 1997, E-LOAN issued shares of Series B preferred stock to certain investors at a purchase price of $0.96 per share, which shares will automatically convert into 430,207 shares of common stock upon the completion of this offering. Also in December 1997, E-LOAN issued shares of Series C preferred stock to certain investors at a purchase price of $1.23 per share, which shares will automatically convert into 4,269,936 shares of common stock upon completion of this offering. In September 1998 and February 1999, E-LOAN issued shares of Series D preferred stock to certain investors at a purchase price of $9.26 per share, which shares will automatically convert into 1,702,529 shares of common stock upon the completion of this offering. The investors in the Series B preferred stock, Series C preferred stock and Series D preferred stock include the following affiliates of E-LOAN:

                                                          SHARES OF   SHARES OF    SHARES OF
                                                          SERIES B    SERIES C     SERIES D
                                                          PREFERRED   PREFERRED    PREFERRED
                        INVESTOR                            STOCK       STOCK        STOCK
                        --------                          ---------   ---------    ---------
Doug Galen..............................................   15,625           --           --
Benchmark Capital Partners II L.P.(1)...................       --     2,589,959      97,161
Entities Affiliated with Technology Partners(2).........       --     1,479,977      75,570
Entities Affiliated With STV IV, LLC(3).................       --           --      777,286
Yahoo!, Inc.(4).........................................       --           --      323,869
Harold "Pete" Bonnikson.................................       --           --       40,000

-------------------------
(1) Mr. Kagle, a director of E-LOAN, is a member of Benchmark Capital Management Co., L.L.C., the general partner of Benchmark Capital Partners II L.P.

(2) Technology Partners Fund V, L.P. holds 739,989 shares of Series C preferred stock and 16,361 shares of Series D preferred stock. Technology Partners Fund VI, L.P. holds 739,988 shares of Series C preferred stock and 59,209 shares of Series D preferred stock. Mr. Ehrenpreis, a director of E-LOAN, is a general partner of TPW Management V, L.P., the general partner of Technology Partners Fund V, L.P. and is a managing member of TP Management VI, L.L.C., the general partner of Technology Partners Fund VI, L.P.

(3) Softbank Holdings, Inc., L.P. holds 388,643 shares of Series D preferred stock, Softbank Technology Advisors Fund, L.P. holds 7,306 shares of Series D preferred stock, and Softbank Technology Ventures IV, L.P. holds 381,337 shares of Series D preferred stock.

(4) Mr. Koogle, a director of E-LOAN, is the Chief Executive Officer of Yahoo!

     In December 1997, E-LOAN entered into an agreement with Yahoo!, Inc., under which E-LOAN became the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website and E-LOAN and Yahoo! will conduct joint marketing activities. In September 1998, E-LOAN entered into a subsequent agreement with Yahoo!, which became effective in March 1999 upon the expiration of the December 1997 agreement, under which E-LOAN would continue to be the exclusive provider of mortgage related information on the "Yahoo! Loan Center" website and E-LOAN and Yahoo! would continue to conduct joint marketing activities through February 2000. In March 1999, the parties extended this agreement through February 2001. Pursuant to the agreement, E-LOAN is required to pay a slotting fee plus click-through fees to Yahoo! Tim Koogle, a director of E-LOAN, is the Chief Executive Officer of Yahoo!

     In October 1997, March 1998 and August 1998, E-LOAN granted to Doug Galen, its Vice President of Business and Sales, options to purchase 90,000, 40,000 and 10,000 shares of common stock, respectively, at $0.15, $0.65 and $3.00 per share, respectively. These options vest according to the following schedules:
 1/4(th) of the total number of shares subject to each option vests on August 26, 1998, March 12, 1999 and August 11, 1999, respectively, and 1/48(th) of the total number of shares subject to each option vests at the end of each full month thereafter.

     In December 1997 and August 1998, E-LOAN granted to Janet Hammond, its Vice President of Underwriting, an option to purchase 15,000 shares and two separate options to purchase 10,000 shares of common stock each, respectively, at $0.65 and $3.00 per share, respectively. These options vest according to the following schedules: 1/4(th) of the total number of shares subject to each option vests on December 10, 1998, May 1, 1999 and August 11, 1999, respectively, and 1/48(th) of the total number of shares subject to each option vests at the end of each full month thereafter.

     In May 1998, E-LOAN granted to Bill Crane, its Vice President of Engineering, an option to purchase 165,000 shares of common stock at $0.65 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on April 20, 1999 and 1/48(th) of the total number of shares vests at the end of each full month thereafter.

     In May 1998, January 1999 and February 1999, E-LOAN granted to Sharon Ruwart, its Vice President of Marketing, options to purchase 60,000, 10,000 and 5,000 shares of common stock, respectively, at $0.65, $6.00 and $6.00 per share, respectively. These options vest according to the following schedules: 1/4(th) of the total number of shares subject to each option vests on May 1, 1999, January 1, 2000 and February 22, 2000, respectively, and 1/48(th) of the total number of shares subject to each option vests at the end of each full month thereafter.

     In May 1998 and February 1999, E-LOAN granted to Steve Majerus, its Vice President of Secondary Marketing, options to purchase 75,000 and 25,000 shares of common stock, respectively, at $0.65 and $6.00 per share, respectively. These options vest according to the following schedules: 1/4(th) of the total number of shares subject to each option vests on April 27, 1999 and February 22, 2000, respectively, and 1/48(th) of the total number of shares subject to each option vests at the end of each full month thereafter.

     In November 1998, E-LOAN granted to Frank Siskowski, its Chief Financial Officer, an option to purchase 128,459 shares of common stock at $4.00 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on October 26, 1999 and 1/48(th) of the total number of shares vests at the end of each full month thereafter.

     In January 1999, E-LOAN granted to Harold "Pete" Bonnikson, its Senior Vice President of Operations, an option to purchase 218,087 shares of common stock at $6.00 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on January 13, 2000 and 1/48(th) of the total number of shares vests at the end of each full month thereafter.

     In February, 1999, E-LOAN granted to Joseph Kennedy, its Senior Vice President of Marketing, an option to purchase 249,173 shares of common stock at $6.00 per share. This option vests according to the following schedule: 1/4(th) of the total number of shares vests on February 22, 2000 and 1/48(th) of the total number of shares vests at the end of each full month thereafter. For a description of the terms of the employment arrangement between E-LOAN and Mr. Kennedy, see "Management -- Employment Agreement and Change of Control Arrangements".

     E-LOAN has entered into indemnification agreements with its officers and directors containing provisions that require E-LOAN, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of E-LOAN's common stock as of March 19, 1999 and as adjusted to reflect the sale of common stock offered by this prospectus and the automatic conversion of all outstanding shares of preferred stock into shares of common stock, in each case reflecting the common stock beneficially held by the following individuals or groups:

     - each person known by E-LOAN to beneficially own more than 5% of its outstanding common stock;

     - each director of E-LOAN;

     - each Named Executive Officer listed in the Summary Compensation Table;
       and

     - all directors and executive officers of E-LOAN as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o E-LOAN, Inc., 5875 Arnold Road, Suite 100, Dublin, California 94568. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of March 19, 1999, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 11,031,320 shares of common stock outstanding as of March 19, 1999, after giving effect to the conversion of the outstanding preferred stock, and shares of common stock outstanding after completion of this offering.

                                                                            PERCENTAGE OF
                                                                                SHARES
                                                                          BENEFICIALLY OWNED
                                                            SHARES       --------------------
                                                         BENEFICIALLY    PRIOR TO     AFTER
               NAME OF BENEFICIAL OWNER                     OWNED        OFFERING    OFFERING
               ------------------------                  ------------    --------    --------
Benchmark Capital Partners II L.P.(1)..................   2,687,120        24.4%
  Robert C. Kagle
Entities affiliated with Technology Partners(2)........   1,555,547        14.1%
  Ira M. Ehrenpreis
Entities affiliated with STV IV, LLC(3)................   1,101,530        9.99%
Chris Larsen(4)........................................   1,851,707        16.8%
Janina Pawlowski(5)....................................   1,837,309        16.7%
Doug Galen(6)..........................................      56,458           *
Steve Majerus(7).......................................      18,750           *
Tim Koogle(8)..........................................     323,869         2.9%
Wade Randlett..........................................         500           *
All directors and executive officers as a group (14
  persons)(9)..........................................   9,515,040        85.4%

-------------------------
  * Represents beneficial ownership of less than one percent of E-LOAN's common stock.

 (1) Mr. Kagle, a director of E-LOAN, is a member of Benchmark Capital Management Co., L.L.C., the general partner of Benchmark Capital Partners II, L.P. and disclaims beneficial ownership of the shares held by Benchmark Capital Partners II, L.P. except to the extent of his proportionate partnership interest therein.

 (2) Consists of 799,197 shares held of record by Technology Partners Fund VI, L.P. and 756,350 shares held of record by Technology Partners Fund V, L.P. Excludes 79,311 and 19,224 shares beneficially owned by Chris Larsen and pledged to Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P., respectively, pursuant to Loan and Pledge Agreements between such entities and Mr. Larsen. Also excludes 79,311 and 19,224 shares beneficially owned by Janina Pawlowski and pledged to Technology Partners Fund V, L.P. and Technology Partners Fund VI, L.P., respectively, pursuant to Loan and Pledge Agreements dated between such entities and Ms. Pawlowski. Mr. Ehrenpreis, a director of E-LOAN, is a general partner of TPW Management V, L.P., the general partner of Technology Partners Fund V, L.P. and is a managing member of TP Management VI, L.L.C., the general partner of Technology Partners Fund VI, L.P. and disclaims beneficial ownership of the shares held by Technology Partners Fund VI, L.P. and Technology Partners Fund V, L.P. except to the extent of his proportionate partnership interest therein.

(3) Consists of 388,643 shares held of record by Softbank Holdings, Inc. L.P., 381,337 shares held of record by Softbank Technology Ventures IV, L.P., 7,306 shares held of record by Softbank Technology Advisors Fund, L.P., and 324,244 shares held of record by Softbank America Inc. Excludes 126,183, 123,509, 2,675 and 115,577 shares beneficially owned by Chris Larsen and pledged to Softbank Holdings, Inc., Softbank Technology Ventures IV, L.P., Softbank Technology Advisors Fund, L.P., and Softbank America Inc., respectively, pursuant to Loan and Pledge Agreements between such entities and Mr. Larsen. Also excludes 126,183, 123,509, 2,675 and 101,129 shares beneficially owned by Janina Pawlowski and pledged to Softbank Holdings, Inc., Softbank Technology Ventures IV, L.P., Softbank Technology Advisors Fund, L.P., and Softbank America Inc., respectively, pursuant to Loan and Pledge Agreements between such entities and Ms. Pawlowski.

(4) Included 50,000 shares held of record by the Larsen Trust. Also includes 858,859 shares that are pledged to certain investors to secure $10.8 million in full recourse loans made to Mr. Larsen by these investors. All of Mr. Larsen's pledged shares are also subject to put and call options pursuant to agreements between Mr. Larsen and these investors. See "Description of Capital Stock -- Put/Call Options on Common Stock".

(5) Includes 50,000 shares held of record by the Pawlowski Trust. Also includes 844,411 shares that are pledged to certain investors to secure $10.1 million in full recourse loans made to Ms. Pawlowski by these investors. All of Ms. Pawlowski's pledged shares are also subject to put and call options pursuant to agreements between Ms. Pawlowski and these investors. See "Description of Capital Stock -- Put/Call Options on Common Stock".

 (6) Includes 48,333 shares subject to stock options that are exercisable within 60 days of March 19, 1999.

 (7) Includes 109,333 shares subject to stock options that are exercisable within 60 days of March 19, 1999.

(8) Consists of 323,869 shares held of record by Yahoo!, Inc. Mr. Koogle, a director of E-LOAN, is Chief Executive Officer of Yahoo! and disclaims beneficial ownership of the shares held by Yahoo!

(9) Includes 109,333 shares subject to stock options that are exercisable within 60 days of March 19, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     E-LOAN's Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 70 million shares of common stock, par value $0.001 per share, and 5 million shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by E-LOAN's Board of Directors. As of March 19, 1999, 4,200,013 shares of common stock were issued and outstanding and 6,831,307 shares of preferred stock convertible into 6,831,307 shares of common stock upon the completion of this offering were issued and outstanding. As of March 19, 1999, E-LOAN had 68 stockholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy". In the event of a liquidation, dissolution or winding up of E-LOAN, holders of common stock would be entitled to share in E-LOAN's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by E-LOAN in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which E-LOAN may designate in the future.

PREFERRED STOCK

     Upon the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5 million shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of E-LOAN. E-LOAN has no present plans to issue any shares of preferred stock.

WARRANTS

     As of March 19, 1999, E-LOAN had outstanding a warrant to purchase 15,000 shares of Series C preferred stock at an exercise price of $2.00 per share, convertible into 15,000 shares of common stock upon the effectiveness of this offering, and a warrant to purchase 53,996 shares of Series D preferred stock at an exercise price of $9.26 per share, convertible into 53,996 shares of common stock upon the effectiveness of this offering. Each warrant has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of

E-LOAN's stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. The warrant for 53,996 shares of Series D preferred stock will expire upon the closing of this offering. The warrant for 15,000 shares of Series C Preferred Stock shall expire three years from the effective date of this offering.

REGISTRATION RIGHTS

     Pursuant to the terms of an Investor Rights Agreement among E-LOAN and certain holders of E-LOAN's securities, after the closing of this offering, the holders of 5,947,465 shares of the outstanding common stock or their permitted transferees, including shares issuable upon the exercise of certain warrants to purchase common stock, are entitled to certain rights with respect to the registration of such shares under the Securities Act. The holders of at least
66 2/3% of the shares entitled to registration rights may require E-LOAN, subject to certain limitations, to file a registration statement covering shares entitled to registration rights with an aggregate gross offering price of at least $1.5 million. E-LOAN is not required to effect (i) more than two such registrations pursuant to such demand registration rights; (ii) a registration within 60 days following the determination by the Board of Directors of E-LOAN to file a registration statement; (iii) a registration during the period in which any other registration statement has been filed or has been declared effective within the prior 120 days; or (iv) a registration for a period not to exceed 120 days, if the Board of Directors of E-LOAN has made a good faith determination that such registration would be seriously detrimental to E-LOAN or to its stockholders. Furthermore, pursuant to the terms of the Investor Rights Agreement, the holders of the shares entitled to registration rights are entitled to certain piggyback registration rights in connection with any registration by E-LOAN of its securities for its own account or the account of other security holders. In the event that E-LOAN proposes to register any shares of common stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations.

     At any time after E-LOAN becomes eligible to file a registration statement on Form S-3, holders of 20% or more of the Registrable Securities may require E-LOAN to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock.

     Each of the foregoing registration rights is subject to certain conditions and limitations, including the right of the underwriters in any underwritten offering to limit the number of shares to be included in such registration. The registration rights with respect to any holder thereof terminate upon the earlier of (i) 7 years from the effective date of this offering or (ii) when the shares held by such holder may be sold under Rule 144 during any three-month period. E-LOAN is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares entitled to registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The Investor Rights Agreement also contains a commitment of E-LOAN to indemnify the holders of registration rights, subject to certain limitations.

PUT/CALL OPTIONS ON COMMON STOCK

     In December 1997, Chris Larsen, E-LOAN's Chief Executive Officer, and Janina Pawlowski, E-LOAN's President, each entered into a separate Loan and Pledge Agreement with certain investors under which each of these officers were loaned $250,000 on a full recourse basis. Each officer secured his or her loan with a pledge of 203,497 shares of common stock and a security interest in such officer's rights under a Put Option Agreement and Call Option Agreement among certain investors and each officer. The loans are due December 19, 2002 and bear interest, compounded annually, at a rate of 7% per annum. Under the Call Option Agreements, each officer granted certain investors an option to call the 203,497 shares covered by the option at any time from the date of the agreement up to December 19, 2001 at an exercise price equal to an aggregate of $500,000. Under the Put Option Agreements, certain investors granted to each officer an option to put the 203,497 shares covered by the option to the investors at an exercise price equal to an aggregate of $500,000 together with interest at the rate of 7% per annum, compounded annually, at any time during the eleven-month period beginning January 20, 2002 and ending November 19, 2002.

     In August 1998, each of these officers entered into a separate Loan and Pledge Agreement with certain investors under which each officer was loaned $5.0 million on a full recourse basis. Each officer secured his or her loan with a pledge of 539,785 shares of common stock and a security interest in such officer's rights under a Put Option Agreement and Call Option Agreement among certain investors and each officer. The loans are due August 31, 2003 and bear interest, compounded annually, at a rate of 6% per annum. Under the Call Option Agreement, each officer granted certain investors an option to call the 539,785 shares covered by the option at any time from the date of the agreement up to August 31, 2002 at an exercise price equal to an aggregate of $10.0 million. Under the Put Option Agreements, certain investors granted to each officer an option to put the 539,785 shares covered by the option to the investors at an exercise price equal to an aggregate $10.0 million together with interest of the rate of 6% per annum, compounded annually, at any time during the eleven-month period beginning January 1, 2003 and ending November 30, 2003.

Softbank Stock Purchase and Related Transactions

     In March 1999, Softbank America Inc. purchased an aggregate of 324,244 shares of common stock and preferred stock from certain stockholders of E-LOAN, including 84,423 and 73,871 shares of common stock from Mr. Larsen and Ms. Pawlowski, respectively, at a purchase price of $48.00 per share. The stockholders agreement with Softbank America provides that Softbank America will not dispose of the acquired shares prior to March 23, 2000.

     Concurrently with these purchases, Mr. Larsen and Ms. Pawlowski each entered into a separate Loan and Pledge Agreement with Softbank America under which Mr. Larsen was loaned $5.5 million on a full recourse basis and Ms. Pawlowski was loaned $4.8 million on a full recourse basis. Mr. Larsen secured his loan with a pledge of 115,577 shares of common stock and Ms. Pawlowski secured her loan with a pledge of 101,129 shares of common stock and both granted Softbank America a security interest in such officer's rights under a Put Option Agreement and a Call Option Agreement. The loans are due March 23, 2004 and bear interest, compounded annually, at a rate of 7% per annum. Under the Call Option Agreements, both Mr. Larsen and Ms. Pawlowski granted certain investors an option to call all of the shares covered by the option at any time from the date of the agreement up to March 23, 2003 at an exercise price equal to $5.5 million and $4.8 million, respectively. Under the Put Option Agreements, Softbank America granted to both Mr. Larsen and Ms. Pawlowski an option to put all of the shares covered by the option at an exercise price equal to an aggregate of $5.5 million and $4.8 million, respectively, together with interest at the rate of 7% per annum, compounded annually, at any time during the eleven-month period beginning in March 2003 and ending February 2004.

EFFECT OF CERTAIN PROVISIONS OF E-LOAN'S RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS, AND THE DELAWARE ANTITAKEOVER STATUE

     Certain provisions of E-LOAN's Restated Certificate of Incorporation and Bylaws, which will become effective upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of E-LOAN. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of E-LOAN's common stock. Certain of these provisions allow E-LOAN to issue preferred stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of E-LOAN. In addition, E-LOAN is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:

     - prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     E-LOAN's Restated Certificate of Incorporation provides that, upon the closing of this offering, the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of E-LOAN and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. E-LOAN's Bylaws eliminate the right of stockholders to call special meetings of stockholders. The authorization of undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of E-LOAN. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of E-LOAN. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Chase Mellon Shareholder Services.

                        SHARES AVAILABLE FOR FUTURE SALE

     Prior to this offering there has been no public market for E-LOAN's common stock. Future sales of substantial amounts of E-LOAN's common stock in the public market or the availability of such shares for sale, could adversely affect the prevailing market price and the ability of E-LOAN to raise equity capital in the future.

     Upon the closing of this offering, E-LOAN will have an aggregate of shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase common stock.

     Of the                shares of common stock to be outstanding upon the
closing of this offering, the                shares offered hereby will be
eligible for immediate sale in the public market without restriction, unless the shares are purchased by "affiliates" of E-LOAN within the meaning of Rule 144 promulgated under the Securities Act of 1933. The remaining 11,031,320 shares of common stock held by existing stockholders upon the closing of this offering will be "restricted securities", as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. All of the holders of these "restricted securities," including officers and directors of E-Loan, have entered into "lock-up agreements" providing that they will not sell, directly or indirectly, any common stock without the prior consent of the representatives of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. Subject to the provisions of Rules 144, 144(k) and 701, 10,791,320 shares will be available for sale in the public market, subject in the case of shares held by affiliates to compliance with certain volume restrictions, upon expiration of this 180-day period.

     In general, under Rule 144, a person or persons whose shares are aggregated, including an affiliate who has beneficially owned shares for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the outstanding shares of common stock, or the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of E-LOAN at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were purchased from an affiliate of E-LOAN, the purchasers' holding period for the purpose of effecting a sale under Rule 144 commences on the date of purchase from the affiliate. As of March 19, 1999, there were outstanding options to purchase 1,965,206 shares of common stock which will be eligible for sale in the public market from time to time subject to vesting and the expiration of lock-up agreements. As of March 19, 1999, there was outstanding a warrant to purchase 15,000 shares of Series C preferred stock convertible into 15,000 shares of common stock upon the effectiveness of this offering and a warrant to purchase 53,996 shares of Series D Preferred Stock, convertible into 53,996 shares of common stock upon the effectiveness of this offering. The 68,996 shares of common stock that will be issuable upon exercise of this warrant after this offering will be eligible for sale in the public market from time to time subject to the expiration of lock-up agreements and Rule 144. The possible sale of a significant number of shares by the holders thereof may have an adverse effect on the price of the common stock.

     E-LOAN is unable to estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for the common stock of E-LOAN, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the common stock, and there can be no assurance that a significant public market for the common stock will develop or be sustained after this offering. Any future sale of substantial amounts of common stock in the open market may adversely affect the market price of the common stock offered hereby.

     E-LOAN will file a registration statement on Form S-8 under the Securities Act to register the shares of common stock reserved for issuance under its 1997 Stock Option Plan and 1999 Employee Stock Purchase Plan. As a result, shares issued upon exercise of stock options granted under the Stock Option Plan will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement. See
"Management -- Stock Plans".

     Pursuant to an Investor Rights Agreement among E-Loan and certain holders of E-Loan's securities, after the closing of this offering, subject to certain conditions, the holders of 5,947,465 shares of outstanding common stock, including shares issuable upon the exercise of certain warrants to purchase common stock, will be entitled to certain demand and piggyback registration rights. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by Affiliates. Please see "Description of Capital Stock -- Registration Rights".

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for E-LOAN by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Certain legal matters will be passed upon for the Underwriters by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this prospectus, WS Investment Company 96B and WS Investment Company 97B, investment partnerships composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, P.C., and a certain member of Wilson Sonsini Goodrich & Rosati, P.C., beneficially own an aggregate of 55,626 shares of E-LOAN's common stock.

                                    EXPERTS

     The financial statements of E-LOAN as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     E-LOAN has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1, including the exhibits and schedules thereto, under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to E-LOAN and the shares to be sold in this offering, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

     You may read and copy all or any portion of the Registration Statement or any reports, statements or other information E-LOAN files with the Commission at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. E-LOAN's Commission filings, including the Registration Statement will also be available to you on the Commission's Internet site. The address of this site is http://www.sec.gov.

     E-LOAN intends to send to its stockholders annual reports containing audited consolidated financial statements for each fiscal year and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
  Report of Independent Accountants.........................  F-2
  Balance Sheet at December 31, 1997 and 1998...............  F-3
  Statement of Operations for the years ended December 31,
     1996, 1997 and 1998....................................  F-4
  Statement of Stockholders' Deficit for the years ended
     December 31, 1996, 1997 and 1998.......................  F-5
  Statement of Cash Flows for the years ended December 31,
     1996, 1997 and 1998....................................  F-6
  Notes to Financial Statements.............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

March 24, 1999

To the Stockholders and Board of Directors of E-Loan, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of E-Loan, Inc. (the Company) at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California

                                  E-LOAN, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                                          PRO FORMA
                                                                                        STOCKHOLDERS'
                                                                                          EQUITY AT
                                                                                        DEC. 31, 1998
                                                            1997            1998         (UNAUDITED)
ASSETS                                                   -----------    ------------    -------------
CURRENT ASSETS:
Cash and cash equivalents..............................  $ 4,217,687    $  9,141,367    $  9,641,367
Mortgage loans held-for-sale...........................           --      42,153,648
Accounts receivable, net...............................       33,924         411,058
Prepaids and other current assets......................      168,577         720,681
                                                         -----------    ------------    ------------
      Total current assets.............................    4,420,188      52,426,754    $ 52,926,754
Furniture and equipment, net...........................      146,207       2,365,564
Deposits and other assets..............................      113,480         730,938
                                                         -----------    ------------    ------------
      Total assets.....................................  $ 4,679,875    $ 55,523,256    $ 56,023,256
                                                         ===========    ============    ============
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
  PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Warehouse lines payable................................  $        --    $ 41,046,122
Accounts payable, accrued expenses and other...........      518,186       2,654,623
Capital lease obligation...............................           --         252,475
Notes payable..........................................       78,868          71,299
Advances payable.......................................    1,840,996              --
                                                         -----------    ------------
      Total current liabilities........................    2,438,050      44,024,519
Capital lease obligations..............................           --         719,294
Notes payable..........................................           --         570,393
                                                         -----------    ------------
                                                           2,438,050      45,314,206
                                                         -----------    ------------
MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK:
  Series C, 4,467,912 shares authorized; 2,589,959 and
    4,069,936 shares issued and outstanding at December
    31, 1997 and 1998 (aggregate liquidation preference
    $4,999,998)........................................    3,207,720       5,525,904    $         --
  Series C-1, 4,467,912 shares authorized; 0 shares
    issued and outstanding (liquidation preference
    $1.22852 per share)................................           --              --
  Series D, 1,950,000 shares authorized; 1,662,529
    shares issued and outstanding (aggregate
    liquidation preference $15,400,006)................           --      15,867,098              --
                                                         -----------    ------------    ------------
COMMITMENTS AND CONTINGENCIES (NOTE 10)
STOCKHOLDERS' DEFICIT:
Convertible preferred stock:
  Series A, 428,635 shares authorized; 428,635 shares
    issued and outstanding (aggregate liquidation
    preference $94,300)................................       90,901          90,901              --
  Series B, 450,708 shares authorized; 430,207 shares
    issued and outstanding (aggregate liquidation
    preference $412,999)...............................      411,482         411,482              --
Common stock, 20,000,000 shares authorized; 4,085,000
  and 4,174,951 shares issued and outstanding at
  December 31, 1997 and 1998; 70,000,000 shares
  authorized; 10,820,254 shares issued and outstanding
  on a pro forma basis (unaudited).....................        4,085          26,867      22,422,252
Less: subscription receivable..........................       (4,085)         (4,085)         (4,085)
Unearned compensation..................................           --      (4,477,000)     (4,477,000)
Additional paid-in capital.............................      (41,667)      5,366,548       5,366,548
Accumulated deficit....................................   (1,426,611)    (12,598,665)    (12,598,665)
                                                         -----------    ------------    ------------
      Total stockholders' equity (deficit).............     (965,895)    (11,183,952)   $ 10,709,050
                                                         -----------    ------------    ------------
      Total liabilities, mandatorily redeemable
         convertible preferred stock and stockholders'
         deficit.......................................  $ 4,679,875    $ 55,523,256    $ 56,023,256
                                                         ===========    ============    ============

The accompanying notes are an integral part of these financial statements.

                                  E-LOAN, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                     1996          1997            1998
                                                  ----------    -----------    ------------
Revenues (Note 13)..............................  $  892,995    $ 1,042,729    $  6,831,546
Operating expenses:
  Operations....................................     902,736      1,318,342       7,626,413
  Sales and marketing...........................          --        470,323       5,642,394
  Technology....................................          --        102,074       1,247,528
  General and administrative....................      96,865        524,076       2,409,591
  Amortization of unearned compensation.........          --             --       1,251,000
                                                  ----------    -----------    ------------
          Total operating expenses..............     999,601      2,414,815      18,176,926
                                                  ----------    -----------    ------------
     Loss from operations.......................    (106,606)    (1,372,086)    (11,345,380)
Other income, net...............................      (3,438)        (2,407)        173,326
                                                  ----------    -----------    ------------
          Net loss..............................  $ (110,044)   $(1,374,493)   $(11,172,054)
                                                  ==========    ===========    ============
Net loss per share:
  Basic and diluted.............................  $    (0.03)   $     (0.35)   $      (2.95)
                                                  ==========    ===========    ============
  Weighted-average shares -- basic..............   4,085,000      4,087,344       4,133,428
                                                  ==========    ===========    ============
Pro forma net loss per share (unaudited):
  Basic and diluted.............................                               $      (1.26)
                                                                               ============
  Weighted-average shares -- basic..............                                  8,894,392
                                                                               ============

The accompanying notes are an integral part of these financial statements.

                                  E-LOAN, INC.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                            SERIES A             SERIES B
                                         PREFERRED STOCK     PREFERRED STOCK        COMMON STOCK
                                        -----------------   ------------------   -------------------   SUBSCRIPTION     UNEARNED
                                        SHARES    AMOUNT    SHARES     AMOUNT     SHARES     AMOUNT     RECEIVABLE    COMPENSATION
                                        -------   -------   -------   --------   ---------   -------   ------------   ------------
Balance at December 31, 1995..........       --        --        --         --   4,085,000   $ 4,085     $(4,085)              --
Net loss..............................
                                        -------   -------   -------   --------   ---------   -------     -------      -----------
Balance at December 31, 1996..........       --        --        --         --   4,085,000     4,085      (4,085)              --
Series A preferred stock issued for
  cash, net of issuance costs of
  $3,399 at $0.22 per share in June
  1997................................  428,635   $90,901
Series B preferred stock issued for
  cash, net of issuance costs of
  $15,763 at $0.96 per share in
  December 1997.......................                      430,207   $411,482
Accretion for preferred stock Series
  C...................................
Net loss..............................
                                        -------   -------   -------   --------   ---------   -------     -------      -----------
Balance at December 31, 1997..........  428,635    90,901   430,287    411,482   4,085,000     4,085      (4,085)
Common Stock issued for cash..........                                              45,496    20,027
Common Stock issued for cash upon
  exercise of stock options...........                                              44,455     2,755
Accretion for preferred stock Series
  C...................................
Accretion for preferred stock Series
  D...................................
Issuance of warrants for capital
  lease...............................
Issuance of warrants in relation to
  marketing agreements................
Issuance of stock options for services
  rendered............................
Unearned Compensation.................                                                                                $(4,477,000)
Net Loss..............................
                                        -------   -------   -------   --------   ---------   -------     -------      -----------
Balance at December 31, 1998..........  428,635   $90,901   430,207   $411,482   4,174,951   $26,867     $(4,085)     $(4,477,000)


                                        ADDITIONAL                      TOTAL
                                           PAID      ACCUMULATED    STOCKHOLDERS'
                                        IN CAPITAL     DEFICIT         DEFICIT
                                        ----------   ------------   -------------
Balance at December 31, 1995..........          --   $     57,926   $     57,926
Net loss..............................                   (110,044)      (110,044)
                                        ----------   ------------   ------------
Balance at December 31, 1996..........          --        (52,118)       (52,118)
Series A preferred stock issued for
  cash, net of issuance costs of
  $3,399 at $0.22 per share in June
  1997................................                                    90,901
Series B preferred stock issued for
  cash, net of issuance costs of
  $15,763 at $0.96 per share in
  December 1997.......................                                   411,482
Accretion for preferred stock Series
  C...................................  $  (41,667)                      (41,667)
Net loss..............................                 (1,374,493)    (1,374,493)
                                        ----------   ------------   ------------
Balance at December 31, 1997..........     (41,667)    (1,426,611)      (965,895)
Common Stock issued for cash..........                                    20,027
Common Stock issued for cash upon
  exercise of stock options...........                                     2,755
Accretion for preferred stock Series
  C...................................    (500,000)                     (500,000)
Accretion for preferred stock Series
  D...................................    (513,352)                     (513,352)
Issuance of warrants for capital
  lease...............................      29,575                        29,575
Issuance of warrants in relation to
  marketing agreements................     640,150                       640,150
Issuance of stock options for services
  rendered............................      23,842                        23,842
Unearned Compensation.................   5,728,000                     1,251,000
Net Loss..............................                (11,172,054)   (11,172,054)
                                        ----------   ------------   ------------
Balance at December 31, 1998..........  $5,366,548   $(12,598,665)  $(11,183,952)

The accompanying notes are an integral part of these financial statements.

                                  E-LOAN, INC.
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                     1996         1997           1998
                                                   ---------   -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.........................................  $(110,044)  $(1,374,493)  $ (11,172,054)
Adjustments to reconcile net loss to cash used in
  operating activities:
  Amortization of unearned compensation..........         --            --       1,251,000
  Depreciation and amortization..................         --         6,860         512,998
  Loss on disposal of furniture and equipment....         --        37,361          41,092
  Changes in operating assets and liabilities:
     Accounts receivable.........................     (3,300)      (30,624)       (377,134)
     Net change in mortgage loans
       held-for-sale.............................         --            --     (42,153,648)
     Prepaids, deposits and other assets.........      2,862      (276,960)       (641,899)
     Accounts payable, accrued expenses, advances
       payable and other.........................     33,668     2,315,579         295,441
     Notes payable, short term...................     33,565        32,303          (7,569)
                                                   ---------   -----------   -------------
          Net cash provided by (used in)
            operating activities.................    (43,249)      710,026     (52,251,773)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of furniture and equipment...........     (4,557)     (160,775)     (1,608,899)
                                                   ---------   -----------   -------------
          Net cash used in investing
            activities...........................     (4,557)     (160,775)     (1,608,899)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.........         --            --          22,782
  Payments on obligations under capital leases...         --            --         (26,875)
  Proceeds from long term notes payable..........         --            --         570,393
  Proceeds from warehouse lines payable..........         --            --     241,242,483
  Repayments of warehouse lines payable..........         --            --    (200,196,361)
  Proceeds from issuance of preferred stock,
     net.........................................         --     3,668,436      17,171,930
                                                   ---------   -----------   -------------
          Net cash provided by financing
            activities...........................          0     3,668,436      58,784,352
                                                   ---------   -----------   -------------
  Net increase (decrease) in cash................    (47,806)    4,217,687       4,923,680
  Cash and cash equivalents at beginning of
     year........................................     47,806             0       4,217,687
                                                   ---------   -----------   -------------
  Cash and cash equivalents at end of year.......  $       0   $ 4,217,687   $   9,141,367
                                                   =========   ===========   =============
  SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid for interest......................  $   1,124   $     7,036   $     588,987
                                                   =========   ===========   =============
  NONCASH INVESTING AND FINANCING ACTIVITIES:
     Furniture and equipment under capital
       leases....................................  $       0   $         0   $     998,642
                                                   =========   ===========   =============

The accompanying notes are an integral part of these financial statements.

                                  E-LOAN, INC.

                         NOTES TO FINANCIAL STATEMENTS

 1. THE COMPANY

     E-Loan, Inc. (the Company) was incorporated on August 26, 1996 and began marketing its services in June 1997. Prior to that date, the Company conducted business through a predecessor company, Palo Alto Funding Group (PAFG) which was established in 1992 as a mortgage broker. The stockholders of PAFG and the Company were the same and on December 18, 1997 PAFG merged with the Company. The transaction was accounted for in a manner similar to a pooling of interests and, as a result, the accompanying financial statements represent the combined balance sheets and results of operations of the Company and PAFG.

     The Company is a provider of mortgage offerings online and is engaged in the brokerage, origination, and sale of mortgage loans secured by residential real estate. The Company serves U.S. consumers in the first and second home mortgage loan market over the internet.

 2. BASIS OF PRESENTATION

     The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. However, there can be no assurance that the Company will be able to achieve profitable operations. Management believes that its current funds and available lines of credit will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999.

 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     RISKS AND UNCERTAINTIES

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties.

     Additionally, in the normal course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company will generally experience a decrease in loan production which may negatively impact the Company's operations. Credit risk is the risk of default, primarily in the Company's mortgage loan portfolio that result from the mortgagors' inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of mortgage loans held-for-sale and in commitments to originate loans.

                                  E-LOAN, INC.

     The Company sells loans to mortgage loan purchasers on a servicing released basis without recourse. As such, the risk of loss or default by the borrower has been assumed by these purchasers. However, the Company is usually required by these purchasers to make certain representations relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans and indemnify these purchasers for any losses from borrower defaults. For the year ended December 31, 1998, the Company had not repurchased any loans.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid monetary instruments with an original maturity of three months or less from the date of purchase to be cash equivalents.

     MORTGAGE LOANS HELD-FOR-SALE

     Mortgage loans held-for-sale consist of residential property mortgages having maturities up to 30 years. Pursuant to the mortgage terms, the borrowers have pledged the underlying real estate as collateral for the loans. It is the Company's practice to sell these loans to mortgage loan purchasers shortly after they are funded. Mortgage loans held-for-sale are recorded at the lower of cost or aggregate market value. Cost generally consists of loan principal balance adjusted for net deferred fees and costs. No valuation adjustment was required at December 31, 1998.

     FURNITURE AND EQUIPMENT

     Furniture and equipment, including furniture and equipment under capital leases, are recorded at cost and depreciated using the straight-line method over their useful lives, which is generally three years for computers and five years for furniture and fixtures. Assets under capital leases are depreciated over the shorter of the useful life of the asset or the term of the lease. Leasehold improvements are amortized over the remaining life of the lease. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations in the period realized.

     BROKERAGE FEES

     Brokerage fees represent compensation earned for the processing of mortgage loan applications for third party lenders. The Company does not take title to the mortgages and the funding for these customers is provided by third party lenders. The fees for providing these services are recognized at such time as the loans are funded by the lender.

     GAIN ON SALE OF LOANS

     Gain on sale of loans includes gains or losses determined by loan sales proceeds less the carrying value of the loans sold. Origination fees, net of certain direct origination costs, are deferred and recognized when the loan is sold. The carrying value of the loan is adjusted for the deferred origination fees and costs. Gain on sale of loans are recognized at the time of settlement with the mortgage loan purchaser.

                                  E-LOAN, INC.

     INTEREST INCOME ON LOANS

     Interest income is accrued as earned. Loans are placed on non-accrual status when any portion of principal or interest is ninety days past due or earlier when concern exists as to the ultimate collectibility of principal or interest. Loans return to accrual status when principal and interest become current and are anticipated to be fully collectible.

     ADVERTISING COSTS

     Advertising costs related to various media content advertising such as television, radio, and print are charged to other operating expenses as incurred. These costs include the cost of production as well as the cost of any airtime.

     INCOME TAXES

     The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The provision for income tax expense represents taxes payable for the current period, plus the net change in deferred tax assets and liabilities.

     STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provision of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, compensation expense is based on the excess of the estimated fair value of the Company's stock over the exercise price, if any, on the date of the grant.

     NET INCOME (LOSS) PER SHARE

     The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. Under the provisions of SFAS No. 128 basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period, to the extent such common equivalent shares are dilutive. Common equivalent shares are composed of incremental common shares issuable upon the exercise of stock options and warrants and upon conversion of Series A, B, C and Series D convertible preferred stock.

                                  E-LOAN, INC.

     The following table sets forth the computation of basic and diluted net loss per share for the years ended December 31:

                                            1996           1997            1998
                                         -----------    -----------    ------------
Numerator:
  Net loss.............................     (110,044)   $(1,374,493)   $(11,172,054)
  Accretion of Series C and D
     mandatorily redeemable convertible
     preferred stock to redemption
     value.............................           --        (41,667)     (1,013,352)
                                         -----------    -----------    ------------
          Net loss available to common
            shareholders...............     (110,044)   $(1,416,160)   $(12,185,406)
                                         ===========    ===========    ============
Denominator:
  Weighted average common shares --
     basic and diluted.................    4,085,000      4,087,334       4,133,428
                                         -----------    -----------    ------------
Net loss per share:
  Basic and diluted....................  $     (0.03)   $     (0.35)   $      (2.95)
                                         ===========    ===========    ============

     PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     Pro forma net loss per share for the year ended December 31, 1998 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A and Series B convertible preferred stock, Series C and Series D mandatorily redeemable preferred stock and 53,996 warrants to purchase Series D preferred stock at $9.26 per share into shares of the Company's Common Stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. The resulting pro forma adjustment includes an increase of 4,760,964 in the weighted average shares used to compute basic net loss per share for the year ended December 31, 1998. Pro forma diluted net loss per share is computed only using the pro forma weighted average number of common shares as common stock equivalents are antidilutive.

     Effective upon the closing of the Company's proposed initial public offering, the outstanding shares of Series A and Series B convertible preferred stock, Series C and D mandatorily redeemable preferred stock and warrants to purchase Series D preferred stock will automatically convert into 428,635, 430,207, 4,069,936, 1,662,529 shares and 53,996, respectively, of Common Stock
(for a total of 6,645,303 shares). The pro forma effects of these transactions are unaudited and have been reflected in the accompanying pro forma consolidated balance sheet at December 31, 1998.

     COMPREHENSIVE INCOME

     The Company adopted SFAS No. 130, Reporting Comprehensive Income, during 1998. The Company classifies items of "other comprehensive income" by their nature in a financial statement and displays the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. To date the Company has not had any transactions that are required to be reported in comprehensive income.

                                  E-LOAN, INC.

     SEGMENT REPORTING

     The FASB issued SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The Company has determined that it does not have any separately reportable business segments.

 4. SIGNIFICANT CUSTOMERS AND CONCENTRATIONS OF CREDIT RISK

     All cash deposits are held by two financial institutions and exceed existing federal deposit insurance coverage limits at each institution. Additionally, approximately 67% of all loans sold during the year ended December 31, 1998 were sold to one mortgage loan purchaser.

 5. MORTGAGE LOANS HELD-FOR-SALE

     The inventory of mortgage loans consists primarily of first trust deed mortgages on residential properties located throughout the United States, primarily concentrated in California. As of December 31, 1998, the Company has net mortgage loans held-for-sale of $42,153,648, all of which are on accrual basis. All mortgage loans held-for-sale are pledged as collateral for borrowings at December 31, 1998 (see Note 8). There were no mortgage loans held-for-sale at December 31, 1997.

 6. FURNITURE AND EQUIPMENT

     Furniture and equipment at December 31, 1997 and 1998 are recorded at cost and consist of the following:

                                                       1997         1998
                                                     --------    ----------
Computer equipment.................................  $133,295    $  929,486
Furniture and fixtures.............................    19,772       646,847
Equipment under capital leases.....................        --       998,642
Leasehold improvements.............................        --       144,541
                                                     --------    ----------
                                                      153,067     2,719,516
Accumulated depreciation and amortization..........    (6,860)     (353,952)
                                                     --------    ----------
                                                     $146,207    $2,365,564
                                                     ========    ==========

     Depreciation and amortization expense for the years ended December 31, 1997 and 1998 was $6,860 and $347,092, respectively.

     As of December 31, 1998, accumulated amortization for equipment under capital leases was $203,447. There was no amortization for equipment under capital leases as of December 31, 1997. All equipment under capital leases serves as collateral for the related lease obligation (see Note 10).

                                  E-LOAN, INC.

 7. INCOME TAXES

     There was no benefit for income taxes for the years ended December 31, 1996, 1997 and 1998 due to the Company's inability to recognize the benefit of net operating losses. At December 31, 1998, the Company had net operating loss carryforwards of approximately $10.0 million for both federal and state income tax purposes. The federal carryforwards expire in the years 2011 through 2018. For federal and state tax purposes, a portion of the Company's net operating loss may be subject to certain limitations on annual utilization in case of changes in ownership, as defined by federal and state tax laws.

     The primary components of temporary differences, which give rise to deferred taxes are as follows:

                                                                1997          1998
                                                              ---------    -----------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 466,197    $ 4,017,567
  Other.....................................................     78,951        227,984
                                                              ---------    -----------
          Total deferred tax assets.........................    545,148      4,245,551
Valuation allowance.........................................   (545,148)    (4,245,551)
                                                              ---------    -----------
                                                              $      --    $        --
                                                              =========    ===========

     Management evaluates the recoverability of the deferred tax asset and the level of the valuation allowance. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has recorded a valuation allowance against its net deferred tax asset at both December 31, 1997 and 1998. At such time as it is determined that it is more likely than not that the deferred tax asset will be realizable, the valuation allowance will be reduced.

 8. WAREHOUSE LINES PAYABLE

     As of December 31, 1998, the Company had a warehouse line of credit for borrowings up to $15.0 million, with a temporary overdraft limit of $3.75 million, for interim financing of mortgage loans. The interest rate charged on borrowings against the warehouse line of credit is variable based on the commercial paper rate of the lender plus various percentage rates. Borrowings are collateralized by the mortgage loans held-for-sale. The line of credit which is uncommitted expires on June 30, 1999. Upon expiration, management believes it will either renew its existing line or obtain sufficient additional lines. At December 31, 1998, approximately $15.0 million was outstanding under this line. Either the Company or the Lender can terminate the agreement at any time.

     This line of credit agreement generally requires the Company to comply with various financial and non-financial covenants. The Company was not in compliance with certain covenants contained in the credit agreement and has obtained a waiver from the lender.

     Two of the Company's founding stockholders have provided guarantees for the Company's obligations under this line of credit.

     Additionally, the Company has a commitment to finance up to $35.0 million of mortgage loan inventory pending sale of these loans to the ultimate mortgage loan purchasers. This additional loan inventory financing is secured by the related mortgage loans. The interest rate charged is LIBOR plus 1.25%. Either the Company or the lender can terminate the agreement at any time. At December 31, 1998, approximately $26.1 million was outstanding under this financial commit-

                                  E-LOAN, INC.

ment. This agreement includes various non-financial negative and affirmative covenants. The Company was not in compliance with a covenant contained in the agreement and has obtained a waiver from the lender.

 9. NOTES PAYABLE

     In December 1998, the Company entered into two credit facilities in the aggregate principal amount of $5,000,000 for working capital and equipment financing. The first credit facility in the amount of $1,500,000 has an interest rate of prime plus 0.50% and expires in December 1999. The second credit facility is a $3,500,000 term loan with an interest rate of prime plus 0.50% and expires in September 2002. At December 31, 1998, $641,692 was outstanding under these two credit facilities.

     These credit facilities require the Company to meet various financial covenants. The Company was not in compliance with one of these covenants and has obtained a waiver from the lender.

10. COMMITMENTS AND CONTINGENCIES

     LEASES

     The Company leases office space under an operating lease which provides for renewal in October 2003. Rent expense under operating leases amounted to $77,037, $107,652 and $374,794 for the years ended December 31, 1996, 1997 and
1998, respectively.

     During April 1998, the Company entered into a 48-month capital lease for equipment (see Note 6). The Company's lease obligations under capital and operating leases are as follows:

                 YEAR ENDING DECEMBER 31,                    CAPITAL      OPERATING
                 ------------------------                   ----------    ----------
          1999............................................  $  300,408    $  532,580
          2000............................................     332,068       665,797
          2001............................................     332,068       686,336
          2002............................................     162,424       706,874
          2003............................................          --       603,325
                                                            ----------    ----------
          Total minimum lease payments....................   1,126,968    $3,194,912
                                                                          ==========
  Less amount representing interest.......................    (155,199)
                                                            ----------
  Present value of minimum lease payments.................     971,769
  Less current portion of capital lease obligations.......    (252,475)
                                                            ----------
  Long-term portion.......................................  $  719,294
                                                            ==========

     Under the terms of the office lease, the Company maintains a $900,000 stand-by letter of credit in favor of the lessor. The Company has deposited $255,000 as collateral for this letter of credit which is recorded as deposits and other assets in the accompanying balance sheet.

     FINANCIAL INSTRUMENT CONTINGENCIES

     At December 31, 1998, the Company was party to commitments to fund loans at interest rates previously agreed (locked) by both the lender and the borrower for specified periods of time. Prior to originating loans under these commitments, the Company evaluates each customer's credit and collateral worthiness. The Company uses its best efforts to fund these locked loans within the agreed-upon locked period. If the loan cannot be funded within this

                                  E-LOAN, INC.

period, or if the Company is unable to secure a rate lock from the lender equal to or less than the rate lock extended to the borrower, the Company will earn less revenue than it anticipated at the time it locked with the borrower. At December 31, 1998, the Company has provided locks to originate loans amounting to approximately $99.1 million (the "locked pipeline"). In addition, the Company had commitments, in its capacity as a broker, amounting to approximately $45.0 million.

     At December 31, 1998, the Company has entered into non-mandatory forward loan sale agreements, including commitments with lenders for brokered loans, amounting to approximately $186.3 million (this includes the mortgage loans held-for-sale at December 31, 1998, of approximately $42.2 million). The forward loan sale agreements do not subject the Company to mandatory delivery and there is no penalty if the Company does not deliver into the commitment. The Company is exposed to the risk that these counterparties may be unable to meet the terms of these sale agreements. The investors are well-established U.S financial institutions; the Company does not require collateral to support these commitments, and there has been no failure on the part of the counterparties to these agreements to date.

     LEGAL

     In the normal course of business, the Company is at times subject to pending and threatened legal actions and proceedings. After reviewing pending and threatened actions and proceedings with counsel, management believes that the outcome of such actions or proceedings is not expected to have a material adverse effect on the financial position or results of operation of the Company.

     MORTGAGE BANKERS' BLANKET BOND

     At December 31, 1998, the Company carried a mortgage bankers' blanket bond for $300,000 and carried errors and omissions insurance coverage for $2,000,000. The premiums for the bond and insurance coverage are paid through May 27, 1999 and January 9, 1999, respectively.

     MARKETING SERVICE AGREEMENTS

     The Company has entered into several marketing service agreements with third parties. Under these agreements the third parties will display the Company's logo and loan information on their internet websites and provide related marketing services. The Company pays for these services in minimum monthly and quarterly installments plus, in some cases, a per view charge for each time the information is displayed. Future minimum payments under these agreements are as follows:

                YEAR ENDING DECEMBER 31,
                ------------------------
          1999..........................................  $5,463,300
          2000..........................................   2,309,800
          2001..........................................     212,000
          Thereafter....................................          --
                                                          ----------
                                                          $7,985,100
                                                          ==========

     Two of these marketing agreements are with a stockholder of the Company. The Company has incurred approximately $1.04 million in marketing service expenses under these agreements with this stockholder during the year ended December 31, 1998. There were no such agreements as of December 31, 1996 and 1997.

                                  E-LOAN, INC.

11. STOCKHOLDERS' (DEFICIT) AND MANDATORILY REDEEMABLE PREFERRED STOCK

     COMMON AND CONVERTIBLE PREFERRED STOCK

     At December 31, 1998, the Company was authorized to issue 20,000,000 shares of common stock and 11,765,167 shares of preferred stock. The Company has designated 428,635 shares of the authorized preferred stock as Series A preferred stock, 450,708 shares as Series B preferred stock, 4,467,912 shares as Series C preferred stock, 4,467,912 shares as Series C-1 preferred stock and 1,950,000 shares as Series D preferred stock.

     REDEMPTION

     Series A and B preferred stock are not redeemable.

     The Series C and C-1 preferred stock are redeemable at any time after December 17, 2001 at the request of no less than 66.67% of the then outstanding Series C and C-1 stockholders. The redemption price is equal to $1.22852 per share plus 10% per annum on the amount payable plus all declared but unpaid dividends. The redemption amounts are payable in three annual installments.

     The Series D preferred stock is redeemable at any time after September 4, 2002 at the request of no less than 66.67% of the then outstanding Series D stockholders and subject to the consent of a majority of the Series C and C-1 preferred stockholders. The redemption price is equal to $9.263 per share plus 10% per annum on the amount payable plus all declared but unpaid dividends. The redemption amounts are payable in three annual installments.

     LIQUIDATION PREFERENCE

     In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of preferred stock retain liquidation preference over common stockholders. The liquidation amounts are $0.22 per share of Series A, $0.96 per share of Series B, $1.22852 per share of Series C, $1.22852 per share of Series C-1, and $9.263 per share of Series D preferred stock.

     The remaining assets and funds of the Company available for distribution shall be distributed ratably among all holders of Series C, Series C-1, and Series D preferred stock and common stock pro rata based on the number of shares of common stock held by each holder (assuming conversion of all Series C, Series C-1, and Series D preferred stock) until, with respect to holders of Series C and Series C-1, such holders shall have received an aggregate of $3.6855 per share and the holders of Series D preferred stock have received an aggregate of $13.89 per share. Any remaining assets shall be distributed among the holders of common stock on a pro rata basis.

     In December 1997, the Company received approximately $1.8 million from a venture capital fund for which the Company issued Series C preferred stock in July 1998. This amount is reflected as advances payable in the 1997 balance sheet.

     VOTING RIGHTS

     Holders of preferred stock are entitled to vote together with holders of common stock. The number of votes granted to preferred shareholders is to equal the number of full shares of common stock into which each share of preferred stock could be converted as described in the Company's Articles of Incorporation. Special voting rights are provided to Series C, C-1, and D preferred stockholders for the election of Board of Director members.

                                  E-LOAN, INC.

     CONVERSION

     At the option of the holder, each share of preferred stock is convertible at any time into shares of common stock as determined by dividing the Issuance Price by the Conversion Price. The Issuance Price and Conversion Price for the preferred stock are as follows: $0.22 per share and $0.22 per share for Series A; $0.96 per share and $0.96 per share for Series B; $1.22852 per share and $1.22852 per share for Series C; $1.22852 per share and $1.22852 per share for Series C-1; and $9.26 per share and $9.26 per share for Series D, respectively. The Conversion Price for each series of preferred stock is subject to adjustment as described in the Company's articles of incorporation. Additionally, Series C preferred stock may be automatically converted to Series C-1 preferred stock in the event such holders of Series C preferred stock do not exercise their right of first refusal as set forth in the restated investors' rights agreement.

     All preferred shares will automatically be converted into shares of common stock upon the earlier of (i) a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 at an offering price of not less than $13.89 per share (as adjusted to reflect any stock splits, stock dividends, or combinations), and an aggregate offering price of $15.0 million; or (ii) the date specified by written consent or agreement of (a) the holders of a majority of the then outstanding shares of Series C and Series C-1 preferred stock, (b) the holders of a majority of the then outstanding shares of Series D preferred stock and (c) the holders of a majority of the then outstanding shares of preferred stock.

     DIVIDENDS

     Holders of preferred stock are entitled to receive, when and if declared by the Board of Directors, dividends at the rate of $0.02 per share of Series A, $0.096 per share of Series B, $0.122852 per share of Series C, $0.122852 per share of Series C-1 and $0.926 per share of Series D, respectively, per year, payable in preference to any payment of any dividend on common stock. After such dividend payment, any additional dividends declared shall be payable entirely to the holders of Series C and Series C-1 preferred stock and common stock on a pro rata basis. The dividends are non-cumulative.

     WARRANTS

     In February 1998, the Company issued warrants to purchase up to 15,000 shares of Series C preferred stock at an exercise price of $1.225 per share to a lender in connection with a capital lease. In addition, in connection with two separate strategic alliance agreements, the Company issued warrants to purchase 200,000 shares of Series C preferred stock at an exercise price of $2.40 per share in May 1998 and 53,996 shares of Series D preferred stock at an exercise price of $9.26 per share in September 1998.

     As of December 31, 1998, no warrants had been exercised.

12. STOCK OPTION PLAN AND UNEARNED COMPENSATION

     The Company has reserved up to 1,500,000 shares of common stock issuable upon exercise of options issued to certain employees, directors, and consultants pursuant to the Company's 1997 Stock Option Plan. Such options are exercisable at prices established at the date of grant, and have a term of ten years. Each optionee has a vested interest in 25% of the option shares upon the optionee's completion of one year of service measured from the grant date. The balance will vest in equal successive monthly installments of 1/48 upon the optionee's completion

                                  E-LOAN, INC.

of each of the next 36 months of service. If an option holder ceases to be employed by the Company, vested options held at the date of termination may be exercised within three months. As of December 31, 1997 and 1998, 611,883 and 1,027,209 options have been granted and 288,117 and 318,002 options were still available for grant under the Company's stock option plan. There were no options granted in 1996.

     Options granted during the years ended December 31, 1997 and 1998 resulted in unearned compensation of $0 and $5.5 million, respectively. The amounts recorded represent the difference between the exercise price and the deemed fair value of the Company's common stock for shares subject to the options granted. The amortization of deferred compensation is being charged to operations over the four-year vesting period of the options. For the year ended December 31, 1998, the amortization of unearned compensation was $1,251,000.

     Options under the plan may be either Incentive Stock Options, as defined under Section 422 of the Internal Revenue Code, or Nonstatutory Options.

     The following information concerning the Company's stock option plan is provided in accordance with Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). As permitted by SFAS 123, the Company accounts for such plans in accordance with APB No. 25 and related interpretations. The fair value of each stock option is estimated on the date of grant using the minimum value option-pricing model with the following weighted average assumptions.

Expected life...............................................  5 years
Risk-free interest rate.....................................    5.00%
Expected dividend rate......................................    0.00%
Estimated volatility........................................    0.00%

     As a result of the above assumptions, the weighted average fair value of options granted during the years ending December 31, 1997 and 1998 was $0.42 and $6.10, respectively.

     The following pro forma net loss information has been prepared as if the Company had followed the provisions of SFAS No. 123:

                                                   1997            1998
                                                -----------    ------------
Net loss:
  As reported.................................  $(1,374,493)   $(11,172,054)
  Pro forma...................................  $(1,389,583)   $(11,228,315)
Net loss per share:
  As reported.................................  $     (0.35)   $      (2.95)
  Pro-forma...................................  $     (0.35)   $      (2.96)

                                  E-LOAN, INC.

     A summary of the status of the Company's stock option plan as of December 31, 1997 and 1998 and changes during the years ending on those dates is presented below:

                                               1997                          1998
                                    --------------------------    --------------------------
                                                   EXERCISE        NUMBER        EXERCISE
                                    NUMBER OF      PRICE PER         OF          PRICE PER
                                     SHARES          SHARE         SHARES          SHARE
                                    ---------    -------------    ---------    -------------
Outstanding at beginning of
  year............................        --                --      611,883    $0.15 - $1.00
  Granted.........................   611,883     $0.15 - $1.00    1,027,209    $0.65 - $4.00
  Exercised.......................        --                --      (44,174)   $0.15 - $0.65
  Terminated/forfeited............        --                --     (412,920)   $0.15 - $4.00
                                     -------     -------------    ---------    -------------
Outstanding at end of year........   611,883     $0.15 - $1.00    1,181,998    $0.15 - $4.00
                                     =======     =============    =========    =============
Options exercisable at end of
  year............................    12,262     $        0.15       81,457    $0.15 - $1.00
                                     =======     =============    =========    =============

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                  -----------------------------------------------   ----------------------------
                                                     WEIGHTED
                                   WEIGHTED          AVERAGE                         WEIGHTED
   RANGE OF         NUMBER         AVERAGE          REMAINING         NUMBER         AVERAGE
EXERCISE PRICES   OUTSTANDING   EXERCISE PRICE   CONTRACTUAL LIFE   EXERCISABLE   EXERCISE PRICE
---------------   -----------   --------------   ----------------   -----------   --------------
     $0.15           196,894        $0.15              8.52           73,862          $0.15
     $0.65           526,500        $0.65              9.19            6,504          $0.65
     $1.00            77,645        $1.00              9.42            1,091          $1.00
     $3.00           135,000        $3.00              9.57               --          $3.00
     $4.00           245,959        $4.00              9.81               --
                   ---------                                          ------
                   1,181,998                                          81,457
                   =========                                          ======

13. REVENUES AND OTHER INCOME, NET

     The following table provides the components of revenues for the years ended December 31,

                                         1996         1997          1998
                                       --------    ----------    ----------
  Brokerage fees.....................  $892,995    $1,042,729    $4,456,070
  Gain on sale of loans..............        --            --     1,709,195
  Interest income on loans...........        --            --       666,281
                                       --------    ----------    ----------
          Total revenues.............  $892,995    $1,042,729    $6,831,546
                                       ========    ==========    ==========

     The following table provides the components of other income, net for the years ended December 31,

                                                         1996      1997       1998
                                                        -------   -------   --------
Interest on short-term investments....................       --   $ 4,629   $237,187
Interest expense on non-warehouse facility
  borrowings..........................................  $(3,438)   (7,036)   (63,861)
                                                        -------   -------   --------
                                                        $(3,438)  $(2,407)  $173,326
                                                        =======   =======   ========

                                  E-LOAN, INC.

14. OPERATING EXPENSES

     The following table provides the detail of the Company's operating expenses classified by the following categories:

                                                1996         1997          1998
                                              --------    ----------    -----------
Compensation and benefits...................  $378,149    $  923,766    $ 7,387,104
Processing costs............................   394,977       624,210      1,219,869
Advertising and marketing...................    11,430       360,524      5,118,727
Professional services.......................    11,201       125,010        307,854
Occupancy costs.............................    77,037       107,652        374,794
Computer and internet.......................    23,775        42,693        248,929
General and administrative..................   103,032       230,960      1,510,618
Interest expense on warehouse borrowings....        --            --        758,031
Amortization of unearned compensation.......        --            --      1,251,000
                                              --------    ----------    -----------
          Total operating expenses..........  $999,601    $2,414,815    $18,176,926
                                              ========    ==========    ===========

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of a financial instrument is the amount for which the instrument could be exchanged in a current transaction between willing parties, other than in a forced liquidation sale. Fair value estimates are subjective in nature and involve uncertainties and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     The fair value of mortgage loans held-for-sale including the related commitments to sell those mortgage loans exceeds the carrying value of the mortgage loans held-for-sale by approximately $300,000. The fair value of commitments to originate mortgage loans and the related commitments to sell those loans resulted in an unrecognized gain of approximately $500,000. The fair value of mortgage loans held-for-sale are estimated using quoted market prices for similar loans or prices for mortgage backed securities backed by similar loans and the fair value of the commitments to originate and commitments to sell mortgage loans are estimated using quoted market prices.

     The carrying value of the Company's other financial instruments, including cash and cash equivalents, accounts receivable and all other financial assets and liabilities approximate their fair value because of the short-term maturity of those instruments or because they carry interest rates which approximate market.

16. SUBSEQUENT EVENTS

     INITIAL PUBLIC OFFERING

     In March 1999, the Company's Board of Directors authorized the Company to file a registration statement with the Securities and Exchange Commission for the purpose of the initial public offering of the Company's common stock. Upon the completion of the offering, if requirements set forth in the Certificate of Incorporation are met, all of the Company's outstanding preferred stock will be converted into shares of common stock, and all such outstanding shares of preferred stock will be cancelled and retired. Upon the conversion of the preferred stock, all rights to accrued and unpaid dividends are waived.

                                  E-LOAN, INC.

     WAREHOUSE AND OTHER CREDIT LINES PAYABLE

     During January 1999, the Company entered into an agreement for an additional uncommitted warehouse line of credit for borrowings up to $40,000,000 for interim financing of mortgage loans. The interest rate charged on borrowings against the warehouse line of credit is LIBOR plus 1.85%. Borrowings are collateralized by the mortgage loans held-for-sale. This agreement includes various non-financial negative and affirmative covenants. Either the Company or the lender can terminate the agreement at any time. This line of credit expires in February 2000.

     During March 1999, the Company obtained a commitment of $5.0 million for a revolving line of credit capital facility. The interest rate will be based on the prime rate and the facility will expire at the earlier of March 2000 or the closing of the Company's initial public offering. Two of the Company's founding stockholders have provided guarantees for the Company's obligation under this line of credit.

     STOCK OPTION PLAN

     On January 13, 1999, the Board of Directors of the Company voted to increase the authorized number of common stock options available for grant under the 1997 Stock Option Plan from 1,500,000 to 2,500,000. During January and February of 1999, the Company issued 833,716 additional stock options to employees. These options were issued at exercise prices less than the fair value of the common stock at the date of the grant. As a result the Company expects to record unearned compensation amount of approximately $35.0 million. Approximately $4.2 million of this amount will be recognized as compensation expense for the quarter ending March 31, 1999.

     SERIES D PREFERRED STOCK PURCHASE

     During February 1999, the Company sold 40,000 shares of Series D convertible and manditorily redeemable preferred stock at a price of $9.26 per share for aggregate proceeds of $370,520 to an officer of the Company in connection with his employment by the Company. This price was below the fair value of the common stock and will result in a compensation charge equal to the difference between the fair value of the Series D preferred stock and the price paid for these shares. This charge will be recognized during 1999.

                                  UNDERWRITING

     E-LOAN and the Underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Donaldson, Lufkin & Jenrette Securities Corporation and Hambrecht & Quist LLC are the representatives of the underwriters.

                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Goldman, Sachs & Co.........................................
Donaldson, Lufkin, & Jenrette Securities Corporation........
Hambrecht & Quist LLC.......................................
          Total.............................................

                            ------------------------

     If the underwriters sell more than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from E-LOAN to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by E-LOAN. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                               PAID BY E-LOAN
                                        ----------------------------
                                        NO EXERCISE    FULL EXERCISE
                                        -----------    -------------
Per Share.............................   $               $
          Total.......................   $               $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

     E-LOAN has agreed with the underwriters not to dispose of or hedge any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any grants under E-LOAN's existing employee benefit plans. See "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among E-LOAN and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be E-LOAN's historical performance, estimates of the business potential and earnings prospects of E-LOAN, an assessment of E-LOAN's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Application has been made for the quotation of the common stock on the Nasdaq National Market under the symbol "EELN".

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     The underwriters have reserved for sale, at the initial public offering
price, up to      % of the common stock offered by this prospectus for certain individuals designated by E-LOAN who have expressed an interest in purchasing such shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered hereby.

     E-LOAN estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $          .

     E-LOAN has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                              [INSIDE BACK COVER]

----------------------------------------------------------
----------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary......................    1
Risk Factors............................    5
Use of Proceeds.........................   20
Dividend Policy.........................   20
Capitalization..........................   21
Dilution................................   23
Selected Consolidated Financial Data....   24
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................   25
Business................................   35
Management..............................   52
Certain Transactions....................   61
Principal Stockholders..................   63
Description of Capital Stock............   65
Shares Available for Future Sale........   69
Legal Matters...........................   70
Experts.................................   70
Available Information...................   70
Index to Financial Statements...........  F-1
Underwriting............................  U-1

     Through and including             , 1999 (25 days after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.

----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
                                               Shares
                                  E-LOAN, INC.
                                  Common Stock
                             ----------------------

                                [LOGO GOES HERE]

                             ----------------------
                              GOLDMAN, SACHS & CO.
                          DONALDSON, LUFKIN & JENRETTE
                               HAMBRECHT & QUIST

                             ----------------------

                              E*TRADE GROUP, INC.
                                 DLJDIRECT INC.
                     Facilitators of Internet distribution
----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/ NMS listing fee.

SEC Registration Fee........................................  $   15,346
NASD Filing Fee.............................................       6,020
Nasdaq National Market Listing Fee..........................      50,000
Printing Costs..............................................     150,000
Legal Fees and Expenses.....................................     400,000
Accounting Fees and Expenses................................     200,000
Blue Sky Fees and Expenses..................................      10,000
Transfer Agent and Registrar Fees...........................      10,000
Miscellaneous...............................................     158,634
                                                              ----------
  Total.....................................................  $1,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VII of our current Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of our current Bylaws (Exhibit 3.3 hereto) provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into Indemnification Agreements (Exhibit 10.1 hereto) with our officers and directors. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among E-LOAN and the Underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since our incorporation in August 1996, we have sold and issued the following securities:

      1. On September 30, 1996 we issued 4,000,000 shares of common stock to two founders for an aggregate consideration of $4,000.00. On September 30, 1996 we also issued 85,000 shares of common stock to two investors for an aggregate consideration of $85.00

      2. On June 10, 1997 we issued 428,635 shares of Series A preferred stock to nine investors for an aggregate consideration of $94,299.70.

      3. On December 17, 1997 we issued 430,207 shares of Series B preferred stock to twenty-two investors for an aggregate consideration of $412,998.72.

      4. On December 19, 1997 we issued 4,069,936 shares of Series C preferred stock to two accredited investors for an aggregate consideration of $4,999,997.77.

      5. On March 4, 1998 we issued a warrant for 15,000 shares of Series C preferred stock to an equipment lessor in connection with a Master Lease Agreement. Such warrants have an exercise price of $2.00 per share.

      6. On March 20, 1998 we issued a warrant for 200,000 shares of Series C preferred stock to one of our marketing partners pursuant to a Marketing Agreement. Such warrants had an exercise price of $2.40 per share and were exercised on January 13, 1999 for aggregate consideration of $480,000.00

      7. On April 16, 1998 we issued 500 shares of common stock to one of our directors for services rendered valued at $325.00.

      8. On June 1, 1998 we issued 26,246 shares of common stock to one investor for an aggregate consideration of $19,684.50.

      9. On September 4, 1998 we issued 1,662,529 shares of Series D preferred stock to twelve accredited investors for an aggregate consideration of $15,400,006.14.

     10. On September 4, 1998, we issued a warrant for 53,938 shares of Series D preferred stock to one of our marketing partners pursuant to a Marketing Agreement. Such warrant has an exercise price of $9.27 per share.

     11. On February 24, 1999, we issued 40,000 shares of Series D preferred stock to an employee for an aggregate consideration of $370,520 paid in cash.

     12. Since our incorporation, we have issued an aggregate of 2,472,852 options to purchase our common stock to employees, directors, and consultants with exercise prices ranging from $0.15 to $6.00.

     The issuance of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 12 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16. EXHIBITS.

     1.1   Form of Underwriting Agreement.
     3.1 Certificate of Incorporation of E-LOAN as currently in effect.
     3.2 Form of Restated Certificate of Incorporation of E-LOAN to be filed immediately following the closing of the offering made under this Registration Statement.
     3.3   Bylaws of E-LOAN.
     3.4 Form of Bylaws of E-LOAN to be adopted immediately following the closing of the offering made under this Registration
           Statement.
     4.1*  Specimen Common Stock Certificate.
     5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation.
    10.1 Form of Indemnification Agreement between the Registrant and each of its directors and officers.
    10.2   1997 Stock Plan and form of agreements thereunder.
    10.3 1999 Employee Stock Purchase Plan and form of agreements thereunder.
    10.4 Restated Investor Rights Agreement dated September 4, 1998 among E-LOAN and certain investors.
    10.5   Warrant Agreement to Purchase Shares of the Series C
           Preferred Stock of E-Loan, Inc. dated March 4, 1998.
    10.6*  Employment Agreement with Joseph Kennedy dated
                            , 1999.
    10.7+  Marketing Agreement with DLJdirect, Inc. dated September 4,
           1998.
    10.8+  Co-Marketing Agreement with E*Trade Group, Inc. dated March
           26, 1998.

    10.9+  Marketing Agreement with MarketWatch.com dated February 8,
           1999.
    10.10  Marketing Agreement with Prism Mortgage Company dated July
           6, 1998.
    10.11+ License Agreement with Yahoo!, Inc. dated September 1998 and amended in March 1999.
    10.12 Warehousing Credit and Security Agreement with Bank United, a federal savings bank, dated February 3, 1999.
    10.13  Broker Agreement with Citicorp Mortgage, Inc. dated
           September 23, 1997.
    10.14+ Underwriting Review Agreement with CMAC Service Company dated September 3, 1998.
    10.15  Warehouse Credit Agreement with Cooper River Funding, Inc.
           and GE Capital Mortgage Services, Inc. dated June 24, 1998.
    10.16  Loan Purchase Agreement with Countrywide Home Loans, Inc.
           dated September 25, 1998.
    10.17  Conventional Loan Purchase Agreement with Crestar Mortgage
           Corporation dated July 1, 1998.
    10.18  GMAC Mortgage Corporation Seller's Agreement for Residential
           Mortgage Loans with GMAC Mortgage Corporation dated July 1,
           1998.
    10.19  Mortgage Loan Purchase and Sale Agreement with Greenwich
           Capital Financial Products, Inc. dated September 25, 1998.
    10.20 License, Staffing, Purchase and Sale Agreement with NetB@nk dated October 1, 1998.
    10.21  Mortgage Loan Processing Agreement with NetB@nk dated
           October 1, 1998.
    10.22  Wholesale Mortgage Purchase Agreement with PHH Mortgage
           Services Corporation dated June 1, 1998.
    10.23  Underwriting Services Agreement with PMI Mortgage Services
           Co. Dated June 12, 1998.
    10.24  Mortgage Purchase Agreement with Resource Bancshares
           Mortgage Group, Inc. dated May 1, 1998.
    10.25  Mortgage Selling and Servicing Contract with Federal
           National Mortgage Association dated February 12, 1999.
    10.26  Multi-Tenant Office Triple Net Lease with Creekside South
           Trust dated August 19, 1998.
    10.27 Alliance Agreement between E-Loan, Inc., E-Loan Europe BV and Stater BV dated March 19, 1999.
    10.28  Lease Agreement between JTC and Palo Alto Funding Group,
           Inc. dated June 20, 1996.
    10.29  Mortgage Loan Origination Agreement with Chase Home Mortgage
           Corporation dated November 30, 1992.
    10.30  Correspondent Agreement with Citicorp Mortgage, Inc. dated
           June 15, 1998.
    10.31  Conventional Wholesale Mortgage Purchase Agreement with
           Colonial Mortgage Company dated September 1, 1998.
    10.32  Lender Associate Agreement with GreenPoint Mortgage dated
           November 9, 1998.
    10.33  Correspondent Broker Agreement with New America Financial,
           Inc.
    10.34  Correspondent Mortgage Services Agreement with PHH Mortgage
           Services Corporation dated May 20, 1998.
    10.35 Correspondent Purchase Agreement with Prism Mortgage Company dated March 22, 1998.
    10.36 Wholesale Lending Agreement with Union Federal Savings Bank of Indianapolis dated March 6, 1998.
    10.37  Master Lease Agreement with Comdisco, Inc. dated March 4,
           1998.
    10.38  Loan and Security Agreement with Silicon Valley Bank dated
           December 9, 1998.
    10.39  Internet Data Center Services Agreement with Exodus
           Communications, Inc. dated November 10, 1997.

    10.40 Marketing Agreement with PHH Mortgage Services Corporation dated January 19, 1998.
    11.1   Statement regarding computation of per share earnings.
    21.1   List of Subsidiary of the Registrant.
    23.1   Consent of PricewaterhouseCoopers LLP, Independent
           Accountants.
    23.2   Consent of Counsel (included in Exhibit 5.1).
    24.1   Power of Attorney (see page II-5).
    27.1   Financial Data Schedule.

---------------
* To be filed by amendment.

+ Confidential treatment requested.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on March 24, 1999.

                                          By:       /s/ CHRIS LARSEN
                                            ------------------------------------
                                              Chris Larsen
                                              Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Chris Larsen and Frank Siskowski, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and any and all registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the offering contemplated by this registration statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said registration statement.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                                   TITLE                           DATE
              ---------                                   -----                           ----
          /s/ CHRIS LARSEN             Chief Executive Officer and Director          March 24, 1999
------------------------------------   (Principal Executive Officer)
            Chris Larsen

        /s/ JANINA PAWLOWSKI           President and Director                        March 24, 1999
------------------------------------
          Janina Pawlowski

         /s/ FRANK SISKOWSKI           Chief Financial Officer                       March 24, 1999
------------------------------------   (Principal Financial and Accounting Officer)
           Frank Siskowski

        /s/ IRA M. EHRENPREIS          Director                                      March 24, 1999
------------------------------------
          Ira M. Ehrenpreis

         /s/ ROBERT C. KAGLE           Director                                      March 24, 1999
------------------------------------
           Robert C. Kagle

           /s/ TIM KOOGLE              Director                                      March 24, 1999
------------------------------------
             Tim Koogle

          /s/ WADE RANDLETT            Director                                      March 24, 1999
------------------------------------
            Wade Randlett

                                 EXHIBIT INDEX

                                                                             SEQUENTIALLY
    EXHIBIT                                                                    NUMBERED
    NUMBER                       DESCRIPTION OF DOCUMENT                         PAGE
    -------    ------------------------------------------------------------  ------------
         1.1   Form of Underwriting Agreement.
         3.1   Certificate of Incorporation of E-LOAN as currently in
               effect.
         3.2   Form of Restated Certificate of Incorporation of E-LOAN to
               be filed immediately following the closing of the offering made under this Registration Statement.
         3.3   Bylaws of E-LOAN.
         3.4   Form of Bylaws of E-LOAN to be adopted immediately following the closing of the offering made under this Registration
               Statement.
         4.1*  Specimen Common Stock Certificate.
         5.1   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation.
        10.1   Form of Indemnification Agreement between the Registrant and each of its directors and officers.
        10.2   1997 Stock Plan and form of agreements thereunder.
        10.3   1999 Employee Stock Purchase Plan and form of agreements
               thereunder.
        10.4   Restated Investor Rights Agreement dated September 4, 1998 among E-LOAN and certain investors.
        10.5   Warrant Agreement to Purchase Shares of the Series C
               Preferred Stock of E-Loan, Inc. dated March 4, 1998.
        10.6*  Employment Agreement with Joseph Kennedy dated
                                , 1999.
        10.7+  Marketing Agreement with DLJdirect, Inc. dated September 4,
               1998.
        10.8+  Co-Marketing Agreement with E*Trade Group, Inc. dated March
               26, 1998.
        10.9+  Marketing Agreement with MarketWatch.com dated February 8,
               1999.
        10.10  Marketing Agreement with Prism Mortgage Company dated July
               6, 1998.
        10.11+ License Agreement with Yahoo!, Inc. dated September 1998 and amended in March 1999.
        10.12  Warehousing Credit and Security Agreement with Bank United, a federal savings bank, dated February 3, 1999.
        10.13  Broker Agreement with Citicorp Mortgage, Inc. dated
               September 23, 1997.
        10.14+ Underwriting Review Agreement with CMAC Service Company dated September 3, 1998.
        10.15  Warehouse Credit Agreement with Cooper River Funding, Inc.
               and GE Capital Mortgage Services, Inc. dated June 24, 1998.
        10.16  Loan Purchase Agreement with Countrywide Home Loans, Inc.
               dated September 25, 1998.
        10.17  Conventional Loan Purchase Agreement with Crestar Mortgage
               Corporation dated July 1, 1998.
        10.18  GMAC Mortgage Corporation Seller's Agreement for Residential
               Mortgage Loans with GMAC Mortgage Corporation dated July 1,
               1998.
        10.19  Mortgage Loan Purchase and Sale Agreement with Greenwich
               Capital Financial Products, Inc. dated September 25, 1998.
        10.20  License, Staffing, Purchase and Sale Agreement with NetB@nk dated October 1, 1998.

                                                                             SEQUENTIALLY
    EXHIBIT                                                                    NUMBERED
    NUMBER                       DESCRIPTION OF DOCUMENT                         PAGE
    -------    ------------------------------------------------------------  ------------
        10.21  Mortgage Loan Processing Agreement with NetB@nk dated
               October 1, 1998.
        10.22  Wholesale Mortgage Purchase Agreement with PHH Mortgage
               Services Corporation dated June 1, 1998.
        10.23  Underwriting Services Agreement with PMI Mortgage Services
               Co. Dated June 12, 1998.
        10.24  Mortgage Purchase Agreement with Resource Bancshares
               Mortgage Group, Inc. dated May 1, 1998.
        10.25  Mortgage Selling and Servicing Contract with Federal
               National Mortgage Association dated February 12, 1999.
        10.26  Multi-Tenant Office Triple Net Lease with Creekside South
               Trust dated August 19, 1998.
        10.27  Alliance Agreement between E-Loan, Inc., E-Loan Europe BV and Stater BV dated March 19, 1999.
        10.28  Lease Agreement between JTC and Palo Alto Funding Group,
               Inc. dated June 20, 1996.
        10.29  Mortgage Loan Origination Agreement with Chase Home Mortgage
               Corporation dated November 30, 1992.
        10.30  Correspondent Agreement with Citicorp Mortgage, Inc. dated
               June 15, 1998.
        10.31  Conventional Wholesale Mortgage Purchase Agreement with
               Colonial Mortgage Company dated September 1, 1998.
        10.32  Lender Associate Agreement with GreenPoint Mortgage dated
               November 9, 1998.
        10.33  Correspondent Broker Agreement with New America Financial,
               Inc.
        10.34  Correspondent Mortgage Services Agreement with PHH Mortgage
               Services Corporation dated May 20, 1998.
        10.35  Correspondent Purchase Agreement with Prism Mortgage Company dated March 22, 1998.
        10.36  Wholesale Lending Agreement with Union Federal Savings Bank of Indianapolis dated March 6, 1998.
        10.37  Master Lease Agreement with Comdisco, Inc. dated March 4,
               1998.
        10.38  Loan and Security Agreement with Silicon Valley Bank dated
               December 9, 1998.
        10.39  Internet Data Center Services Agreement with Exodus
               Communications, Inc. dated November 10, 1997.
        10.40  Marketing Agreement with PHH Mortgage Services Corporation dated January 19, 1998.
        11.1   Statement regarding computation of per share earnings.
        21.1   List of Subsidiary of the Registrant.
        23.1   Consent of PricewaterhouseCoopers LLP, Independent
               Accountants.
        23.2   Consent of Counsel (included in Exhibit 5.1).
        24.1   Power of Attorney (see page II-5).
        27.1   Financial Data Schedule.

---------------
* To be filed by amendment.

+ Confidential treatment requested.